    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998.
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------
                           EMBASSY ACQUISITION CORP.
             (Exact name of registrant as specified in its charter)

             FLORIDA                               6770                             65-0643773
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)      Classification Code Number)            Identification Number)

                        1428 BRICKELL AVENUE, SUITE 105,
                              MIAMI, FLORIDA 33131
                                 (305) 374-6700
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------
                                GLENN L. HALPRYN
                                   PRESIDENT
                        1428 BRICKELL AVENUE, SUITE 105
                              MIAMI, FLORIDA 33131
                                 (305) 374-6700
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                             ---------------------
                                   COPIES TO:

              CHARLES J. RENNERT, ESQ.                                CHARLES PEARLMAN, ESQ.
            BERMAN WOLFE & RENNERT, P.A.                           ATLAS PEARLMAN TROP & BORKSON
      NATIONSBANK TOWER AT INTERNATIONAL PLACE                     NEW RIVER CENTER, SUITE 1900
       100 SOUTHEAST SECOND STREET, 35TH FLOOR                        200 EAST OLAS BOULEVARD
              MIAMI, FLORIDA 33131-2130                           FORT LAUDERDALE, FLORIDA 33301
                (305) 577-4177 PHONE
              (305) 373-6036 FACSIMILE

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective date of the merger (the "Merger") of Orthodontix Acquisition Corp., a wholly-owned subsidiary of Embassy Acquisition Corp. with and into Orthodontix, Inc. as described in the Agreement and Plan of Merger and Reorganization dated October 30, 1997 (the "Merger Agreement"), attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                             PROPOSED
     TITLE OF EACH CLASS             DOLLAR             PROPOSED              MAXIMUM             AMOUNT OF
        OF SECURITIES               AMOUNT TO       MAXIMUM OFFERING         AGGREGATE          REGISTRATION
       TO BE REGISTERED         BE REGISTERED(1)   PRICE PER SHARE(1)     OFFERING PRICE           FEE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock par value $.0001
  per share...................         --                  --                   --                   --
----------------------------------------------------------------------------------------------------------------
Total Fee.....................                                              $4,103,924            $1,210.66
================================================================================================================

(1) Pursuant to Rule 457(f), the registration fee was computed on the basis of the book value of the company to be acquired in the transaction. Options to purchase Common Stock issued at the closing of the transaction are not being registered hereby.
================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           EMBASSY ACQUISITION CORP.
                        1428 BRICKELL AVENUE, SUITE 105
                              MIAMI, FLORIDA 33131

                                                                  March 26, 1998

Dear Fellow Shareholder:

     I am pleased to enclose information relating to a Special Meeting of Shareholders of Embassy Acquisition Corp. ("Embassy") to be held at NationsBank Tower Auditorium, 100 SE 2nd Street, 19th Floor, Miami, Florida 33131 at 9:00 a.m. E.D.T. on April 16, 1998. At the Special Meeting of Shareholders you will be asked:

          1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger and Reorganization dated as of October 30, 1997 (the "Merger Agreement") by and between Embassy and Orthodontix, Inc., a Florida corporation ("Orthodontix"), providing for, among other things, (i) the merger of Orthodontix Acquisition Corp., a Florida corporation and wholly owned subsidiary corporation of Embassy ("Embassy Sub") with and into Orthodontix (the "Merger"), and (ii) an amendment to Embassy's Articles of Incorporation to change Embassy's name to "Orthodontix, Inc.";

          2. To consider and vote upon a proposal to approve an amendment to Embassy's Articles of Incorporation to provide for an authorized class of Preferred Stock consisting of 100,000,000 shares, par value $.0001 per share, with rights, preferences and designations of such shares to be determined by the Board of Directors of Embassy; and

          3. To consider and vote upon a proposal to approve the 1997 Embassy Acquisition Corp. Stock Option Plan.

     If the Merger is not consummated, the Embassy Articles of Incorporation will not be amended and restated, and the 1997 Embassy Acquisition Corp. Stock Option Plan will not be implemented, notwithstanding shareholder approval of such proposals.

     As a result of the Merger: (i) Embassy's name will be changed to "Orthodontix, Inc."; (ii) Orthodontix will become a wholly-owned subsidiary corporation of Embassy; (iii) Embassy will issue an aggregate of approximately 3,487,940 shares, par value $.0001 per share, of Embassy Common Stock (the "Merger Stock") to the current owners of all of the outstanding shares of capital stock of Orthodontix, and in exchange for the acquisition of substantially all the assets of 27 orthodontic practices, which will then constitute approximately 57.9% of the then outstanding shares of capital stock of Embassy, without giving effect to (a) the issuance of 120,000 shares of Embassy Common Stock issuable upon the exercise of certain warrants held by affiliates of Barron Chase Securities, Inc. (the "Underwriter Warrants"); or (b) the issuance of 959,944 shares of Embassy Common Stock issuable upon the exercise of certain stock options granted to certain persons, based on an assumed Average Price of $8.5625 per share (the "Closing Stock Options"); and
(iv) designees of Orthodontix, Inc. will comprise four of the seven members of the Board of Directors of Embassy. None of the shares of Embassy Common Stock currently outstanding will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Embassy after the Merger. A copy of the Merger Agreement is attached as Appendix A to, and is summarized in, the accompanying Proxy Statement/Prospectus.

     The Board of Directors of Embassy has fixed March 24, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting of Shareholders. The affirmative vote of the holders of a majority of all of the outstanding Embassy Common Stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger, assuming that less than 30% of the shares of Embassy Common Stock held by non-affiliated shareholders are voted against approval of the Merger. The holders of Embassy Common Stock are entitled to certain redemption rights. These redemption rights are more fully described in the attached Proxy Statement/Prospectus.

     Enclosed is a Notice of Special Meeting of Shareholders of Embassy and a Proxy Statement/Prospectus containing detailed information concerning the Merger Agreement and the transactions contemplated thereby. Whether or not you plan to attend the Special Meeting of Shareholders, we urge you to read this material carefully. Your vote is important. In order to ensure that your vote is represented at the Special Meeting of

Shareholders, please indicate your vote on the Proxy form, date and sign it, and return it in the enclosed postage prepaid envelope. A prompt response is appreciated. If you are able to attend the Special Meeting of Shareholders, you may revoke your Proxy and vote in person if you wish.

     The Board of Directors of Embassy unanimously recommends that you vote FOR the approval and adoption of the proposals described above.

                                          Very truly yours,

                                          Glenn L. Halpryn, President

                           EMBASSY ACQUISITION CORP.
                        1428 BRICKELL AVENUE, SUITE 105
                              MIAMI, FLORIDA 33131

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Embassy Acquisition Corp., a Florida corporation ("Embassy"), will be held on April 16, 1998, commencing at 9:00 A.M., local time, at NationsBank Tower Auditorium, 100 SE 2nd Street, 19th Floor, Miami, Florida 33131, for the following purposes:

     1. The Merger. To consider and vote upon the following interrelated matters (collectively, the "Merger") as a single proposal:

          (i) to approve and adopt a certain Agreement and Plan of Merger and Reorganization, dated as of October 30, 1997 (the "Merger Agreement"), by and between Embassy and Orthodontix, Inc. a Florida corporation ("Orthodontix"), providing for, among other things, the merger of Orthodontix Acquisition Corp., a Florida corporation and wholly owned subsidiary corporation of Embassy ("Embassy Sub"), with and into Orthodontix; and

          (ii) to approve an amendment to Embassy's Articles of Incorporation to change Embassy's name to "Orthodontix, Inc.";

     2. Authorization to Issue Preferred Stock. To consider and vote upon a proposal to amend and restate Embassy's Articles of Incorporation to provide for an authorized class of Preferred Stock consisting of 100,000,000 shares, par value $.0001 per share (the "Preferred Stock"), with rights, preferences and designations of such shares to be determined by the Board of Directors of Embassy (the "Preferred Stock Amendment");

     3. 1997 Stock Option Plan. To consider and vote upon a proposal to approve the 1997 Embassy Acquisition Corp. Stock Option Plan (the "Stock Option Plan Proposal"); and

     4. Other Business. To transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

     As a result of the Merger (i) Embassy's name will be changed to "Orthodontix, Inc."; (ii) Orthodontix will become a wholly-owned subsidiary corporation of Embassy; (iii) Embassy will issue an aggregate of approximately 3,487,940 shares of common stock, par value $.0001 per share, (the "Embassy Common Stock") to the owners of all of the outstanding shares of capital stock of Orthodontix, and in exchange for the acquisition of substantially all the assets of 27 orthodontic practices, which will then constitute approximately 57.9% of the then outstanding shares without giving effect to (a) the issuance of 120,000 shares of Embassy Common Stock issuable upon the exercise of certain warrants held by affiliates of Barron Chase Securities, Inc. (the "Underwriter Warrants"); or (b) the issuance of 959,944 shares of Embassy Common Stock issuable upon the exercise of certain stock options granted to certain persons (the "Closing Stock Options"); and (iv) designees of Orthodontix, Inc. will comprise four of the seven members of the Board of Directors of Embassy. None of the shares of Embassy Common Stock currently outstanding will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Embassy after the Merger. A copy of the Merger Agreement and the Form of Restated Articles of Incorporation of Embassy are attached to the accompanying Proxy Statement/Prospectus as Appendices A and B, respectively, and are incorporated herein by reference.

     CONCURRENTLY WITH THE CLOSING OF THE MERGER, EMBASSY WILL ACQUIRE IN SEPARATE TRANSACTIONS (THE "PRACTICE ACQUISITIONS") SUBSTANTIALLY ALL THE TANGIBLE AND INTANGIBLE ASSETS AND ASSUME CERTAIN LIABILITIES OF 27 ORTHODONTIC PRACTICES (COLLECTIVELY, THE "FOUNDING PRACTICES") IN EXCHANGE FOR CASH AND SHARES OF EMBASSY COMMON STOCK (IN ACCORDANCE WITH STAFF AC-

COUNTING BULLETIN NO. 48). THE NUMBER OF SHARES OF EMBASSY COMMON STOCK
TO BE ISSUED IN EACH ACQUISITION WILL DEPEND ON THE PRICE OF THE EMBASSY COMMON STOCK. THE NUMBER OF SHARES WILL DEPEND ON THE AVERAGE OF THE CLOSING BID AND ASK PRICE, AS REPORTED ON THE OTC ELECTRONIC BULLETIN BOARD OF EMBASSY COMMON STOCK FOR THE 15 TRADING DAYS IMMEDIATELY PRECEDING THE DATE OF THE CLOSING OF THE PRACTICE ACQUISITIONS (THE "AVERAGE PRICE"). THE DISCLOSURES HEREIN RELATING TO THE EMBASSY COMMON STOCK ISSUED IN CONNECTION WITH THE PRACTICE ACQUISITIONS ARE ESTIMATED, BASED ON AN ASSUMED AVERAGE PRICE OF $8.5625 PER SHARE (THE MIDPOINT OF THE CLOSING BID AND ASK PRICE, AS REPORTED ON THE OTC ELECTRONIC BULLETIN BOARD OF EMBASSY COMMON STOCK FOR THE 15 TRADING DAYS IMMEDIATELY PRECEDING THE DATE HEREOF).

     SHAREHOLDER APPROVAL AND ADOPTION OF THE MERGER WILL RESULT IN A CHANGE OF THE MAJORITY EQUITY OWNERSHIP, THE BUSINESS AND MANAGEMENT OF EMBASSY.

     The Board of Directors of Embassy has fixed March 24, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of a majority of all of the outstanding Embassy Common Stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger, assuming that less than 30% of the shares of Embassy Common Stock held by non-affiliated shareholders are voted against approval of the Merger. HOLDERS OF EMBASSY COMMON STOCK ARE NOT ENTITLED TO APPRAISAL RIGHTS UNDER FLORIDA LAW IN CONNECTION WITH THE MERGER BUT WILL BE ENTITLED TO CERTAIN REDEMPTION RIGHTS. These Redemption Rights are more fully described in the attached Proxy Statement/Prospectus.

     Whether or not you plan to attend the Special Meeting, please complete, date and sign the accompanying proxy card and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

     THE EMBASSY BOARD UNANIMOUSLY RECOMMENDS THAT THE EMBASSY SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER, THE PREFERRED STOCK AMENDMENT AND THE STOCK OPTION PLAN PROPOSAL.

                                          Ronald M. Stein, Secretary

Miami, Florida
March 26, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1

AVAILABLE INFORMATION.......................................    4

SUMMARY.....................................................    5
  The Parties...............................................    5
  The Merger................................................    5
  Background................................................    6
  Risk Factors..............................................    6
  Special Meeting of Embassy Shareholders...................    6
  Required Vote.............................................    6
  Recommendations of the Boards of Directors and Reasons for
     the Merger.............................................    7
  Interests of Certain Persons in the Merger................    7
  Closing; Effective Date...................................    8
  Conditions to the Merger..................................    8
  Right to Terminate, Amendment.............................    8
  Delivery of Stock Certificates............................    8
  Comparison of Rights of Embassy Shareholders and
     Orthodontix Shareholders...............................    8
  Redemption Rights.........................................    9
  Appraisal Rights..........................................    9
  Accounting Treatment......................................    9
  Certain Tax Consequences of the Merger....................    9
  Resale of Embassy Common Stock by Affiliates..............   10
  Certain Regulatory Matters................................   10
  Operations After the Merger...............................   10
  Security Ownership of Management..........................   10
  Market Prices.............................................   10

RISK FACTORS................................................   11
  Risks Relating to Orthodontix.............................   11
  Risks Relating to Embassy.................................   14

THE SPECIAL MEETING.........................................   17
  Introduction..............................................   17
  Purposes of Meeting.......................................   17
  Date, Time and Place; Record Date.........................   18
  Voting Rights.............................................   18
  Solicitation of Proxies...................................   19

PROPOSAL 1: THE MERGER......................................   20
  General...................................................   20
  Background of the Merger..................................   20
  Recommendations of the Boards of Directors and Reasons for
     the Merger.............................................   22
  The Merger Agreement......................................   24
  Effective Date............................................   26
  Interests of Certain Persons in the Merger................   26
  Exchange of Stock Certificates............................   28
  No Fractional Shares......................................   28
  Absence of Appraisal Rights...............................   28
  Redemption Rights.........................................   28
  Accounting Treatment......................................   29
  Certain Tax Consequences of the Merger....................   29

                                       (i)

                                                              PAGE
                                                              ----
  Restrictions on Sales by Affiliates.......................   29
  Certain Regulatory Matters................................   31
  Operations After the Merger...............................   31

PROPOSAL 2: RESTATEMENT OF THE ARTICLES OF INCORPORATION OF
  EMBASSY...................................................   32
  Authorization to Issue Preferred Stock....................   32

PROPOSAL 3: RATIFICATION AND APPROVAL OF THE 1997 EMBASSY
  ACQUISITION CORP. STOCK OPTION PLAN.......................   34
  Description of the Stock Option Plan......................   34
  Federal Income Tax Consequences...........................   35
  Options Outstanding.......................................   35
  Recommendation of the Board of Directors..................   36

PRICE RANGES OF EMBASSY'S SECURITIES........................   36

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF
  EMBASSY...................................................   37

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF
  ORTHODONTIX...............................................   38
  Overview..................................................   38
  Administrative Services Agreements........................   38
  Service Agreements and PA Contractor Employment
     Agreements.............................................   39
  Practice Acquisitions.....................................   40
  Results of Operations.....................................   40
  Liquidity and Capital Resources...........................   40
  Year 2000 Computer Compliance.............................   40

BUSINESS OF ORTHODONTIX.....................................   41
  General...................................................   41
  The Orthodontic Industry..................................   41
  Operating Strategy........................................   42
  Growth Strategy...........................................   43
  Affiliated Practice Operations and Locations..............   44
  Affiliated Orthodontist, PA Contractor and Other
     Contractual Relationships..............................   45
  Government Regulation.....................................   45
  Competition...............................................   46
  Employees.................................................   46
  Properties................................................   46
  Intellectual Property.....................................   47
  Litigation and Insurance..................................   47

MANAGEMENT OF ORTHODONTIX...................................   47
  Executive Officers and Directors..........................   47
  Compensation of Officers and Directors....................   48
  Advisory Board............................................   48
  Anticipated Employment Arrangements.......................   49

CERTAIN TRANSACTIONS RELATING TO ORTHODONTIX................   49

PRINCIPAL SHAREHOLDERS OF ORTHODONTIX.......................   52

DESCRIPTION OF ORTHODONTIX' SECURITIES......................   53

BUSINESS OF EMBASSY.........................................   53

                                      (ii)

                                                              PAGE
                                                              ----
MANAGEMENT OF EMBASSY.......................................   53
  Executive Officers and Directors..........................   53
  Compensation of Officers and Directors....................   55

CERTAIN TRANSACTIONS RELATING TO EMBASSY....................   55

PRINCIPAL SHAREHOLDERS OF EMBASSY...........................   56

DESCRIPTION OF EMBASSY'S SECURITIES.........................   57
  General...................................................   57
  Common Stock..............................................   58
  Preferred Stock...........................................   58
  Transfer Agent............................................   58
  Underwriter Warrants......................................   58

COMPARISON OF RIGHTS OF EMBASSY SHAREHOLDERS AND ORTHODONTIX
  SHAREHOLDERS..............................................   59

LEGAL MATTERS...............................................   59

EXPERTS.....................................................   59

INDEX TO FINANCIAL STATEMENTS...............................  F-1

APPENDICES..................................................  A-1
  Appendix A: Merger Agreement..............................  A-1
  Appendix B: Restated Articles of Incorporation............  B-1

                                      (iii)

                  SUBJECT TO COMPLETION, DATED MARCH 26, 1998

                           EMBASSY ACQUISITION CORP.
                         PROXY STATEMENT AND PROSPECTUS

                        3,487,940 SHARES OF COMMON STOCK

                                  INTRODUCTION

     This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders (the "Embassy Shareholders") of common stock, par value $.0001 per share (the "Embassy Common Stock") of Embassy Acquisition Corp., a Florida corporation ("Embassy") in connection with the solicitation of proxies by the Board of Directors of Embassy (the "Embassy Board") from such holders for use at a Special Meeting of Shareholders of Embassy (the "Special Meeting") to be held on April 16, 1998 at 9:00 local time at NationsBank Tower Auditorium, 100 SE 2nd Street, 19th Floor, Miami, Florida 33131, and any adjournments or postponements thereof.

     At the Special Meeting, Embassy Shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger and Reorganization, dated as of October 30, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of Orthodontix Acquisition Corp., a Florida corporation wholly owned by Embassy ("Embassy Sub"), with and into Orthodontix, Inc., a Florida corporation ("Orthodontix"). A copy of the Merger Agreement is attached as Appendix A hereto and is incorporated herein by reference.

     This Proxy Statement/Prospectus also constitutes a prospectus of Embassy with respect to 3,487,940 shares of Embassy Common Stock to be issued to shareholders of Orthodontix pursuant to the Merger Agreement. This Proxy Statement/Prospectus, the enclosed Notice of Special Meeting of Shareholders and the form of proxy are first being mailed to the Embassy Shareholders on or about March 26, 1998.

     In addition, at the Special Meeting, Embassy Shareholders will be asked to consider and vote upon a proposal to amend and restate Embassy's Articles of Incorporation to provide for an authorized class of Preferred Stock consisting of 100,000,000 shares, par value $.0001 per share (the "Preferred Stock"), with rights, preferences and designations of such shares to be determined by the Embassy Board (the "Preferred Stock Amendment"); and a proposal to ratify and approve the 1997 Embassy Acquisition Corp. Stock Option Plan (the "Stock Option Plan"). The Form of Restated Articles of Incorporation of Embassy (the "Restated Articles") is attached hereto as Appendix B and is incorporated herein by reference.

     As a result of the Merger and the transactions contemplated thereby, all as more fully set forth in the Merger Agreement (i) Embassy's name will be changed to "Orthodontix, Inc." (the "Name Change"); (ii) Orthodontix will become a wholly-owned subsidiary corporation of Embassy; (iii) Embassy will issue that amount of shares of par value $.0001 per share, of Embassy Common Stock (the "Merger Stock"), to the current owners of all of the outstanding shares of capital stock of Orthodontix and in connection with the Practice Acquisitions (hereinafter defined), which will constitute approximately 57.9% of the then outstanding shares of capital stock of Embassy, without giving effect to (a) the issuance of 120,000 shares of Embassy Common Stock issuable upon the exercise of certain warrants held by affiliates of Barron Chase Securities, Inc. (the "Underwriter Warrants"); or (b) the issuance of 959,944 shares of Embassy Common Stock issuable upon the exercise of certain stock options granted to certain persons, based on an assumed Average Price of $8.5625 per share (the "Closing Stock Options"); and (iv) designees of Orthodontix will comprise four of the seven members of the Embassy Board. For additional information relating to the Closing Stock Options, See "Proposal 1: THE MERGER -- Interests of Certain Persons."

     CONCURRENTLY WITH THE CLOSING OF THE MERGER, THE ACQUISITION (THE "PRACTICE ACQUISITIONS") OF SUBSTANTIALLY ALL THE TANGIBLE AND INTANGIBLE ASSETS AND THE ASSUMPTION OF CERTAIN LIABILITIES OF 27 ORTHODONTIC PRACTICES (COLLECTIVELY, THE "FOUNDING PRACTICES") WILL BE CONSUMMATED IN

EXCHANGE FOR CASH AND SHARES OF EMBASSY COMMON STOCK IN ACCORDANCE WITH STAFF ACCOUNTING BULLETIN NO. 48.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS GIVES EFFECT TO THE PRACTICE ACQUISITIONS.

     THE MERGER WILL RESULT IN A CHANGE-IN-CONTROL OF EMBASSY, WHEREBY, AMONG OTHER THINGS, THE SHAREHOLDERS OF ORTHODONTIX WILL BECOME THE CONTROLLING SHAREHOLDERS AND PRINCIPAL EXECUTIVE OFFICERS AND DIRECTORS OF EMBASSY SUBSEQUENT TO THE CONSUMMATION OF THE MERGER.

     THE CONSUMMATION OF THE MERGER IS SUBJECT TO SEVERAL CONDITIONS, INCLUDING THE APPROVAL AND ADOPTION OF THE MERGER BY THE EMBASSY SHAREHOLDERS AND LESS THAN 30% OF THE OUTSTANDING EMBASSY COMMON STOCK HELD BY NON-AFFILIATED EMBASSY SHAREHOLDERS ACTUALLY VOTING AGAINST THE MERGER. EMBASSY'S DIRECTORS AND EXECUTIVE OFFICERS, COLLECTIVELY HOLDING AN AGGREGATE OF APPROXIMATELY 30.7% OF THE OUTSTANDING EMBASSY COMMON STOCK BEFORE GIVING EFFECT TO THE MERGER, HAVE AGREED, WITH RESPECT TO THE PROPOSAL TO APPROVE THE MERGER, TO VOTE THEIR RESPECTIVE SHARES OF EMBASSY COMMON STOCK IN ACCORDANCE WITH THE VOTE OF THE MAJORITY OF THE NON-AFFILIATED EMBASSY SHAREHOLDERS.

     UNLESS OTHERWISE INDICATED, THE INDUSTRY INFORMATION USED IN THIS PROXY STATEMENT/PROSPECTUS IS DERIVED FROM THE 1995 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY (THE "JCO STUDY") AND RELATES TO 1994 UNLESS OTHERWISE INDICATED. PARTS I AND II OF THE 1997 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY (THE "1997 STUDY"), WHICH CONTAIN CERTAIN COMPARABLE INFORMATION FOR 1995 AND 1996, HAVE RECENTLY BECOME AVAILABLE AND ARE CITED HEREIN. THE REMAINDER OF THE 1997 STUDY IS NOT CURRENTLY AVAILABLE. THE INFORMATION COMPILED IN THE JCO STUDY AND THE 1997 STUDY RELATES TO ORTHODONTISTS WHO HAVE COMPLETED ACCREDITED GRADUATE ORTHODONTIC TRAINING PROGRAMS AND DOES NOT INCLUDE GENERAL DENTISTS WHO ALSO PERFORM CERTAIN ORTHODONTIC SERVICES.

     SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY EMBASSY SHAREHOLDERS IN VOTING UPON THE MERGER, THE PREFERRED STOCK AMENDMENT, AND THE STOCK OPTION PLAN.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Embassy or Orthodontix since the date of this Proxy Statement/Prospectus. However, if any material change occurs during the period that this Proxy Statement/Prospectus is required to be delivered, this Proxy Statement/Prospectus will be amended and supplemented accordingly. All information regarding Embassy in this Proxy Statement/Prospectus has been supplied by Embassy, and all information regarding Orthodontix has been supplied by Orthodontix.

     The Embassy Board knows of no matters that will be presented for consideration at the Meeting other than those matters set forth in the Notice of Special Meeting of Shareholders. If any other matters are properly presented at the Meeting, the persons named in the enclosed proxy and acting thereunder will have authority to vote on such matters, to the extent permitted by the rules of the Securities and Exchange Commission (the "Commission"), in accordance with the judgement of the persons voting such proxies.

     THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The last reported closing bid price of Embassy Common Stock on the OTC Bulletin Board on March 25, 1998 was $8.75 per share.

         The date of this Proxy Statement/Prospectus is March   , 1998.

                             AVAILABLE INFORMATION

     Embassy is subject to the information requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act relating to its business, financial statements and other matters. Such reports, proxy and information statements and other information are available for inspection and copying at the Commission's principal office, Room 1024, Judiciary Plaza at 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained through the website maintained by the Commission at http://www.sec.gov.

     Embassy has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Proxy Statement/Prospectus also constitutes the Prospectus of Embassy filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

     PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Proxy Statement/Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Embassy does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                     [This Space Intentionally Left Blank]

                                    SUMMARY

     The following is a brief summary of certain significant matters discussed elsewhere in this Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference. The reader is cautioned that forward-looking statements are contained in this summary and in other sections of this Proxy Statement/Prospectus. All forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Proxy Statement/Prospectus.

THE PARTIES

     Embassy. Embassy was formed in November 1995 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with a business (an "Acquired Business"). In April 1996, Embassy consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $7,052,000 (the "Net Proceeds"). As per the terms of its prospectus dated April 2, 1996, $6,800,767 of the Net Proceeds, representing 90% of the Net Proceeds (inclusive of interest earned thereon) was held in escrow at September 30, 1997 pending the consummation of a Business Combination and will be released to Embassy upon consummation of the Merger. The balance of the Net Proceeds, less net operating expenses to date, is currently held by Embassy and is being used in Embassy's pursuit of the Merger. Other than its IPO and the pursuit of a Business Combination, Embassy has not engaged in any business to date. Embassy's executive offices are located at 1428 Brickell Avenue, Suite 105, Miami, Florida 33131 and its telephone number is (305) 374-6700. See "BUSINESS OF EMBASSY."

     Orthodontix. Orthodontix was organized in August 1996 to provide practice management services to orthodontic practices. Concurrently with the consummation of the Merger, the Founding Practices will transfer certain operating assets and liabilities to Embassy in exchange for cash and shares of Embassy Common Stock. Immediately subsequent to the acquisition of the Founding Practices, Embassy will provide practice management services to the Founding Practices pursuant to long-term administrative services agreements with separately organized affiliated professional associations (collectively, the "PA Contractors"). The PA Contractors directly employ orthodontists or affiliate with other separately formed professional associations owned by practicing orthodontists pursuant to service agreements ranging from terms of two to ten years (the "Practitioner PAs"). In those practices where the PA Contractors do not directly employ orthodontists, the Practitioner PAs directly employ orthodontists. In all cases, Orthodontix directly employs all non-orthodontic personnel and subject to applicable law directly owns the tangible equipment and other assets utilized in the practices. Unless the context otherwise requires, references to: (i) "Affiliated Practices" include the Founding Practices and any orthodontic practice which enters into a similar arrangement with Orthodontix whereby it is provided practice management services by Orthodontix, with orthodontic services provided by the "Affiliated Orthodontists"; and (ii) "Affiliated Orthodontists" include orthodontists directly employed by the PA Contractors or the Practitioner PAs. Orthodontix' executive offices are located at 2222 Ponce de Leon Boulevard, Suite 300, Coral Gables, Florida 33134 and its telephone number is (305) 446-8661.

THE MERGER

     Subject to the approval of the Merger Agreement by the Embassy Shareholders and certain other conditions, on the date the Merger becomes effective (the "Effective Date"): (i) Embassy Sub will be merged with and into Orthodontix and Orthodontix will become a wholly-owned subsidiary of Embassy; (ii) each outstanding share of Orthodontix common stock, par value $.0001 per share (the "Orthodontix Common Stock") will be converted into the right to receive one share of Embassy Common Stock; (iii) the name of Embassy will be changed to Orthodontix, Inc.; and (iv) designees of Orthodontix will comprise four of the seven members of the Embassy Board.

     On the Effective Date, the holders of all the outstanding Orthodontix Common Stock will receive in the aggregate, 3,487,940 shares of Embassy Common Stock (the "Merger Stock"), which will then constitute approximately 57.9% of the then outstanding shares of Common Stock of Embassy. Assuming the issuance of 1,079,944 shares of Embassy Common Stock issuable subsequent to the Merger upon the (a) exercise of the Underwriter Warrants (120,000 shares) and (b) the exercise of the Closing Stock Options (959,944 shares), the percentage to be owned by the current Embassy shareholders would be 40.0% of the outstanding Embassy Common Stock.

BACKGROUND

     For a detailed description of the analysis and negotiations conducted by the parties in connection with the Merger, See "PROPOSAL 1: THE
MERGER -- Background."

RISK FACTORS

     Embassy Shareholders should carefully consider certain risk factors in evaluating the Merger. See "RISK FACTORS" beginning on page 11.

SPECIAL MEETING OF EMBASSY SHAREHOLDERS

     The Special Meeting will be held at 9:00 A.M. local time, on April 16, 1998, at the NationsBank Tower Auditorium, 100 Southeast 2nd Street, 19th Floor, Miami, Florida, 33131. At the Special Meeting, Embassy Shareholders will be asked to consider and vote upon: (i) the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby; (ii) the proposal to approve the Preferred Stock Amendment and (ii) the proposal to ratify and approve the Stock Option Plan, as discussed elsewhere herein and such other business as may properly come before the Embassy Special Meeting. The Embassy Board has fixed the close of business on March 24, 1998 as the record date (the "Embassy Record Date") for the determination of holders of Embassy Common Stock entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING."

     THE EMBASSY BOARD, WITHOUT DISSENT OR ABSTENTION, HAS APPROVED THE MERGER AND RECOMMENDS THAT THE EMBASSY SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER, THE PREFERRED STOCK AMENDMENT AND THE STOCK OPTION PLAN PROPOSAL. SEE "PROPOSAL 1: THE MERGER -- RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER -- EMBASSY."

REQUIRED VOTE

     Orthodontix. The Merger Agreement and the transactions contemplated thereby have heretofore been approved and adopted by the holders of all outstanding shares of Orthodontix Common Stock.

     Embassy. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Embassy Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Embassy Common Stock entitled to vote is necessary to approve and adopt the Merger. Embassy's directors and executive officers, collectively holding an aggregate of approximately 30.7% of the outstanding shares of Embassy Common Stock before giving effect to the Merger, have agreed, with respect to the Merger, to vote their respective shares of Embassy Common Stock in accordance with the vote of the majority in interest of all non-affiliated Embassy Shareholders. Consequently, if a majority of outstanding Embassy Common Stock held and voted by non-affiliated persons is voted in favor of the Merger, the current directors and executive officers of Embassy will vote their shares of Embassy Common Stock in favor of the Merger. In the event, however, that holders of 30% or more in interest of all non-affiliated Embassy Shareholders vote against approval of the Merger, Embassy will not consummate the Merger. The proposals to adopt the Preferred Stock Amendment and the Stock Option Plan require the affirmative vote of a majority of the shares of Embassy Common Stock present and entitled to vote at the Embassy Special Meeting. See "THE SPECIAL MEETING -- Voting Rights" and "PROPOSAL 1: THE MERGER -- Redemption Rights."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     Orthodontix. On October 30, 1997, the Board of Directors of Orthodontix (the "Orthodontix Board") without dissent or abstention, approved the Merger. For a discussion of the factors considered by the Orthodontix Board in reaching such decision, see "PROPOSAL 1: THE MERGER -- Recommendations of the Boards of Directors and Reasons for the Merger -- Orthodontix."

     Embassy. On October 30, 1997, the Embassy Board, without dissent or abstention, approved the Merger. The Embassy Board recommends that the Embassy Shareholders vote "FOR" approval and adoption of the Merger. The recommendation of the Embassy Board is based upon its belief that the Merger will provide an opportunity for the Embassy Shareholders to share in the expansion of Orthodontix' market share in an industry which appears to be growing. The Embassy Board believes that the Merger is fair to, and in the best interests of, Embassy and the Embassy Shareholders. For a discussion of the factors considered by the Embassy Board in making its recommendation, see "PROPOSAL 1: THE
MERGER -- Recommendations of the Boards of Directors and Reasons for the Merger -- Embassy."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Upon consummation of the Merger, Orthodontix will be a wholly-owned subsidiary of Embassy. F.W. Mort Guilford, the sole director of Orthodontix immediately prior to the Effective Date, will continue to be the sole director of Orthodontix. Additionally, and pursuant to the terms of the Merger Agreement, after the Effective Date, Embassy and Orthodontix have agreed to cause the following persons to be elected to the Embassy Board: (i) Stephen J. Dresnick, M.D., (ii) Stephen Grussmark, D.D.S., M.S.D., (iii) F.W. Mort Guilford, (iv) Glenn L. Halpryn, (v) William Thompson, D.D.S., (vi) Mel Gottlieb, and (vii) Gary Gerson.

     Upon the closing of the Merger, Drs. Dresnick, Grussmark, and Thompson and Messrs. Guilford, Halpryn, Gottlieb and Gerson will own approximately 2,133,639 shares of Embassy Common Stock (assuming the exercise of 390,000 currently exercisable stock options held by such individuals to be outstanding following the consummation of the Merger), representing in the aggregate approximately 33.0% of the total shares of Embassy Common Stock to be outstanding after the Merger (assuming the exercise of all then currently exercisable options, warrants and other rights to purchase shares of Embassy Common Stock). Additionally, the executive officers of Orthodontix immediately prior to the Effective Date will be the initial executive officers of Embassy and Orthodontix subsequent to the Merger.

     In consideration for Dr. Dresnick's efforts in the negotiation of the Merger on behalf of Embassy, on the Effective Date, Dr. Dresnick shall be granted the option to purchase, for a period of five years from the Effective Date, 200,000 shares of Embassy Common Stock at a per share purchase price of $8.00 (the "Dresnick Options"). In addition, Mr. Guilford, President and Chief Operating Officer of Orthodontix will be granted the option for a period of five years from the Effective Date to purchase at a per share purchase price equal to the average of the closing bid and ask price per share of Embassy Common Stock as reported on the OTC Bulletin Board 15 trading days immediately preceding the date of the Closing (the "Average Price") 150,000 shares (the "Guilford Options"). Richard L. Alfonso, Vice President -- Operations of Orthodontix, will be granted on the Effective Date the option to purchase at a per share purchase price equal to the Average Price 25,000 shares (the "Alfonso Options"), 20% of which shares may be purchased commencing on the Effective Date through the date which is 60 months from the Effective Date (the "60 Month Date"), an additional 20% of which may be purchased commencing on the date which is 12 months from the Effective Date through the 60 Month Date, an additional 20% of which may be purchased commencing on the date which is 24 months from the Effective Date through the 60 Month Date, an additional 20% of which may be purchased commencing on the date which is 36 months from the Effective Date through the 60 Month Date, and the remainder of which may be purchased commencing on the date which is 48 months from the Effective Date through the 60 Month Date. In the event Mr. Alfonso resigns or is terminated for cause by Orthodontix from his employment with Orthodontix, the Alfonso Options shall terminate. In addition, Dr. William Thompson, who upon the closing of the Merger shall be a member of the Board of Directors of Embassy, shall be granted the option to purchase for a period of three years from the Effective Date, 40,000 shares of

Embassy Common Stock at a per share purchase price equal to 80% of the Average Price (the "William Thompson Options").

CLOSING; EFFECTIVE DATE

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place no later than the fifth business day immediately following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as Embassy and Orthodontix agree (the "Closing Date"). After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective on such date as Articles of Merger, together with a Plan of Merger reflecting the Merger, shall be accepted for filing by the Secretary of State of Florida (the "Effective Date"). Such filing will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. See "PROPOSAL 1: THE MERGER -- The Merger Agreement and -- Effective Date."

CONDITIONS TO THE MERGER

     The respective obligations of Embassy and of Orthodontix to effect the Merger are subject to a number of conditions, any or all of which may be waived by the party for whom such condition was established, including, among others:
(i) the Practice Acquisitions shall have been consummated; (ii) the Merger shall have been approved and adopted by the Embassy Shareholders, and no more than 30% in interest of the Embassy Common Stock held by Embassy Shareholders actually vote against the Merger; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court or any action by any state or federal governmental agency preventing the consummation of the Merger shall have been issued or taken and remain in effect; and (iv) all consents, orders and approvals legally required shall have been obtained and be in effect on the Effective Date. A copy of the Merger Agreement is attached hereto as Appendix A to this Proxy Statement/Prospectus.

RIGHT TO TERMINATE, AMENDMENT

     The Merger Agreement may be terminated (i) at any time by the mutual consent of the parties; (ii) unilaterally by either Embassy or Orthodontix if the Merger has not been consummated prior to May 1, 1998, unless such date is extended by mutual consent of the parties; or (iii) unilaterally by either Embassy or Orthodontix if the other is unable to satisfy any of its pre-closing covenants and obligations under the Merger Agreement. See "PROPOSAL 1: THE MERGER -- The Merger Agreement -- Termination." Subject to compliance with applicable law, the Merger Agreement may be amended at any time prior to or after its approval by the Embassy Shareholders only by a written agreement executed by Embassy and Orthodontix. See "PROPOSAL 1: THE MERGER -- The Merger Agreement -- Amendment."

DELIVERY OF STOCK CERTIFICATES

     On the Effective Date, the shareholders of Orthodontix (the "Orthodontix Shareholders") will receive certificates representing the Merger Stock.

COMPARISON OF RIGHTS OF EMBASSY SHAREHOLDERS AND ORTHODONTIX SHAREHOLDERS

     The rights of Embassy Shareholders are currently governed by applicable Florida law, the Embassy Articles of Incorporation and Embassy Bylaws. Holders of Embassy Common Stock immediately prior to the Effective Date will continue as Embassy Shareholders subsequent to the Effective Date, and although their ownership in Embassy will suffer significant dilution, their rights as Embassy Shareholders will remain substantially unchanged and will continue to be governed by applicable Florida law, the Embassy Articles of Incorporation, as amended, and the Embassy Bylaws from and after the Effective Date. See "RISK FACTORS -- Certain Provisions of Embassy's Articles of Incorporation."

     EMBASSY SHAREHOLDERS WILL NOT BE REQUIRED TO SURRENDER CERTIFICATES EVIDENCING SHARES OF EMBASSY COMMON STOCK FOLLOWING THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE SUBSEQUENT IMPLEMENTATION OF THE MERGER.

REDEMPTION RIGHTS

     Each non-affiliated Embassy Shareholder as of the Embassy Record Date will have the right until April 15, 1998 to offer his or her shares of Embassy Common Stock to Embassy for redemption (the "Redemption") at a price equal to approximately $5.35 per share as of September 30, 1997 (the "Redemption Value"). As per the terms of Embassy's prospectus dated April 2, 1996, the Redemption Value is equal to Embassy's book value divided by the number of shares of Embassy Common Stock held by all non-affiliated Embassy Shareholders, as determined by Embassy and reviewed by its independent public accountants, calculated as of the Embassy Record Date. If less than 30% in interest of Embassy Common Stock held by non-affiliated Embassy Shareholders who vote against approval of the Merger also elect to have their shares of Embassy Common Stock redeemed, and if the Merger is consummated, Embassy will redeem shares of Embassy Common Stock at the Redemption Value from those Embassy Shareholders who affirmatively requested such redemption and who actually voted against approval of the Merger. If 30% or more in interest of Embassy Common Stock held by non-affiliated Embassy Shareholders actually vote against approval of the Merger, the proposed Merger will be terminated, Embassy will not proceed with the Merger and will not redeem such shares. See PROPOSAL 1: THE
MERGER -- Redemption Rights."

     A non-affiliated Embassy Shareholder wishing to exercise his or her redemption rights (i) must deliver to Embassy, prior to or at the Special Meeting but before the vote is taken on the Merger, a written objection to the Merger (the "Notice of Election"), which shall include a notice of his or her election to redeem his or her Embassy Common Stock, his or her name and residence address, the number of shares of Embassy Common Stock which he or she owns and demand for payment of the Redemption Value of his or her shares of Embassy Common Stock (which Notice of Election must be in addition to and separate from any proxy or vote against the Merger); and (ii) must vote against the Merger. A proxy directing such vote for an abstention, even if accompanied by a Notice of Election, will not meet the requirements for exercise of the redemption rights. A nonaffiliated Embassy Shareholder who elects to redeem his or her shares of Embassy Common Stock may not redeem less than all of the shares of Embassy Common Stock beneficially owned by such Embassy Shareholder as of the Embassy Record Date. If a Shareholder votes against the Merger but specifically chooses not to redeem his shares of Embassy Common Stock, such shareholder will continue to be a shareholder of Embassy. See "PROPOSAL 1: THE
MERGER -- Redemption Rights."

APPRAISAL RIGHTS

     Holders of Embassy Common Stock will not be entitled to appraisal rights in connection with the Merger. See "PROPOSAL 1: THE MERGER -- Absence of Appraisal Rights." However, see "PROPOSAL 1: THE MERGER -- Redemption Rights."

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the Merger will be treated as a capital transaction equivalent to the issuance of stock by Orthodontix for Embassy's net monetary assets of approximately $7.4 million as of September 30, 1997, accompanied by a recapitalization of Orthodontix. See "PROPOSAL 1: THE MERGER -- Accounting Treatment."

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The Merger will be treated as a "reorganization" for federal income tax purposes. Accordingly, other than with respect to the Redemption, (i) Embassy will not recognize any gain or loss in the Merger; and (ii) the Embassy Shareholders will not recognize any gain or loss in the Merger. See "PROPOSAL 1:
THE MERGER -- Certain Tax Consequences of the Merger."

RESALE OF EMBASSY COMMON STOCK BY AFFILIATES

     The shares of Merger Stock to be issued to Orthodontix Shareholders in connection with the Merger have been registered under the Securities Act. Subject to certain lock-up agreements described below, all shares of Merger Stock to be issued in connection with the Merger will be freely transferable by Orthodontix Shareholders not deemed to be "Affiliates" (as such term is defined in the Securities Act) of Orthodontix at the time of the Special Meeting. The Merger Agreement contemplates that all of the holders of the shares of Merger Stock will, prior to the consummation of the Merger, have entered into lock-up agreements with Embassy to the effect that such holders shall not sell, transfer or otherwise dispose of shares of Merger Stock received pursuant to the Merger for specified periods of time. See "PROPOSAL 1: THE MERGER -- Restrictions on Sales by Affiliates."

CERTAIN REGULATORY MATTERS

     Except for certain required notifications and closing and post-closing filings, consummation of the Merger is not subject to any regulatory approvals. Although no assurance can be given, Embassy believes that the Merger can be effected in compliance with all federal and state regulations. See "PROPOSAL 1:
THE MERGER -- Certain Regulatory Matters."

OPERATIONS AFTER THE MERGER

     As a result of the Merger, Orthodontix will be a wholly-owned subsidiary corporation of Embassy. Embassy's Articles of Incorporation will be amended on the Effective Date to, among other things, change Embassy's name to "Orthodontix, Inc." In accordance with the Merger Agreement, all of Embassy's executive officers will resign effective on the Effective Date, to be replaced by Orthodontix' current executive officers. See "PROPOSAL 1: THE
MERGER -- Operations After the Merger -- Executive Officers and Directors" and "MANAGEMENT OF ORTHODONTIX -- Executive Officers and Directors."

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Record Date, the directors and executive officers of Embassy as a group had the power to vote approximately 30.71% of the issued and outstanding shares of Embassy Common Stock entitled to vote at the Special Meeting. Embassy's directors and executive officers have agreed, with respect to the Merger, to vote their respective shares of Embassy Common Stock in accordance with the vote of the majority in interest of all non-affiliated Embassy Shareholders.

MARKET PRICES

     Embassy's Common Stock has been quoted in the over-the-counter market under the symbol "MBCA" since April 2, 1996. There is no established trading market for the shares of Embassy Common Stock and, to the extent there has been any trading in the shares of Embassy Common Stock, it has been thin and sporadic. There can be no assurances that an established trading market for the shares of Embassy Common Stock will develop. Orthodontix Common Stock is owned of record by nine shareholders and there is no established public trading market therefor.

     On May 5, 1997 (the last day prior to the public announcement of the letter of intent relating to the Merger that the Embassy Common Stock was quoted), the last reported closing bid price of the Embassy Common Stock was $9.25.

     On November 6, 1997 (the last day prior to the public announcement of the execution of the Merger Agreement that the Embassy Common Stock was quoted), the last reported closing bid price of the Embassy Common Stock was $8.00.

     On March 25, 1998 (the last day prior to the date of this Proxy Statement/Prospectus that the Embassy Common Stock was quoted), the last reported closing bid price of the Embassy Common Stock was $8.75. On that date, there were 46 record holders of Embassy Common Stock, inclusive of those brokerage firms and/or clearing houses holding shares of Embassy Common Stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). See "PRICE RANGES OF EMBASSY'S SECURITIES."

                                  RISK FACTORS

     The business to be conducted by Embassy subsequent to the consummation of the Merger involves certain elements of risk, including, but not limited to, the several factors discussed below.

     In addition to the other information contained in this Proxy
Statement/Prospectus, Embassy Shareholders should review carefully the following considerations regarding the business of Orthodontix in deciding whether to vote in favor of approval of the Merger.

RISKS RELATING TO ORTHODONTIX

     Absence of Combined Operating History. Orthodontix was organized in August 1996 to provide practice management services to orthodontic practices. Concurrently with the consummation of the Merger, substantially all the tangible and intangible assets, and certain liabilities of the Founding Practices will be acquired in exchange for cash and shares of Embassy Common Stock. Immediately following the acquisition of the Founding Practices, Embassy will provide practice management services to the Founding Practices. The Founding Practices have been operating as separate, independent entities and there can be no assurance that in the process of integrating management and administrative functions, the management of Orthodontix will be able to operate the Founding Practices successfully, manage the Founding Practices' operations effectively, achieve any cost savings as a result of the consolidation of the Practice Acquisitions or implement the necessary systems and procedures to manage the Founding Practices on a profitable basis. In addition, the management group of Orthodontix has recently been assembled and there can be no assurance that such persons will be able to effectively oversee the implementation of Orthodontix' operating, growth, acquisition and business strategies. The inability of Orthodontix to successfully integrate or operate the Founding Practices, or delays, complications and expenses in implementing and operating the necessary systems, any of which could have a material adverse effect on Orthodontix' business, financial condition and results of operations and make it unlikely that Orthodontix' acquisition program will be successful. See "CERTAIN TRANSACTIONS RELATING TO ORTHODONTIX," "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF ORTHODONTIX" and "MANAGEMENT OF ORTHODONTIX."

     Dependence on Affiliated Orthodontists. Orthodontix will receive fees for practice management services provided to the Affiliated Practices under administrative services agreements, but does not employ orthodontists or control or own the practices of the Affiliated Orthodontists. Orthodontix' revenue is dependent on revenue generated by the Affiliated Practices, which in turn is largely dependent on the efforts of the Affiliated Orthodontists and, therefore, the performance of Affiliated Orthodontists is essential to Orthodontix' success. The service agreements with the Practitioner PAs and the Affiliated Orthodontists have terms ranging from two to ten years with automatic renewal terms, subject to prior termination by the Affiliated Orthodontist. Any material loss of revenue by the Affiliated Orthodontists, termination of such service or employment agreements, or violation of any noncompete arrangements contained therein, could have a material adverse effect on Orthodontix' business, financial condition and results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF ORTHODONTIX" and "BUSINESS OF
ORTHODONTIX -- Services of Orthodontix and -- Affiliated Orthodontists, PA Contractor and Other Contractual Relationships."

     Risks Related to Additional Affiliations and Growth Strategy. One of Orthodontix' primary business strategies is to increase revenue and expand the markets it serves beyond the Founding Practices by acquiring certain operating assets of and entering into agreements to provide practice management services to additional orthodontic practices. Competition for such affiliations has increased significantly in recent years and, as a result, there may be fewer candidates available for affiliation with Orthodontix. There can be no assurance that Orthodontix will be able to identify additional practices or contract with such practices on favorable terms. Furthermore, such arrangements involve a number of risks, including diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with the assumption of certain contingent legal liabilities, some or all of which could have a material adverse effect on Orthodontix' business, financial condition and results of operations. To the extent that Orthodontix is unable to enter into affiliations with additional orthodontic practices, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly and would have a material adverse effect on Orthodontix' business, financial condition and results of operations. In addition, future acquisitions accounted for as purchases may result in substantial annual noncash amortization charges for intangible assets in Orthodontix' statements of operations. See "BUSINESS OF ORTHODONTIX -- Operating Strategy and -- Growth Strategy."

     Risks Related to Orthodontix' Affiliation Strategy. Orthodontix intends to finance future affiliations with cash, the issuance of shares of common stock or the issuance of indebtedness as consideration. In the event that the Embassy Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Embassy Common Stock as partial consideration for their practices, Orthodontix may be required to use its cash resources, if available, to initiate and maintain its acquisition program. If Orthodontix lacks sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that Orthodontix will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on favorable terms. The inability to obtain such financing could have a material adverse effect on Orthodontix' business, financial condition and results of operations. Furthermore, issuing shares of Embassy Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to existing shareholders. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF ORTHODONTIX -- Liquidity and Capital Resources" and "BUSINESS OF
ORTHODONTIX -- Growth Strategy."

     Risks Related to Orthodontix' Ability to Continue Internal Growth. Certain of the Founding Practices have experienced significant growth in the past, principally through growth of operations of existing orthodontic offices and the opening of new offices. There can be no assurance that Orthodontix will be able to expand its market presence in its current locations or successfully enter other markets by providing financial resources to the Affiliated Practices required for opening new orthodontic offices. Such offices may incur substantial costs, delays or other operational or financial problems. The ability of Orthodontix to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and Orthodontix' ability to maintain profitability while facing pricing pressures and rising overhead costs. Orthodontix must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF
ORTHODONTIX -- Liquidity and Capital Resources" and "BUSINESS OF
ORTHODONTIX -- Operating Strategy and -- Growth Strategy."

     Risks Related to Changes in Government Regulation. The orthodontic industry and orthodontic practices are regulated extensively at the state and federal levels. Orthodontix will not engage in or control the practice of orthodontics by the Affiliated Orthodontists as required by certain regulatory requirements directly applicable to the orthodontists and their practices. The laws of many states prohibit non-orthodontic entities (such as Orthodontix) from practicing orthodontics, owning all or certain assets of an orthodontic practice, employing orthodontists or controlling the content of an orthodontist's advertisements. The laws of many states also prohibit orthodontists from paying any portion of fees received for orthodontic services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by an orthodontist to other staff members. There can be no assurance that any review of Orthodontix' business relationships by regulatory authorities or the courts will not result in determinations that could adversely affect the operations of Orthodontix or that the regulatory environment will not change to restrict Orthodontix' existing or future operations. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of Orthodontix' arrangements with the Affiliated Practices and Affiliated Orthodontists will not be successfully challenged or that enforceability of the provisions thereof will not be limited. See "BUSINESS OF ORTHODONTIX." The laws and regulations of certain states in which Orthodontix may seek to expand may require Orthodontix to change the form of relationships entered into with orthodontists in a manner which may restrict Orthodontix' operations in those states or may prevent Orthodontix from acquiring the assets of orthodontic practices in those states. In addition, there can be no assurance that the laws and regulations of states in which the Founding Practices presently maintain operations will not change or be interpreted in the future to either restrict or adversely affect Orthodontix' relationships with Affiliated Practices or Affiliated Orthodontists in those states. See "BUSINESS OF ORTHODONTIX -- Government Regulation."

     Risks Related to Possible Future Health Care Reform. The United States Congress as well as state legislatures have considered various health care reform proposals, including comprehensive revisions to the current health care system. It is not possible to predict which, if any, proposal that has been or will be considered will be adopted. There can be no assurances that the healthcare regulatory environment will not change so as to restrict the existing operations of, impose additional requirements on or limit the expansion of Orthodontix. Costs of compliance with changes in government regulations may not be subject to recovery by Orthodontix through price increases.

     Dependence on Enforceability of Operative Agreements. To effect the consummation of the Practice Acquisitions, Orthodontix requires that the Founding Practices and the Affiliated Orthodontists execute the following agreements (collectively, the "Operative Agreements"): (i) an agreement and plan of reorganization by and between the Founding Practice and Orthodontix; and (ii) a service agreement by and between the PA Contractor and the Practitioner PAs (the "Service Agreement") or an employment agreement between the Affiliated Orthodontist and the PA Contractor (the "PA Contractor Employment Agreement"); and (iii) an employment agreement between the Affiliated Orthodontist and the Practitioner PAs (the "Practitioner PA Employment Agreement") in those cases where the employment agreement has not been entered between the PA Contractor and the Affiliated Orthodontist. The consummation of the Practice Acquisitions and the subsequent viability of Orthodontix are dependent on the initial and continuing enforceability of the Operative Agreements. While Orthodontix has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions will not be successfully challenged. See "BUSINESS OF ORTHODONTIX."

     Dependence on Key Personnel. The success of Orthodontix is dependent upon the continued services and management experience of F. W. Mort Guilford, President and Chief Operating Officer. The loss of the services of Mr. Guilford could have a material adverse effect upon Orthodontix' business, financial condition and results of operations. Orthodontix carries no "key man" life insurance policy on Mr. Guilford. See "MANAGEMENT OF ORTHODONTIX."

     Risks Related to Competition. The business of providing orthodontic services is highly competitive in each market in which Orthodontix operates. Each of Orthodontix' Affiliated Orthodontists faces competition from other orthodontists or general dentists in the communities served, some of whom have more established practices in the market. Orthodontix is aware of several other companies currently developing, consolidating and managing orthodontic practices throughout much of the United States, and Orthodontix may encounter substantial competition from those entities, as well as new market entrants. Other competitors involved in managing multiple practices may have greater marketing, financial and other resources and more established operations than Orthodontix. Orthodontix expects that the level of competition with regional or national management concerns will remain high in the future, which could limit Orthodontix' ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on Orthodontix' business, financial condition and results of operations. See "BUSINESS OF ORTHODONTIX -- Competition."

     Liability Risks Associated with Providing Orthodontic Services. Each of the Affiliated Orthodontists provides orthodontic services to the public and may be exposed to the risk of professional liability and other claims. Claims relating to orthodontic treatment, temporomandibular joint syndrome-related claims and claims for failure to diagnose periodontal disease, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage of the Affiliated Practice and, potentially, Orthodontix as an affiliate of the Affiliated Practice. Each of the Affiliated Practices or Orthodontix on its behalf will be required to maintain certain levels of general liability and malpractice insurance.

     Orthodontix does not engage in the practice of orthodontics. Orthodontix will not control the practice of orthodontics by its Affiliated Orthodontists or the compliance with regulatory and other requirements directly applicable to the Affiliated Orthodontists and the Affiliated Practices. Although Orthodontix intends to maintain liability insurance for itself (with limits and retention amounts to be negotiated), and intends to be named as an additional insured party on the liability insurance policies of the Affiliated Orthodontists (where permitted by insurers and applicable state law), successful malpractice claims against Orthodontix or the Affiliated Orthodontists could have a material adverse effect on Orthodontix' business, financial condition and results of operations. In addition, there can be no assurance that claims not covered by Orthodontix' insurance (e.g., claims for punitive damages) will not arise. See "BUSINESS OF ORTHODONTIX -- Litigation and Insurance." Claims against Orthodontix, the Affiliated Practices and/or the Affiliated Orthodontists, regardless of their merit or eventual outcome, may also have a material adverse effect on the ability to attract patients to Affiliated Practices. Furthermore, because insurance policies must be renewed annually, there can be no assurance that Orthodontix, the Affiliated Practices and/or the Affiliated Orthodontists, will be able to obtain liability insurance coverage in the future on acceptable terms, if at all.

     State Laws Regarding Prohibition of Corporate Practice of Orthodontics.
The laws of many states prohibit business corporations, such as Orthodontix, from exercising control over the orthodontic judgments or decisions of orthodontists and from engaging in certain financial arrangements, such as fee splitting with orthodontists. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Expansion into certain jurisdictions may require structural and organizational modifications of Orthodontix' form of relationship with practices. Orthodontix strives to establish affiliations and related arrangements with Affiliated Practices that achieve the substance of ownership, control and operation, to the maximum extent practicable in accordance with applicable state law. Although Orthodontix believes that it is in compliance with applicable state laws and regulations relating to the corporate practice of orthodontics, there can be no assurances that regulatory authorities or other parties will not assert that Orthodontix is engaged in the unlawful corporate practice of orthodontics in such states or that the management and administration fees paid to Orthodontix by the PA Contractors constitute unlawful fee splitting or the unlawful corporate practice of orthodontics. If such a claim were successfully asserted, Orthodontix and the Affiliated Orthodontists could be subject to civil and criminal penalties and Orthodontix could be required to restructure its contractual arrangements. Such penalties or the inability of Orthodontix to successfully restructure its relationships to comply with such laws could have a material adverse effect on Orthodontix' financial condition and results of operations. See "BUSINESS OF ORTHODONTIX -- Government Regulation."

RISKS RELATING TO EMBASSY

     Benefits to Embassy's Officers and Directors. Subsequent to the consummation of the Merger, the current officers and directors of Embassy, Dr. Dresnick and Messrs. Halpryn, Stein, Brumfield, and Marshak, shall each own 2.7%, 5.5%, 2.8%, 1.0%, and 1.0% of Embassy Common Stock of Embassy without giving effect to the issuance of 1,079,944 shares of Embassy Common Stock upon the exercise of the Underwriter Warrants or the Closing Stock Options.

     Dilution. Current Embassy Shareholders will incur an immediate dilution in the net tangible book value of $2.23 per share of Embassy Common Stock.

     Control by Certain Shareholders. Following the consummation of the Merger, the Orthodontix Shareholders, by virtue of their direct ownership, will collectively own approximately 57.9% of the outstanding Embassy Common Stock, without giving effect to the issuance of shares of Embassy Common Stock upon the exercise of the Underwriter Warrants or the Closing Stock Options. Accordingly, such persons, as a result of their ownership of the Merger Stock will be able to control the election of the Embassy Board and thereby direct the policies of Embassy. Simultaneous with the consummation of the Merger, the current directors and executive officers of Embassy, who, after the Merger and without taking into account the sale of any of the shares of Embassy Common Stock they may sell, will collectively own approximately 12.9% of the then outstanding Embassy Common Stock, without giving effect to the issuance of 120,000 shares of Embassy Common Stock upon the exercise of the Underwriter Warrants or the 959,944 shares of Embassy Common Stock upon the exercise of the Closing Stock Options. Upon the Effective Date, the Embassy Board shall consist of (i) Dr. Dresnick, (ii) Dr. Grussmark, (iii) Mr. Guilford, (iv) Mr. Halpryn, (v) Dr. Thompson,

(vi) Mr. Gottlieb and (vii) Gary Gerson who will exercise control over Embassy's affairs. See "MANAGEMENT OF ORTHODONTIX," "PRINCIPAL SHAREHOLDERS OF ORTHODONTIX" and "DESCRIPTION OF ORTHODONTIX' SECURITIES."

     In addition, certain Affiliated Orthodontists, officers, directors and existing shareholders of Orthodontix and Dr. Dresnick will be granted the right to acquire an aggregate of 959,944 shares of Common Stock upon the exercise of Closing Stock Options. The exercise of these Closing Stock Options will result in further increasing the holders' of such shares control over Embassy's affairs. In the event all of the these Closing Stock Options are exercised such persons would own approximately 65.3% of the then outstanding shares of Embassy Common Stock (assuming no other issuances of capital stock). See "DESCRIPTION OF EMBASSY'S SECURITIES."

     Shares Eligible for Future Sale. Upon consummation of the Merger, 6,027,940 shares of Embassy Common Stock are expected to be outstanding, exclusive of shares of Embassy Common Stock issuable upon exercise of the Underwriter Warrants and Closing Stock Options.

     Resale of Embassy Common Stock by Affiliates. The shares of Merger Stock to be issued to Orthodontix Shareholders in connection with the Merger have been registered under the Securities Act, and, subject to applicable law and certain lock-up agreements described below, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Orthodontix within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Orthodontix at the time of the Special Meeting (generally, directors, certain executive officers and major shareholders). Affiliates of Orthodontix may not sell their shares of Embassy Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Date, an Affiliate (together with certain related persons) would be entitled to sell shares of Embassy Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Embassy Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Embassy remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Date, an Affiliate would be able to sell such Embassy Common Stock without such manner of sale or volume limitations, provided that Embassy was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of Embassy. Two years after the Effective Date, an Affiliate would be able to sell such shares of Embassy Common Stock without any restrictions provided such Affiliate has not been an Affiliate of Embassy for at least three months prior thereto.

     Under the terms of a lock-up agreement between each of the Affiliated Orthodontists who are issued Merger Stock (the "Practitioner Holders") and Embassy, all of the shares of Merger Stock to be issued to the Practitioner Holders in connection with acquisition of the Affiliated Practices as well as shares underlying stock options received by the Practitioner Holders (the "Practitioner Merger Stock") will not be permitted to be sold, transferred or otherwise disposed of for a period of six months from the Effective Date. Thereafter, the Practitioner Holders will not be permitted to sell, transfer or otherwise dispose of the Practitioner Merger Stock other than in amounts equal to: (i) 20% of the Practitioner Holder's Practitioner Merger Stock during the period of time commencing on the 181st day and ending on the 270th day after the Effective Date; (ii) 40% of the Practitioner Holder's Practitioner Merger Stock during the period of time commencing on the 271st day and ending on the 365th day following the Effective Date; (iii) 60% of the Practitioner Holder's Merger Stock during the period of time commencing on the 366th day and ending on the 456th day following the Effective Date, and thereafter the Practitioner Holders' Practitioner Merger Stock will be transferable by the Practitioner Holders not deemed to be "Affiliates" of Embassy subject to applicable law. Affiliates are generally defined as persons who control, are controlled by, or under common control with Embassy (generally certain executive officers, directors and principal shareholders).

     Under the terms of a lock-up agreement executed by each of the Orthodontix Shareholders who receive Merger Stock other than the Practitioner Holders (the "Non-Practitioner Holders"), the Non-Practitioner Holders are not permitted to sell, transfer or otherwise dispose of any shares of Embassy Common Stock received in connection with the Merger or issuable upon exercise of any stock options for a period of 15 months from the Effective Date. Thereafter, such persons, not affiliates of Embassy, will be able to sell, transfer or otherwise dispose of such shares subject to applicable law.

     Under the terms of a lock-up agreement executed by each of Dr. Dresnick and Messrs. Halpryn, Stein, and Brumfield, they are not permitted to sell, transfer, or otherwise dispose of any shares of Embassy Common Stock currently owned by them or issuable upon exercise of any stock options for a period of six months following the Effective Date. Thereafter, for a period of nine months, Dr. Dresnick and Mr. Halpryn will only be permitted to sell, transfer or otherwise dispose of their shares in 20% increments per quarter. Under the terms of a lock-up agreement executed by Mr. Marshak, he is only permitted to sell, transfer, or otherwise dispose of 20,000 shares of Embassy Common Stock currently owned by him or issuable upon exercise of any stock options for a period of six months following the Effective Date, subject to applicable law. The sale of any of these shares could have an adverse effect on the future market price of Embassy Common Stock. See "PROPOSAL 1: THE
MERGER -- Restrictions on Sales by Affiliates" and "-- Interests of Certain Persons in the Merger."

     While no assurances can be made, it is contemplated that subsequent to the Effective Date, Embassy expects to file a Registration Statement on Form S-8 (the "S-8 Registration Statement") covering the resale of the shares of Embassy Common Stock issuable upon exercise of options to be granted under the Stock Option Plan (assuming it is approved) (the "S-8 Registration Statement"). The effect of filing such S-8 Registration Statement is that, subject to applicable law, upon the effectiveness of the S-8 Registration Statement, the shares of Embassy Common Stock underlying stock options to be granted under the Stock Option Plan, when properly issued, will be freely transferable under the Securities Act in accordance with the terms and conditions of the Stock Option Plan. See "STOCK OPTION PLAN PROPOSAL."

     Volatility of Stock Price. Prior to the Merger, there has been no public market for the equity securities of Orthodontix and there can be no assurances that an active trading market for the Embassy Common Stock will develop or be sustained subsequent to the Merger. The market price of the Embassy Common Stock could be subject to significant fluctuations in response to Embassy's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that either have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Embassy Common Stock.

     No Dividends. Embassy has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Embassy intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business following the Merger. See "PROPOSAL 1: THE MERGER -- Operations after the Merger -- Dividends" and "DESCRIPTION OF EMBASSY'S SECURITIES."

     OTC Bulletin Board. The Embassy Common Stock is currently quoted on the OTC Bulletin Board under the symbol "MBCA." There is currently no established trading market for the shares of Embassy Common Stock and there can be no assurances that an established trading market will develop.

     Certain Provisions of Embassy's Articles of Incorporation. Embassy's Articles of Incorporation provide, among other things, that (i) officers and directors of Embassy will be indemnified to the fullest extent permitted under Florida law; and (ii) Embassy has elected not to be governed by Sections
607.0901 and 607.0902 of the Florida Business Corporation Act and other laws relating thereto (the "Anti-Takeover Sections").

     As a result of Embassy's election not to be governed by the Anti-Takeover Sections, Embassy will not be subject to the provisions of Florida law which provides that certain transactions between Embassy and an "interested shareholder" or any affiliate of the "interested shareholder" be approved by two-thirds of Embassy's outstanding shares. An "interested shareholder" as defined in Section 607.0901 of the Florida Business Corporation Act is any person who is the beneficial owner of more than 10% of the outstanding shares of Embassy who is entitled to vote generally in the election of directors. Since neither Orthodontix nor any of its shareholders own 10% or more of the outstanding Embassy Common Stock, these provisions of the Anti-Takeover Sections would, nevertheless, not impact the Merger or the required role thereon. In addition, because of Embassy's election not to be governed by the Anti-Takeover Sections, Embassy will not be subject to the provisions of Florida law which provide that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding the interested shares.

     Authorization of Preferred Stock. The Embassy Shareholders are being asked to consider and vote upon a proposal to amend and restate Embassy's Articles of Incorporation to provide for an authorized class of Preferred Stock, consisting of 100,000,000 shares, par value $.0001 per share (the "Preferred Stock"), with rights, preferences and designations of such shares to be determined by the Board of Directors (the "Preferred Stock Amendment"). Accordingly, if Embassy becomes authorized to issue the Preferred Stock, the Embassy Board will be empowered, without shareholder approval, to issue the Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Embassy Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change of control of Embassy. Although Embassy has no present intention to issue any shares of Preferred Stock, there can be no assurances that Embassy will not do so in the future. See, "PROPOSAL 2 -- RESTATEMENT OF THE ARTICLES OF INCORPORATION OF EMBASSY."

                              THE SPECIAL MEETING

INTRODUCTION

     This Proxy Statement/Prospectus is provided by the Embassy Board to the Embassy Shareholders in connection with the Special Meeting of Shareholders of Embassy and any adjournments or postponements thereof. The Special Meeting will be held on the date, at the time and in the location, and will be held to consider the matters set forth below.

     The Embassy Board is soliciting proxies hereby for use at the Special Meeting. A form of proxy is being provided to the Embassy Shareholders with this Proxy Statement/Prospectus. Information with respect to the execution and the revocation of proxies is provided under "Voting Rights."

PURPOSES OF MEETING

     At the Special Meeting, Embassy Shareholders eligible to vote will be asked to consider and vote upon a proposal to approve the (1) Merger, including the Name Change; (2) Preferred Stock Amendment; and (3) Stock Option Plan Proposal. Copies of the Merger Agreement and the proposed Restated Articles are attached as Appendices A and B, respectively, to this Proxy Statement/Prospectus and are incorporated herein by reference.

     THE EMBASSY BOARD, WITHOUT DISSENT OR ABSTENTION HAS APPROVED THE MERGER, THE PREFERRED STOCK AMENDMENT AND THE STOCK OPTION PLAN PROPOSAL, AND RECOMMENDS THAT THE EMBASSY SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER, INCLUDING THE NAME CHANGE, THE PREFERRED STOCK AMENDMENT, AND THE STOCK OPTION PLAN.

DATE, TIME AND PLACE; RECORD DATE

     The Special Meeting is scheduled to be held at 9:00 A.M., local time, on April 16, 1998, at NationsBank Tower Auditorium, 100 SE 2nd Street, 19th Floor, Miami, Florida 33131. The Embassy Board has fixed the close of business on March 24, 1998 as the record date (the "Embassy Record Date") for the determination of holders of Embassy Common Stock entitled to notice of and to vote at the Embassy Special Meeting. As of the date of this Proxy Statement/Prospectus, there are 2,540,000 shares of Embassy Common Stock (held by 46 persons of record) outstanding and entitled to vote. Each share of Embassy Common Stock is entitled to one vote.

VOTING RIGHTS

     The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Embassy Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If a proxy is marked as "Abstain" on any matter, or specific instructions are given that no vote be cast on any specific matter (other than a broker which holds shares in street name for its customers) (a "Specified Non-Vote"), the shares represented by proxy will not be voted on such matter. Abstentions and Specified Non-Votes will be included within the number of shares present at the Special Meeting and entitled to vote for purposes of determining whether such matter has been authorized and accordingly will have the same effect as a negative vote. A duly executed but unmarked proxy (other than a broker which holds shares in street name for its customers) will be voted "FOR" the approval and adoption of the proposals, as indicated in the accompanying Proxy Card. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of the holders of at least a majority of Embassy Common Stock entitled to vote thereon is required to approve and adopt the Merger, including the Name Change. The affirmative vote of a majority of the shares of Embassy Common Stock voting in person or by proxy at the Special Meeting is required to approve and adopt the Preferred Stock Amendment and the Stock Option Plan Proposal. Among the conditions precedent to the Merger is that less than 30% of the outstanding Embassy Common Stock held by non-affiliated shareholders is voted against approval of the Merger. See "PROPOSAL 1: THE MERGER -- Conditions to the Merger." Holders of record of Embassy Common Stock on the Embassy Record Date are entitled to vote on the proposals to be presented to the Embassy Shareholders at the Special Meeting.

     Embassy's directors and executive officers collectively holding an aggregate of approximately 30.7% of the outstanding shares of Embassy Common Stock before giving effect to the Merger, have agreed, with respect to the proposal to approve the Merger, to vote their respective shares of Embassy Common Stock in accordance with the vote of the majority of all non-affiliated Embassy Shareholders. Consequently, if a majority of outstanding Embassy Common Stock held and voted by non-affiliated persons is voted in favor of the Merger, the current directors and executive officers of Embassy will vote their shares of Embassy Common Stock in favor of the Merger, the Preferred Stock Amendment and the Stock Option Plan Proposal.

     If an Embassy Shareholder attends the Special Meeting, he or she may vote by ballot. However, many of the Embassy Shareholders may be unable to attend the Special Meeting. Therefore, the Embassy Board is soliciting proxies so that each holder of Embassy Common Stock on the Embassy Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If an Embassy Shareholder does not return a signed proxy card, his or her shares will not be voted. Embassy Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If an Embassy Shareholder (other than a broker which holds shares in street name for its customers) returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted FOR approval and adoption of the Merger, the Preferred Stock Amendment and the Stock Option Plan Proposal. If a signed proxy card is returned by an Embassy Shareholder and expressly reflects an abstention upon any proposal, the shares evidenced thereby will be counted towards the quorum necessary to convene the Special Meeting, noted in the immediately preceding paragraph, but will not be counted towards the requisite affirmative vote upon such proposal mandated by applicable Florida law. If a signed proxy card is returned by a broker with no indication of how shares are to be voted, the shares evidenced thereby will not be counted towards a quorum and will have no effect on the vote for such proposals. The proxy card also confers discretionary authority on the individuals appointed by the Embassy Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Special Meeting.

     Any Embassy Shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Embassy, at 1428 Brickell Avenue, Suite 105, Miami, Florida 33131;
(ii) granting a subsequent proxy; or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     IF THE MERGER IS NOT APPROVED BY THE REQUISITE VOTE IMPOSED BY APPLICABLE FLORIDA LAW OR IF SO APPROVED, BUT 30% OR MORE IN INTEREST OF ALL NON-AFFILIATED EMBASSY SHAREHOLDERS ACTUALLY VOTE AGAINST APPROVAL OF THE MERGER, THE MERGER AGREEMENT WILL BE TERMINATED AND THE PROPOSED MERGER ABANDONED. SEE "PROPOSAL 1:
THE MERGER -- REDEMPTION RIGHTS."

SOLICITATION OF PROXIES

     Embassy will bear all of the expenses in connection with printing and mailing this Proxy Statement/ Prospectus. The costs of solicitation of proxies also will be borne by Embassy. Embassy will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Embassy Common Stock. Embassy Shareholder proxies may be solicited by directors, executive officers or regular employees of Embassy, in person, by letter or by telephone, telegram or telefax.

     Embassy has retained American Stock Transfer & Trust Company, Embassy's transfer agent, to assist it in the solicitation of proxies. Embassy shall reimburse such firm for its firm's accountable expenses.

                     [This Space Intentionally Left Blank]

                             PROPOSAL 1: THE MERGER

GENERAL

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference.

     On the Effective Date, Embassy Sub will be merged with and into Orthodontix. As a result of the Merger, Orthodontix will become a wholly-owned subsidiary corporation of Embassy. The Articles of Incorporation of Embassy will be amended on the Effective Date to change, among other things, Embassy's name to "Orthodontix, Inc." After the Merger is consummated, the Embassy Board will be comprised of seven members, four of which shall be designated by Orthodontix.

BACKGROUND OF THE MERGER

     As discussed under "BUSINESS OF EMBASSY" elsewhere herein, Embassy was formed in November 1995 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business (an "Acquired Business"). Embassy's business objective has been to seek to effect a Business Combination with an Acquired Business which Embassy believes has growth potential.

     Following the consummation of Embassy's initial public offering of its equity securities in April 1996 (the "IPO"), from which Embassy derived net proceeds of approximately $7,052,000 (the "Net Proceeds"), Embassy's executive officers commenced a search for a prospective Acquired Business. Approximately 90% of such Net Proceeds were placed in escrow immediately following the IPO, to be released therefrom either upon consummation of a Business Combination or if required to facilitate a Business Combination, as applicable. The balance of the Net Proceeds, less net operating expenses to date, is currently held by Embassy.

     Excluding Orthodontix, during the period from April 1996 through May 5, 1997, Embassy's executive officers evaluated approximately 75 prospective Acquired Businesses in varied fields of endeavor. Serious consideration was given to effecting a Business Combination with two of such prospective Acquired Businesses engaged in, respectively, providing security services and promoting and producing musical and theatrical live entertainment (collectively, the "Other Two Candidates").

     In evaluating each prospective Acquired Business, Embassy's executive officers considered, among other factors, all or a majority of the following:

        - costs associated with effecting the Business Combination;

        - equity interest in and opportunity for control of the prospective Acquired Business;

        - growth potential of the prospective Acquired Business and the industry in which it operates;

        - experience and skill of management and availability of additional necessary personnel of the prospective Acquired Business;

        - capital requirements of the prospective Acquired Business;

        - competitive position of the prospective Acquired Business;

        - stage of development of the product, process or service of the prospective Acquired Business;

        - degree of current or potential market acceptance of the product, process or service of the prospective Acquired Business;

        - proprietary features and degree of intellectual property or other protection of the product, process or service of the prospective Acquired Business; and

        - regulatory environment of the industry in which the prospective Acquired Business operates.

     The Other Two Candidates, which were accorded serious consideration by Embassy's executive officers, were rejected prior to reaching an agreement in principle for a Business Combination. The primary reasons for rejection of the Other Two Candidates were as follows:

        - Intense competition and uncertainties attendant to an industry which appears to be becoming increasingly dominated by large consolidating firms.

        - Severe fluctuations in operating results and relative uncertainty of market taste.

     In November 1996, Dr. Grussmark, a personal friend of Dr. Dresnick, informed Dr. Dresnick that he, along with Mr. Guilford, had commenced the development of Orthodontix, an orthodontic practice management firm. At a meeting held on November 26, 1996 attended by Dr. Dresnick, Mr. Halpryn and Mr. Guilford, Dr. Dresnick informed Mr. Halpryn of his discussion with Dr. Grussmark and his business objectives regarding Orthodontix. In January 1997, Dr. Grussmark communicated to Dr. Dresnick the status of the development of Orthodontix, including preliminary feedback that he had received from orthodontists whom Dr. Grussmark had targeted to become affiliated with Orthodontix. In January 1997, Mr. Guilford requested that Dr. Dresnick, Mr. Halpryn and he meet to discuss whether Embassy would be interested in pursuing a transaction with Orthodontix. At a meeting on January 17, 1997, Mr. Guilford, Mr. Halpryn and Dr. Dresnick discussed preliminarily whether Embassy might consider a business combination with Orthodontix. At this meeting, the structure and preliminary business plan of Orthodontix was presented by Mr. Guilford to Dr. Dresnick and Mr. Halpryn. No meetings between Embassy and Orthodontix took place between the January 17, 1997 meeting and April 10, 1997. On April 10, 1997, Dr. Dresnick telephoned Mr. Guilford regarding the status of development of Orthodontix and specifically requested how many orthodontic practices had agreed to be acquired by Orthodontix at that point in time. This matter was further discussed at a meeting between Dr. Dresnick and Mr. Guilford on April 16, 1997. Dr. Dresnick inquired and Mr. Guilford responded as to the status of pending practice acquisitions and the overall development of Orthodontix at that point. On April 24, 1997, Dr. Dresnick informed Mr. Halpryn of his meeting with Mr. Guilford and suggested that Mr. Halpryn and Mr. Guilford meet regarding a possible business combination between Embassy and Orthodontix. On April 28, 1997, Mr. Guilford and Mr. Halpryn met concerning the possible business combination. At this April 28, 1997 meeting, Mr. Guilford informed Mr. Halpryn of his assessment of the orthodontic practice management industry, where he thought Orthodontix might fit within that industry, and the growth potential of Orthodontix. On April 30, 1997, the members of the Embassy Board were informed by Mr. Halpryn of his meeting with Mr. Guilford. Thereafter, the members of the Embassy Board spoke among themselves regarding pursuing an initial meeting for the purpose of gathering financial and other information regarding Orthodontix. The Embassy Board ultimately concluded that such a meeting should be scheduled. A meeting was held on May 1, 1997, at which time the members of the Embassy Board met with Mr. Guilford for the purpose of receiving an introduction to the background of Mr. Guilford and Dr. Grussmark and gaining insight into Orthodontix' operations and prospects. This initial meeting lasted several hours and topics concerning the orthodontics practice management services industry in general, Orthodontix' position within the industry and the potential for expansion of Orthodontix' operations were discussed. Shortly thereafter, Mr. Guilford distributed certain written materials, including financial information and product literature regarding Orthodontix and certain publicly available information regarding Orthodontix' competitors. Discussions included Orthodontix' (i) financial status, (ii) existing banking relationships, (iii) competitors, and (iv) rapid growth, as well as the possible impact of what appeared to the Embassy Board to be increasing competition on Orthodontix' prospects. Later that same week, Mr. Guilford met with Dr. Dresnick, wherein he discussed whether Dr. Dresnick would have an ongoing role in a possible combined company. Dr. Dresnick informed Mr. Guilford that he would, if requested to do so, serve as Chairman of the combined company.

     The following week, Mr. Halpryn and Mr. Stein, both directors of Embassy spoke via telephone to several orthodontist acquaintances, all of whom are unaffiliated with Embassy and Orthodontix, as to their views concerning the future of the delivery of orthodontic services generally and the concept of practice management or orthodontic practices. Messrs. Halpryn and Stein generally understood from such acquaintances that, from the orthodontist's perspective, there existed growth prospects for businesses engaged in providing practice management services to orthodontic practices.

     On May 2, 1997, all of the members of the Embassy Board met with Mr. Guilford to assess the Orthodontix information theretofore received. At a May 5, 1997 meeting among the members of the Embassy Board, the fundamental terms of the Merger were reached, subject to the preparation of an appropriate letter of intent (the "Letter of Intent").

     A Letter of Intent was executed on the morning of May 6, 1997. Embassy and Orthodontix announced their execution of the Letter of Intent by a joint press release later that day. Pursuant to the Letter of Intent, among other things, Orthodontix represented to Embassy that at the closing of the business combination, if any, the Practices acquired would, in the aggregate, have generated gross revenue (unaudited) of no less than $20.0 million for the year ended December 31, 1996. In addition, the Letter of Intent provided that if a definitive agreement had not been executed by 5:00 P.M. Eastern Standard Time on August 30, 1997 (the "Termination Date") the Letter of Intent would automatically terminate.

     Subsequent thereto, Embassy commenced its initial "due diligence" review of Orthodontix and the preparation of the Merger Agreement and related documentation. Meetings in these regards were held among the principals of Embassy and Orthodontix and, in certain instances with their respective professional advisors, on several occasions in June, July and August, 1997. Of particular concern to Embassy was whether Orthodontix had entered into agreements to acquire a sufficient number of orthodontic practices. On August 30, 1997, at a meeting between the Embassy Board and Mr. Guilford, Mr. Guilford requested that Embassy extend the Termination Date primarily because, although Orthodontix had understandings to acquire certain orthodontic practices, Orthodontix had not, at that point entered into definitive agreements with practices which had generated in the aggregate $20.0 million in practice revenue as of December 31, 1996. On August 30, 1997, Embassy and Orthodontix entered into an amendment to the Letter of Intent providing for the Termination Date to be extended until October 30, 1997.

     On October 10, 1997, Dr. Dresnick and Mr. Guilford met regarding the status of Orthodontix' execution of definitive acquisition agreements with practices. Dr. Dresnick informed Mr. Halpryn of his conversation with Mr. Guilford. On October 27, 1997, the material terms of the Merger Agreement were reviewed by the Embassy Board. Following discussions, the Embassy Board voted without dissent or abstention to approve and adopt the Merger Agreement and the transactions contemplated thereby, but subject to the negotiation and execution of a definitive version of the Merger Agreement.

     On October 27, 1997, representatives of Embassy and Orthodontix, together with their respective counsel, agreed to finalize the terms of the Merger Agreement. The Merger Agreement was then entered into by Embassy and Orthodontix on November 7, 1997 and announced that day through a joint press release issued by Embassy and Orthodontix.

     The material difference between the Letter of Intent and the Merger Agreement is that pursuant to the Merger Agreement, Orthodontix represented that at the closing of the business combination, if any, Orthodontix will provide practice management services to orthodontic practices which in the aggregate generated at least $15 million in revenue as of December 31, 1996. This change was made to accommodate Orthodontix, to secure the business combination for Embassy and to avoid any further delay in the execution of the Merger Agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     Embassy. The Embassy Board has determined that the Merger is in the best interests of Embassy and the Embassy Shareholders. The Embassy Board without dissent or abstention approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that the Embassy Shareholders vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Each non-affiliated Embassy Shareholder as of the Embassy Record Date will have the right until April 15, 1998 to offer his or her shares of Embassy Common Stock to Embassy for redemption (the "Redemption") at a price equal to approximately $5.35 per share as of September 30, 1997 (the "Redemption Value"). As per the terms of Embassy's prospectus dated April 2, 1996, the Redemption Value is equal to Embassy's book value divided by the number of shares of Embassy Common Stock held by all non-affiliated

Embassy Shareholders, as determined by Embassy and audited by its independent public accountants, calculated as of the Embassy Record Date. If less than 30% in interest of Embassy Common Stock held by non-affiliated Embassy Shareholders who vote against approval of the Merger also elect to have their shares of Embassy Common Stock redeemed, and if the Merger is consummated, Embassy will redeem shares of Embassy Common Stock at the Redemption Value from those Embassy Shareholders who affirmatively requested such redemption and who actually voted against approval of the Merger. If 30% or more in interest of Embassy Common Stock held by non-affiliated Embassy Shareholders actually vote against approval of the Merger, the proposed Merger will be terminated, Embassy will not proceed with the Merger and will not redeem such shares. See "PROPOSAL 1: THE
MERGER -- Redemption Rights."

     The Embassy Board concluded that a business combination with Orthodontix was a better alternative than the other companies that had been theretofore evaluated by Embassy as possible candidates for a business combination because of Embassy's belief that Orthodontix would provide a higher net income per share and more attractive growth prospects due to management's business plan to grow primarily through acquisition of additional orthodontic practices and Embassy's belief that investors have generally been receptive to orthodontic practice management companies. Furthermore, Embassy believes that Orthodontix is positioned to increase its market share and withstand competitive pressure more ably once it is a public company. With respect to the other factors listed above, Embassy believed (i) the costs associated with effecting a business combination with Orthodontix or the Other Two Candidates were substantially similar; (ii) neither Orthodontix nor the Other Two Candidates was agreeable to relinquishing control; (iii) Orthodontix' growth potential was greater than that of the Other Two Candidates due to Embassy's belief that Orthodontix' business had greater market appeal than that of the Other Two Candidates; (iv) Orthodontix' management's experience and skill, when combined with Dr. Dresnick's agreement to serve as Chairman of the combined company was equivalent to that of the management of the Other Two Candidates; and (v) the capital requirements of Orthodontix were less than that of the Other Two Candidates because the Other Two Candidates had significant debt. The Embassy Board gave considerable weight to the experience of Dr. Dresnick in the practice management field and concluded that Dr. Dresnick's experience combined with the industry in which Orthodontix will engage presented the best opportunity of the business combination candidates evaluated by the Embassy Board. Consequently, the Embassy Board has determined that the Merger is in the best interests of the Embassy Shareholders. In addition, the Embassy Board considered the dilutive effect the Merger would have on the Embassy Shareholders.

     With respect to the valuation of Orthodontix, the Embassy Board considered the Founding Practices' pre-tax profit (unaudited), anticipated growth over a five-year period, comparable price earnings ratios of public companies competitive with Orthodontix. There is no established trading market for Orthodontix securities.

     In considering whether or not to approve the Merger, the Embassy Board reviewed all of the criteria for a prospective Acquired Business as set forth under "Background of the Merger" elsewhere herein, excluding only the opportunity for acquiring operating control of Orthodontix in view of management of Orthodontix' unwillingness to relinquish such control and the Embassy Board's lack of expertise in these regards. Significant import was given by the Embassy Board to Dr. Dresnick's agreement to serve as Chairman of the combined company. The Embassy Board concluded that a Business Combination with Orthodontix would satisfy Embassy's business objective of effecting a Business Combination which afforded the possibility of growth potential. See "RISK FACTORS" and "BUSINESS OF ORTHODONTIX."

     Consideration was given by the Embassy Board to securing an opinion (a "Fairness Opinion") of an independent investment banker or other financial advisor to the effect that the Merger would be fair, from a financial point of view, to the Embassy Shareholders. The Embassy Board decided not to obtain a Fairness Opinion due to the fact that the Merger requires the approval of a majority of the outstanding Embassy Common Stock entitled to vote at the Special Meeting and accordingly, the vote of the executive officers and directors of Embassy in the Merger is effectively neutralized by their agreement to vote consistent with the vote of a majority of the non-affiliated Embassy Shareholders and that each non-affiliated Embassy Shareholder will have certain redemption rights with respect to the Merger. In addition, the cost and expense of procuring a Fairness Opinion factored into the Embassy Board's decision not to obtain a Fairness Opinion.

Furthermore, the Embassy Board took note of the fact that no Embassy executive officer, director or principal shareholder is to become a salaried employee of Orthodontix subsequent to the consummation of the Merger.

     Orthodontix. The Orthodontix Board has determined that the Merger is in the best interests of Orthodontix and its shareholders. The Orthodontix Board and all its shareholders, without dissent or abstention have approved and adopted the Merger Agreement and the transactions contemplated thereby.

     In considering the Merger, the Orthodontix Board noted that the Merger would afford Orthodontix access to approximately $7.0 million (after payment of Embassy's expenses in consummating the Merger), and that Embassy's status as a company whose securities are publicly traded would afford Embassy's post-Merger management the opportunity to utilize Embassy's authorized but unissued securities to attempt to acquire other orthodontic practices rather than expend its cash resources for any such purpose, in each instance without the anticipated uncertainty attendant to Orthodontix' own public offering of securities and the possibility that any such offering might not be successfully consummated in view of then prevailing market conditions or, alternatively, the negotiation and uncertain consummation of additional commercial lending arrangements. The Orthodontix Board also took into account the fact that if all of the Underwriter Warrants were to be exercised subsequent to the Merger, as to which there can be no assurances, Embassy would derive proceeds of approximately $936,000 upon the exercise of the Underwriter Warrants. In addition, the Orthodontix Board also noted that the current public market for Embassy Common Stock would afford potential liquidity for the Embassy Common Stock to be acquired by the Orthodontix Shareholders in exchange for the Orthodontix Common Stock.

THE MERGER AGREEMENT

     Set forth below is a description of the material provisions of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus. As discussed below, the Merger will be effected by the merger of Embassy Sub with and into Orthodontix. To effect the Merger, Embassy formed Embassy Sub as a wholly-owned subsidiary.

     General. Upon consummation of the Merger, the Orthodontix Shareholders, including the persons receiving Merger Stock in connection with the Practice Acquisitions, will own approximately 57.9% of the then outstanding shares of Embassy Common Stock. Upon the exercise of the Underwriter Warrants, an aggregate of 6,147,940 shares of Embassy Common Stock will be outstanding upon consummation of the Merger, without giving effect to the issuance of 959,944 shares of Embassy Common Stock upon the exercise of the Closing Stock Options.

     None of the shares of Embassy Common Stock then outstanding on the Effective Date will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Embassy after the Effective Date. The Merger Agreement also provides that the Articles of Incorporation of Embassy will be amended on the Effective Date to change Embassy's name to "Orthodontix, Inc." and to revise Embassy's authorized capital stock to include the Preferred Stock.

     The Merger Agreement also provides that on the Effective Date the Embassy Board shall consist of (i) Dr. Dresnick, (ii) Dr. Grussmark, (iii) Mr. Guilford,
(iv) Mr. Halpryn, (v) Dr. Thompson, (vi) Mr. Gottlieb and (vii) Mr. Gerson.

     Closing. The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place no later than the fifth business day immediately following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as Embassy and Orthodontix agree (the "Closing Date").

     Representations and Warranties. The Merger Agreement contains various representations and warranties of Orthodontix and Embassy relating to, among other things: (i) each of Embassy's and Orthodontix' organization and similar corporate matters; (ii) each of Embassy's and Orthodontix' capital structure;
(iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related documentation; (iv) title to assets and properties; (v) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (vi) the documents and reports filed by Embassy with the Commission, including this Proxy Statement/Prospectus; (vii) the absence of certain liabilities; (viii) the absence of certain material events, changes or defaults; (ix) litigation; (x) the accuracy of the information provided by Orthodontix and Embassy; (xi) intellectual property of Orthodontix; (xii) compliance with laws and material agreements; (xiii) taxes; (xiv) environmental matters; (xv) certain accounting matters; and (xv) employee matters.

     Certain Covenants. Pursuant to the Merger Agreement, Orthodontix has agreed that, during the period from the date of the Merger Agreement until the Closing Date, except as permitted by the Merger Agreement (including those provisions set forth or described in this Proxy Statement/Prospectus) or as consented to in writing by Embassy, Orthodontix will, among other things: (i) use reasonable efforts to cause the Founding Practices to be operated and maintained in the usual and ordinary course of business and in material compliance with the terms of the Agreement, and to preserve the goodwill and business relationships with suppliers, customers and others; (ii) use reasonable efforts to cause the Founding Practices not to dispose of any material assets or properties other than in the ordinary course of business; and (iii) not declare any dividend or other distribution, sell or issue, redeem or otherwise acquire any shares of its capital stock or other securities.

     Pursuant to the Merger Agreement, Embassy has agreed that, during the period from the date of the Merger Agreement until the Closing Date or the earlier termination of the Merger Agreement, except as permitted by the Merger Agreement or consented to in writing by Orthodontix, Embassy will, among other things, (i) conduct its business in the ordinary and usual course and in material compliance with the Merger Agreement; (ii) not declare any dividend or other distribution, sell or issue, redeem or otherwise acquire any shares of its capital stock or other securities other than with respect to the Underwriter Warrants; and (iii) not make any payments or incur costs aggregating more than $30,000, exclusive of costs relating to the transactions contemplated by the Merger Agreement or costs relating to shares offered for redemption pursuant to this Proxy Statement/Prospectus.

     No Solicitation of Other Transactions. The Merger Agreement provides that Orthodontix, its officers, directors, representatives and agents will not solicit any proposal or offer to acquire all or any substantial part of the business or capital stock of Orthodontix or any of its subsidiaries from any person other than Embassy. The Merger Agreement also provides for similar restrictions on Embassy and its officers, directors, representatives and agents.

     Indemnification. The Merger Agreement provides indemnification to Orthodontix and Embassy for any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising out of, relating to or in connection with any misrepresentation or breach of representations, warranties or covenants contained in the Merger Agreement.

     Conditions to the Merger. The respective obligations of Embassy and of Orthodontix to effect the Merger are subject to a number of conditions, any or all of which may be waived by the party for whom the condition was established, including among others: (i) Orthodontix shall have consummated the Practice Acquisitions on the Effective Date; (ii) the Merger shall have been approved and adopted by the Embassy Shareholders, and no more than 30% in interest of the Embassy Common Stock held by Embassy Shareholders actually vote against the Merger; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court or any action by any state or federal governmental agency preventing the consummation of the Merger shall have been issued or taken and remain in effect; and (iv) all consents, orders and approvals legally required shall have been obtained and be in effect on the Effective Date.

     In addition to the conditions set forth above, the obligations of Embassy to effect the Merger are subject to the following conditions, any or all of which may be waived by Embassy: (i) Orthodontix shall have performed in all material respects its agreements contained in the Merger Agreement and all representations and warranties of Orthodontix contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and the Closing Date (as defined in the Merger Agreement); (ii) the receipt of a written opinion from counsel to Orthodontix as to certain matters; (iii) the absence of material adverse changes in the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of Orthodontix; (iv) Orthodontix' capitalization shall be as set forth in the Merger Agreement; and (v) the receipt of all consents, orders and approvals required to consummate the Merger.

     In addition to the conditions set forth in the first paragraph of this subsection, the obligations of Orthodontix to effect the Merger are subject to the following conditions, any or all of which may be waived by Orthodontix: (i) Embassy shall have cash assets of no less than $7.2 million as of the Closing;
(ii) Embassy shall have performed in all material respects its agreements contained in the Merger Agreement and all representations and warranties of Embassy contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and the Closing Date; (iii) Embassy's outstanding securities shall be unchanged in amount except as contemplated by the Merger Agreement; and (iv) an application to have the Embassy Common Stock quoted on the Nasdaq SmallCap Stock Market shall have been filed by Embassy.

     Termination. The Merger Agreement may be terminated prior to the Closing Date, whether before or after approval by the Embassy Shareholders: (i) at any time by the mutual consent of the Boards of Directors of Embassy and of Orthodontix; (ii) by either Orthodontix or Embassy after May 1, 1998 if the Merger shall not have been consummated on or before such date (so long as the party terminating has not breached its obligations under the Merger Agreement), unless such date is extended by mutual consent of the parties; or (iii) by either Orthodontix or Embassy if the other party is unable to satisfy any condition to the obligations of that party (other than by reason of a breach by that party of its obligations under the Merger Agreement).

     In the event of termination of the Merger Agreement by either Orthodontix or Embassy as provided above, the Merger Agreement shall become void and there will be no further obligation on the part of any of Orthodontix or Embassy except for certain nondisclosure obligations, unless such termination arises from a willful breach of the Merger Agreement.

     Expenses. The Merger Agreement provides that, whether or not the transactions contemplated by Merger are consummated, Orthodontix and Embassy shall each pay its own expenses incident to the negotiation, preparation and carrying out of the Merger Agreement, including all fees and expenses of its counsel and accountants for actions taken pursuant to the Merger Agreement.

     Amendment. Subject to applicable law, the Merger Agreement may not be amended except by the written agreement of Orthodontix and Embassy. Under applicable law, neither Orthodontix nor Embassy may amend the Merger Agreement subsequent to obtaining approval of their respective shareholders if such amendments would: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for shares of such corporation; (ii) alter or change any term of the Articles of Incorporation of Embassy following the Merger; or (iii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the Embassy Shareholders.

EFFECTIVE DATE

     The Merger will become effective on such date as Articles of Merger together with a Plan of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida. Such filing will be made simultaneously with or as soon as practicable after the Closing.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Embassy has agreed to cause Dr. Grussmark, Mr. Guilford, Dr. Thompson and Mr. Gerson to be elected as directors of Embassy, such election to become effective on the Effective Date. Such persons will comprise four of the seven members of the Embassy Board after the Merger and, consequently, will then control the business and affairs of Embassy. In consideration for Dr. Dresnick's efforts in the negotiation of the Merger on behalf of Embassy, on the Effective Date, Dr. Dresnick shall be granted the option to purchase, for a period of five years from the Effective Date, 200,000 shares of Common Stock, at a per share purchase price of $8.00 (the "Dresnick Options").

     In addition, Mr. Guilford, the President and Chief Operating Officer of Orthodontix will be granted the option for a period of five years from the Effective Date, to purchase at a per share purchase price equal to the

Average Price 150,000 shares. Richard L. Alfonso, Vice President -- Operations of Orthodontix, will be granted on the Effective Date the option to purchase at a per share purchase price equal to the Average Price 25,000 shares (the "Alfonso Options"), 20% of which shares may be purchased commencing on the Effective Date through the date which is 60 months from the Effective Date (the "60 Month Date"), an additional 20% of which may be purchased commencing on the date which is 12 months from the Effective Date through the 60 Month Date, an additional 20% of which may be purchased commencing on the date which is 24 months from the Effective Date through the 60 Month Date, an additional 20% of which may be purchased commencing on the date which is 36 months from the Effective Date through the 60 Month Date, and the remainder of which may be purchased commencing on the date which is 48 months from the Effective Date through the 60 Month Date. In the event Mr. Alfonso resigns or is terminated for cause by Orthodontix from his employment with Orthodontix, the Alfonso Options shall terminate.

     On the Effective Date, William Thompson, D.D.S., who will become a director of Embassy upon the closing of the Merger, shall be granted the option to acquire for a period of three years from the Effective Date, 40,000 shares of Common Stock at a purchase price equal to 80% of the Average Price (the "William Thompson Options").

     In connection with the Merger, in addition to the Dresnick Options, the Guilford Options, the Alfonso Options and the William Thompson Options, on the Effective Date, members of the law firm of Berman Wolfe & Rennert, P.A., counsel to Embassy, Jack Greenman, and Ed Strongin, both advisors to Orthodontix, shall be granted options to acquire an aggregate of 50,000, 50,000 and 10,000 shares of Common Stock, respectively, at any time and from time to time for a period of five years from the Effective Date at the per share purchase price equal to the Average Price (collectively the "Merger Options"). In addition, in connection with the Practice Acquisitions, options to acquire 327,444 shares of Common Stock at the Average Price per share, based on an assumed Average Price of $8.5625 per share, shall be granted to five Affiliated Orthodontists (the "Affiliated Orthodontists Options"). The Affiliated Orthodontists Options shall be granted to (i) John A. Benkovich, III, D.D.S., M.S., (ii) Clifford Marks, D.D.S., (iii) Bradley A. Taylor, D.M.D., (iv) Ronald Taylor, D.M.D., M.S., and
(v) Roger Taylor, D.M.D., as follows:

     On the Effective Date, Dr. Benkovich shall be granted the option to acquire an aggregate of 40,000 shares of Common Stock, at a per share purchase price equal to the Average Price, the exerciseability of which is subject to his generating certain levels of revenue from his orthodontic practice.

     On the Effective Date, Dr. Marks shall be granted the option to acquire for a period of three years from the Effective Date, 20,000 shares of Common Stock at a per share purchase price equal to 80% of the Average Price.

     On the Effective Date, Dr. Bradley Taylor shall be granted the option to acquire, in the aggregate, that amount of shares of Common Stock equal to the quotient obtained by dividing 1,340,000 by the Average Price, at a per share purchase price equal to the Average Price, the exerciseability of which is subject to his generating certain levels of revenue from his orthodontic practice.

     On the Effective Date, Dr. Ronald Taylor shall be granted the option to acquire, in the aggregate 50% of that amount of shares of Common Stock equal to the quotient obtained by dividing 950,000 by the Average Price, at a per share purchase price equal to the Average Price, the exerciseability of which is subject to his generating certain levels of revenue from his orthodontic practice.

     On the Effective Date, Dr. Roger Taylor shall be granted the option to acquire, in the aggregate, 50% of that amount of shares of Common Stock equal to the quotient obtained by dividing 950,000 by the Average Price, the exerciseability of which is subject to his generating certain levels of revenue from his orthodontic practice.

     The Dresnick Options, the Guilford Options, the Alfonso Options, the William Thompson Options, the Merger Options, and the Affiliated Orthodontists Options, together with options to be granted to 13 Affiliated Orthodontists in connection with their tenure on the Advisory Board (the "Advisory Board Options") are collectively referred to herein as the "Closing Stock Options." See "MANAGEMENT OF ORTHODONTIX -- Advisory Board."

EXCHANGE OF STOCK CERTIFICATES

     Any stock certificate that, prior to the Effective Date, represented outstanding shares of Orthodontix Common Stock will, on the Effective Date and prior to surrender, be deemed to evidence ownership of the Merger Stock for which such shares of Orthodontix Common Stock were exchanged in the Merger. From and after the Effective Date, certificates representing Embassy Common Stock will continue to represent such securities and will not be exchanged, notwithstanding the Name Change of Embassy to "Orthodontix, Inc."

     EMBASSY SHAREHOLDERS WILL NOT BE REQUIRED TO SURRENDER CERTIFICATES EVIDENCING SHARES OF EMBASSY COMMON STOCK FOLLOWING THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE SUBSEQUENT IMPLEMENTATION OF THE MERGER.

NO FRACTIONAL SHARES

     No certificates or scrip for fractional shares of Embassy Common Stock will be issued in connection with the Merger.

ABSENCE OF APPRAISAL RIGHTS

     Florida law does not afford appraisal rights to the Embassy Shareholders with respect to the Merger. However, see "Redemption Rights" below.

REDEMPTION RIGHTS

     Each non-affiliated Embassy Shareholder as of the Embassy Record Date will have the right until April 15, 1998 to offer his or her shares of Embassy Common Stock for redemption (the "Redemption") at a price equal to approximately $5.35 per share as of September 30, 1997 (the "Redemption Value"). The Redemption Value is equal to Embassy's book value divided by the number of shares of Embassy Common Stock held by all non-affiliated Embassy Shareholders, as determined by Embassy and audited by its independent public accountants, calculated as of the Embassy Record Date. If less than 30% in interest of Embassy Common Stock held by non-affiliated Embassy Shareholders who vote against approval of the Merger, and the Merger is consummated, Embassy will redeem shares of Embassy Common Stock at the Redemption Value from those Embassy Shareholders who affirmatively requested such redemption and who actually voted against approval of the Merger. If 30% or more in interest of Embassy Common Stock held by non-affiliated Embassy Shareholders actually vote against approval of the Merger, the proposed Merger will be terminated, Embassy will not proceed with the Merger and will not redeem any shares.

     A non-affiliated Embassy Shareholder wishing to exercise his or her redemption rights (i) must deliver to Embassy, prior to or at the Special Meeting but before the vote is taken on the Merger, a written objection to the Merger (the "Notice of Election"), which shall include a notice of his or her election to redeem his or her Embassy Common Stock, his or her name and residence address, the number of shares of Embassy Common Stock which he or she owns and demand for payment of the Redemption Value of his or her shares of Embassy Common Stock (which Notice of Election must be in addition to and separate from any proxy or vote against the Merger); and (ii) must vote against the Merger. A vote against the Merger, in person or by proxy, will in and of itself not constitute a written objection to the Merger satisfying the requirements for exercise of the redemption rights. In addition, a proxy directing such vote for an abstention, even if accompanied by a Notice of Election, will not meet the requirements for exercise of the redemption rights. A non-affiliated Embassy Shareholder, who elects to redeem his or her shares of Embassy Common Stock, may not redeem less than all of the shares of Embassy Common Stock beneficially owned by such Embassy Shareholder as of the Embassy Record Date. Embassy Shareholders, who timely file a Notice of Election and who vote their Embassy Common Stock against the Merger, are hereinafter referred to as "Redeeming Shareholders."

     ALL NOTICES OF ELECTION SHOULD BE ADDRESSED TO EMBASSY ACQUISITION CORP., 1428 BRICKELL AVENUE, SUITE 105, MIAMI, FLORIDA 33131, ATTENTION: GLENN HALPRYN.

     On the Effective Date, each Redeeming Shareholder will cease to have any of the rights of an Embassy Shareholder, except the right to be paid the Redemption Value for his or her shares of Embassy Common Stock. To maintain his or her position as a Redeeming Shareholder, each Embassy Shareholder must submit the certificate representing his or her shares of Embassy Common Stock to Embassy or its transfer agent as noted below. A Notice of Election may be withdrawn by an Embassy Shareholder, with the written consent of Embassy, prior to 20 days following the Effective Date.

     Within 10 days after the date on which the Embassy Shareholders approve the Merger, Embassy will send written notice of such approval ("Notice of Approval of Merger"), including the per share Redemption Value, by certified or registered mail to each Embassy Shareholder who filed a Notice of Election and who voted his shares against adoption of the Merger. Within 20 days following the date of mailing of the Notice of Approval of Merger, Redeeming Shareholders must submit certificates representing their shares of Embassy Common Stock to Embassy or its transfer agent. Within 30 days following the date of mailing of the Notice of Approval of Merger, Embassy will pay each Redeeming Shareholder who has submitted the certificates representing his or her shares of Embassy Common Stock to Embassy or its transfer agent, the Redemption Value for such shares. ANY REDEEMING SHAREHOLDER WHO FAILS TO SUBMIT HIS OR HER CERTIFICATES REPRESENTING EMBASSY COMMON STOCK WITHIN 20 DAYS FOLLOWING THE DATE OF MAILING OF THE NOTICE OF APPROVAL OF MERGER SHALL LOSE HIS REDEMPTION RIGHTS.

ACCOUNTING TREATMENT

     Embassy and Orthodontix believe that the Merger will be treated as a capital transaction equivalent to the issuance of stock by Orthodontix for Embassy's net monetary assets of approximately $7.4 million as of September 30, 1997, accompanied by a recapitalization of Orthodontix.

     In accordance with Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders" ("SAB 48"), the acquisition of the tangible and intangible assets and assumption of certain liabilities of the Founding Practices from certain promoters of the transaction (the orthodontists who own the Founding Practices) will be accounted for by Orthodontix, at the transferor's historical cost basis. The Orthodontix Common Stock being issued in connection with the acquisition of the Founding Practices will be recorded at the historical net book value of the net assets being acquired, net of liabilities assumed, as reflected on the books of the Founding Practices.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to be a "reorganization" for federal income tax purposes under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). As a consequence, other than with respect to the Redemption: (i) Embassy will not recognize any gain or loss in the Merger; and (ii) the Embassy Shareholders will not recognize any gain or loss in the Merger.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH EMBASSY SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS.

RESTRICTIONS ON SALES BY AFFILIATES

     The shares of Merger Stock to be issued to Orthodontix Shareholders in connection with the Merger have been registered under the Securities Act, and, subject to applicable law and certain lock-up agreements described below, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Orthodontix within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Orthodontix at the time of the Special Meeting (generally, directors, certain executive officers and major shareholders). Affiliates of Orthodontix may not sell their shares of

Embassy Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Date, an Affiliate (together with certain related persons) would be entitled to sell shares of Embassy Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Embassy Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Embassy remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Date, an Affiliate would be able to sell such Embassy Common Stock without such manner of sale or volume limitations, provided that Embassy was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of Embassy. Two years after the Effective Date, an Affiliate would be able to sell such shares of Embassy Common Stock without any restrictions provided such Affiliate has not been an Affiliate of Embassy for at least three months prior thereto.

     Under the terms of a lock-up agreement between each of the Affiliated Orthodontists who are issued Merger Stock (the "Practitioner Holders") and Embassy, all of the shares of Merger Stock to be issued to the Practitioner Holders in connection with acquisition of the Affiliated Practices as well as shares underlying stock options received by the Practitioner Holders (the "Practitioner Merger Stock") will not be permitted to be sold, transferred or otherwise disposed of for a period of six months from the Effective Date. Thereafter, the Practitioner Holders will not be permitted to sell, transfer or otherwise dispose of the Practitioner Merger Stock other than in amounts equal to: (i) 20% of the Practitioner Holder's Practitioner Merger Stock during the period of time commencing on the 181st day and ending on the 270th day after the Effective Date; (ii) 40% of the Practitioner Holder's Practitioner Merger Stock during the period of time commencing on the 271st day and ending on the 365th day following the Effective Date; and (iii) 60% of the Practitioner Holder's Merger Stock during the period of time commencing on the 366th day and ending on the 456th day following the Effective Date, and thereafter the Practitioner Holders' Practitioner Merger Stock will be transferable by the Practitioner Holders not deemed to be "Affiliates" of Embassy subject to applicable law. Affiliates are generally defined as persons who control, are controlled by, or under common control with Embassy (generally certain executive officers, directors and principal shareholders).

     Under the terms of a lock-up agreement executed by each of the Orthodontix Shareholders who receive Merger Stock other than the Practitioner Holders (the "Non-Practitioner Holders"), the Non-Practitioner Holders are not permitted to sell, transfer or otherwise dispose of any shares of Embassy Common Stock received in connection with the Merger or issuable upon exercise of any stock options for a period of 15 months from the Effective Date. Thereafter, such persons, not affiliates of Embassy, will be able to sell, transfer or otherwise dispose of such shares subject to applicable law.

     Under the terms of a lock-up agreement executed by each of Dr. Dresnick and Messrs. Halpryn, Stein, and Brumfield, they are not permitted to sell, transfer, or otherwise dispose of any shares of Embassy Common Stock currently owned by them or issuable upon exercise of any stock options for a period of six months following the Effective Date. Thereafter, for a period of nine months, Dr. Dresnick and Mr. Halpryn will only be permitted to sell, transfer or otherwise dispose of their shares in 20% increments per quarter. Under the terms of a lock-up agreement executed by Mr. Marshak, he is only permitted to sell, transfer, or otherwise dispose of 20,000 shares of Embassy Common Stock currently owned by him or issuable upon exercise of any stock options for a period of six months following the Effective Date, subject to applicable law.

     While no assurances can be made, it is contemplated that subsequent to the Effective Date, Embassy expects to file a registration statement on Form S-8 (the "S-8 Registration Statement") covering the resale of the shares of Embassy Common Stock issuable upon exercise of options to be granted under the Stock Option Plan (assuming it is approved) (the "S-8 Registration Statement"). The effect of filing such S-8 Registration Statement is that, subject to applicable law, upon the effectiveness of the S-8 Registration Statement, the shares of Embassy Common Stock underlying stock options to be granted under the Stock Option Plan, when properly issued, will be freely transferable under the Securities Act in accordance with the terms and conditions of the Stock Option Plan.

CERTAIN REGULATORY MATTERS

     No federal or state regulatory requirements remain to be complied with in connection with the Merger, except for certain required notifications and closing and post-closing filings.

OPERATIONS AFTER THE MERGER

     General. As a result of the Merger, Orthodontix will become a wholly-owned subsidiary corporation of Embassy. The Articles of Incorporation of Embassy will be amended on the Effective Date to, among other things, change Embassy's name to "Orthodontix, Inc."

     Directors and Executive Officers. In accordance with the Merger Agreement, all members of the Embassy Board will, immediately prior to the Effective Date, resign from the Embassy Board, other than Dr. Dresnick and Mr. Halpryn and, following the Merger, the Embassy Board shall elect four new members of the Embassy Board selected by Orthodontix, namely, Mr. Guilford, Dr. Grussmark, Dr. Thompson and Mr. Gerson and one new member selected by Embassy, namely, Mr. Gottlieb. In addition, all of Embassy's executive officers will resign effective on the Effective Date, to be replaced by Orthodontix' current executive officers. See "MANAGEMENT OF ORTHODONTIX -- Executive Officers and Directors."

     Dividends. Embassy does not presently intend to pay any cash dividends for the foreseeable future, as all available cash will be utilized to further the growth of Embassy's business subsequent to the Effective Date and for the proximate future thereafter. The payment of any subsequent cash dividends will be in the discretion of the Embassy Board and will be dependent upon Embassy's results of operations, financial condition, and other factors deemed relevant by the Embassy Board. See "DESCRIPTION OF EMBASSY'S SECURITIES."

     THE PROPOSAL TO APPROVE THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING EMBASSY SHARES HELD BY NONAFFILIATED SHAREHOLDERS AND NO MORE THAN 30% IN INTEREST OF THE EMBASSY COMMON STOCK HELD BY NON-AFFILIATED SHAREHOLDERS ACTUALLY VOTE AGAINST THE MERGER. UNLESS OTHERWISE SPECIFIED BY SUCH SHAREHOLDER, A VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A REQUEST BY SUCH SHAREHOLDER FOR REDEMPTION OF HIS SHARES. IF A SHAREHOLDER VOTES AGAINST THE MERGER BUT SPECIFICALLY CHOOSES NOT TO REDEEM HIS SHARES, SUCH SHAREHOLDER WILL CONTINUE TO BE A SHAREHOLDER OF EMBASSY. THE EMBASSY BOARD BELIEVES THAT APPROVAL OF THE MERGER IS IN THE BEST INTERESTS OF EMBASSY AND THE EMBASSY SHAREHOLDERS AND UNANIMOUSLY RECOMMEND A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER.

                         PROPOSAL 2: RESTATEMENT OF THE
                      ARTICLES OF INCORPORATION OF EMBASSY

     The Embassy Shareholders are being asked to consider and vote upon a proposal to amend and restate Embassy's Articles of Incorporation (the "Restated Articles") to provide for (i) an authorized class of Preferred Stock, consisting of 100,000,000 shares, par value $.0001 per share (the "Preferred Stock"), with rights, preferences and designations to be determined by the Embassy Board (the "Preferred Stock Amendment"); and (ii) a change in the corporate name from Embassy Acquisition Corp. to "Orthodontix, Inc."

     The following summary of the Preferred Stock Amendment is, in all respects, qualified and amplified by the actual language of the Restated Articles, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus.

AUTHORIZATION TO ISSUE PREFERRED STOCK

     Under Florida law and under the terms of the proposed Restated Articles of Embassy, preferred stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the Preferred Stock, and, if it decided to, may fix for each series, without further shareholder approval (i) the rate of dividend; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation; (iv) sinking fund provisions, if any, for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (vi) voting rights, if any.

     The Embassy Board may fix the number of votes to which each share of Preferred Stock is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the terms of voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock or other Preferred Stock.

     It is not possible to state the actual effect of the authorization of the Preferred Stock or other classes of stock upon the rights of holders of Embassy Common Stock until the Embassy Board determines the respective rights of the holders of one or more series of the Preferred Stock. However, such effects might include, without limitation: (a) restrictions on dividends on Common stock if Preferred Stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the Preferred Stock are in arrears; (b) substantial dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights or to the extent that any Preferred Stock is given conversion rights into Common Stock; and (c) the holders of Common Stock not being entitled to share in Embassy's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the Preferred Stock, which the Embassy Board may set at its discretion. The Embassy Board could also authorize holders of the Preferred Stock to vote, either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by Embassy or other extraordinary corporate transaction. Shares of Preferred Stock could even be privately placed with purchasers who might ally themselves with the Embassy Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of Embassy. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Embassy, thereby having an anti-takeover effect. The ability to issue Preferred Stock could be beneficial to management in a hostile tender offer while it may have an adverse impact on shareholders who may want to participate in such a tender offer.

     In addition, Embassy may be affected to the extent that Preferred Stock is issued which is, by its terms, redeemable, either at the option of Embassy or the holders of Preferred Stock, in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by Embassy upon redemption of the Preferred Stock will be the redemption price fixed for the shares of each series by the Board of Directors and may also include payment of all accumulated and unpaid dividends. There are many other potential effects not mentioned here.

     Although Embassy does not presently intend to issue any of the additional shares of Preferred Stock to be authorized, this approval is being sought in order to allow the Embassy Board to authorize the issuance of such shares when opportunities arise without delay, which would result from holding a meeting of the Embassy Shareholders to authorize the issuance of such additional shares.

     In approving the proposed Restated Articles of Embassy, Embassy Shareholders will also be authorizing the Embassy Board to take all such actions and execute and/or file all such documents as the Board deems necessary or appropriate to effectuate the purposes of the proposed Restated Articles, including, without limitation, the making of any technical or non-material changes to the Restated Articles. Furthermore, the Embassy Board reserves the right, notwithstanding approval of the proposed Restated Articles by the Embassy Shareholders, at any time prior to the filing of the Restated Articles, with the Secretary of State of Florida, to terminate all or any part of the provisions made a part of the Restated Articles and all transactions contemplated by or incident thereto.

     THE PROPOSAL TO AMEND AND RESTATE THE ARTICLES REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF EMBASSY COMMON STOCK VOTING IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THE EMBASSY BOARD BELIEVES THAT APPROVAL OF THE RESTATED ARTICLES IS IN THE BEST INTERESTS OF EMBASSY AND THE EMBASSY SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL.

                     [This Space Intentionally Left Blank]

                  PROPOSAL 3: RATIFICATION AND APPROVAL OF THE
                1997 EMBASSY ACQUISITION CORP. STOCK OPTION PLAN

     The Embassy Shareholders are being asked to consider the proposal to ratify and approve the 1997 Embassy Acquisition Corp. Stock Option Plan (the "Stock Option Plan"). The following summary of the Stock Option Plan is, in all respects, qualified and amplified by the actual language of the Stock Option Plan.

DESCRIPTION OF THE STOCK OPTION PLAN

     The Stock Option Plan was unanimously approved by the Embassy Board in November 1997 to become effective on the Effective Date, to provide Embassy with an effective means to attract, retain and motivate persons affiliated with Embassy. The Stock Option Plan is designed to comply with the requirements of
Section 16(b) the Exchange Act. A maximum of 500,000 shares of Embassy Common Stock (the "Option Shares") may be issued under the Stock Option Plan. No options may be granted under the Plan after November 18, 2007. Pursuant to the Merger Agreement, Embassy shall file with the Commission a Registration Statement on Form S-8 (the "Form S-8") covering the Option Shares. The effect of filing the Form S-8 is that, subject to applicable law, the Option Shares when properly issued by Embassy, shall be freely tradeable securities.

     The Stock Option Plan is to be administered by a compensation and stock option committee of the Embassy Board (the "Committee"), which, under the terms of the Stock Option Plan, must consist of at least two "Non-Employee Directors, within the meaning of Rule 16b-3 promulgated by the Commission under the Exchange Act. The Committee has the authority to interpret the provisions of the Stock Option Plan and to make all determinations deemed necessary or advisable for its administration. On the Effective Date, Mr. Gottlieb and Mr. Gerson shall serve on the Committee.

     The Stock Option Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and non-qualified stock options not intended to meet the requirements of
Section 422 of the Code. Incentive stock options may be granted to employees of Embassy and its subsidiaries, and non-qualified stock options may be granted to employees, directors, independent contractors and agents of Embassy and its subsidiaries. Subject to the Stock Option Plan, the Committee determines the persons to whom grants are made and the vesting, timing, amounts and other terms of such grants. An optionee may not receive incentive stock options exercisable in one calendar year for shares with a fair market value on the date of grant in excess of $100,000. No quantity limitations apply to the grant of nonqualified stock options.

     The exercise price of options may not be less than the fair market value of the Embassy Common Stock on the date of grant, except that the exercise price of any incentive stock option granted to the holder of more than 10% of the outstanding Embassy Common Stock may not be less than 110% of the fair market value of the Embassy Common Stock on the date of grant. The term of each option may not exceed ten years, except the term of any incentive stock option granted to the holder of more than 10% of the outstanding Embassy Common Stock may not exceed five years. The Stock Option Plan sets forth additional provisions with respect to the exercise of options by optionees upon the termination of their employment and upon their death.

     The number of shares of Embassy Common Stock covered by outstanding options, the number of shares of Embassy Common Stock available for issuance under the Stock Option Plan, and the exercise price per share of outstanding options, are proportionately adjusted for any increase or decrease in the number of issued shares of Embassy Common Stock resulting from a stock split or stock dividend. In the event of a merger, sale of all or substantially all of the assets or other "change in control" of Embassy (as defined in the Stock Option
Plan), all stock options will become immediately exercisable.

     The Committee may amend or terminate the Stock Option Plan, except that shareholder approval is required to increase the number of shares of Embassy Common Stock subject to the Stock Option Plan, to change the class of persons eligible to participate in the Stock Option Plan, or to materially increase the benefits accruing to participants under the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. It is intended that certain options granted under the Stock Option Plan will qualify as "incentive stock options" to the degree possible under the Code. This means that the optionee will not realize taxable income upon the grant or exercise of the option subject to compliance with the Code. However, any excess of the fair market value of the option stock on the date of exercise over the option price will constitute an item of adjustment for purposes of the alternative minimum tax and may cause the optionee to incur a liability for such tax in the year of exercise.

     If the optionee holds the stock purchased on exercise of the option until at least (a) one year after it is purchased and (b) two years after the option is granted, any profit or loss recognized on disposition of the stock will be treated as capital gain or loss. If, however, the optionee disposes of the stock within either the one or two-year period, the optionee generally will be required to include in ordinary taxable income upon disposition of the stock an amount equal to the lesser of (a) the amount, if any, by which the fair market value of such stock on the date the option was exercised exceeded the option price, or (b) the amount, if any, by which the amount realized from such disposition exceeds the option price; any additional gain would be long-term or short-term capital gain, depending upon how long the stock was held. But, for certain dispositions of stock made within either the one or two-year period by way of gift or by way of sale to a person or entity related to the optionee, the optionee may be required to include in ordinary taxable income the full amount described in (a), regardless of the amount realized from such disposition.

     The one and two-year requirements do not apply to the disposition of stock after an optionee's death by (a) the optionee's estate or (b) a person who acquires the right to exercise the option by reason of the optionee's death. In such cases, the stock may be disposed of any time after receipt and receive preferential tax treatment subject to the general holding period rules for capital gains.

     Options granted under the Stock Option Plan may be exercised by the transfer to Embassy of shares of Embassy's Common Stock with a fair market value equal to the option's exercise price. If the optionee transfers incentive stock option shares to Embassy before both the one and two-year holding periods have expired, the transfer will be treated as a disposition of such shares with the tax consequences described above. If the shares so transferred are not incentive stock option shares or, if they are such shares and both the one and two-year periods have expired, such transfer to Embassy will not be a taxable event.

     Generally, Embassy will not be entitled to any tax deduction in connection with the grant or exercise of an incentive stock option. If, however, the optionee disposes of stock acquired upon exercise of an option before the one and two-year periods have expired, Embassy will be entitled to deduct, when the optionee disposes of the stock, any amount the optionee is required to include in ordinary taxable income.

     Non-Qualified Stock Options. The grant by Embassy of non-qualified stock options is not a taxable event to the optionee. Generally, an optionee recognizes ordinary income on the date unrestricted option shares are issued to him pursuant to the exercise of the option in an amount equal to the "spread" or the excess of the fair market value of the shares on that date over the exercise price. Any further gain or loss on disposition of the shares will be capital gain or loss if the shares are held by the optionee for investment.

     In certain circumstances, Embassy will be entitled to deduct, as an expense, for federal income tax purposes any amount the optionee is required to include in ordinary income at the time such amount is so includable, provided that such amount is not deemed to be an "excess parachute payment" (i.e., payment payable upon a change of control of Embassy that is in excess of reasonable compensation).

OPTIONS OUTSTANDING

     As of the date of this Proxy Statement/Prospectus, no options have been granted under the Stock Option Plan. However, in connection with the Merger, Closing Stock Options to purchase approximately 959,944 shares of Embassy Common Stock shall be outstanding as of the Closing Date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Embassy Board believes that the best interests of Embassy will be served by Embassy implementing the Stock Option Plan. The Embassy Board believes that awards made under the Stock Option Plan will enable Embassy to better compete for qualified personnel, to retain such personnel in the employ of Embassy, and to motivate such personnel and align their long-term interests with those of the Embassy Shareholders. To remain competitive in attracting and retaining qualified personnel and to continue to provide such personnel proper motivation and incentives, the Embassy Board believes that the proposal to ratify and approve the Stock Option Plan should be approved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE EMBASSY SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE STOCK OPTION PLAN.

                      PRICE RANGES OF EMBASSY'S SECURITIES

     Embassy's Common Stock, par value $.0001 per share, has been quoted in the over-the-counter market under the symbol "MBCA" since April 2, 1996. The following table shows the reported low bid and high bid quotations for the Embassy Common Stock for the periods indicated below. The high and low bid prices for the periods indicated are interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These quotations have been obtained from the OTC Bulletin Board.

                                                                LOW BID       HIGH BID
                                                              (PER SHARE)    (PER SHARE)
                                                              -----------    -----------
1996
  April 2 through June 30...................................    $6.00          $6.25
  Third Quarter.............................................    $6.00          $6.25
  Fourth Quarter............................................    $6.00          $6.25
1997
  First Quarter.............................................    $6.00          $8.375
  Second Quarter............................................    $7.125         $9.25
  Third Quarter.............................................    $8.00          $8.00
  Fourth Quarter............................................    $5.25          $8.75
1998
  January 1 through March 25, 1998..........................    $8.00          $8.75

     On May 5, 1997 (the last day prior to the public announcement of the letter of intent relating to the Merger the Embassy Common Stock was quoted), the last reported closing bid price of the Embassy Common Stock was $9.25.

     On November 6, 1997 (the last day prior to the public announcement of the execution of the Merger Agreement the Embassy Common Stock was quoted), the last reported closing bid price was $8.00.

     On March 25, 1998 (the last day prior to the date of this Proxy Statement/Prospectus), the last reported closing bid price of the Embassy Common Stock was $8.75. On that date, there were 46 record holders of Embassy Common Stock, inclusive of those brokerage firms and/or clearing houses holding shares of Embassy Common Stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

     Embassy has not paid or declared any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                          PLAN OF OPERATION OF EMBASSY

     Embassy Acquisition Corp. was formed in November 1995 to seek to effect a merger, exchange of capital stock, asset acquisition or similar business combination (a "Business Combination") with a business (an "Acquired Business"). In connection with its initial capitalization, Embassy issued 1,160,000 shares of its Embassy Common Stock to its officers, directors and other shareholders for an aggregate sum of $76,078. On April 2, 1996, Embassy's Registration Statement on Form SB-2 (the "SB-2 Registration Statement") was declared effective by the Commission. Pursuant to the SB-2 Registration Statement, Embassy, in its initial public offering of securities, offered and sold 1,380,000 shares of Common Stock, par value $.0001 per share, at a purchase price of $6.00 per share (the "Offering"). The Offering was a "blank check" offering. In connection with the closing of the Offering, Embassy issued 1,380,000 shares of Common Stock and received gross proceeds of $8,280,000.

     Embassy, as a result of the offering had net proceeds of approximately $7,052,000 (the "Net Proceeds"). Approximately 90% of such proceeds ($6,346,800) was placed in escrow (the "Escrow Fund") immediately following the Offering.

     For the three and nine month periods ended September 30, 1997, Embassy incurred $16,609 and $67,019, respectively, of operating expenses and derived interest income of $91,140 and $258,793, respectively, as compared with the three and nine month periods ended September 30, 1996 when Embassy incurred $11,655 and $26,247, respectively, of operating expenses and derived interest income of $58,517 and $116,100, respectively. For the period from inception (November 30, 1995) through September 30, 1997, Embassy incurred $111,077 of operating expenses and derived interest income of $502,536.

     At December 31, 1996 and September 30, 1997, Embassy had cash and cash equivalents of $763,965 and $655,033, respectively, restricted short-term investments of $6,566,206 and $6,800,767, respectively, long-term assets of $8,472 and $8,472, respectively, and liabilities of $79,963 and $77,748, respectively.

                     [This Space Intentionally Left Blank]

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                        PLAN OF OPERATION OF ORTHODONTIX

     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of Orthodontix. Such statements are only predictions, and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "RISK FACTORS," as well as those discussed elsewhere in this Proxy Statement/Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of Orthodontix. The following should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     Orthodontix has conducted no operations to date other than entering into agreements to acquire the Founding Practices. Immediately subsequent to the consummation of the Practice Acquisitions, Orthodontix will provide practice management services to the Founding Practices pursuant to long-term administrative services agreements (the "Administrative Services Agreements") with separately organized PA Contractors. The PA Contractors directly employ Affiliated Orthodontists or affiliate with other separately formed professional associations owned by practicing orthodontists (the "Practitioner PAs") pursuant to employment agreements (the "PA Contractor Employment Agreements") or service agreements, as the case may be (the "Service Agreements") with terms ranging from two to ten years. In those practices where the PA Contractors do not directly employ the Affiliated Orthodontists, the Practitioner PAs directly employ orthodontists pursuant to employment agreements (the "Practitioner PA Employment Agreements") with substantially similar terms. In all cases Orthodontix directly employs all non-orthodontic personnel and subject to applicable law directly owns the tangible equipment and other assets utilized in the practice.

ADMINISTRATIVE SERVICES AGREEMENTS

     General. Pursuant to the Administrative Services Agreements, Orthodontix provides and has control over all non-orthodontic functions of the PA Contractors including all administrative, management, billing and support functions, while the PA Contractors and the Affiliated Orthodontists they employ or affiliate with, have control over all functions relating to the provision of orthodontic services. Orthodontix receives a management fee for the services. Subject to applicable state law the management fee (the "Management Fee") is either equal to (i) 15% percent of the accrued revenue derived by the PA Contractor and a percentage of the net income earned by the PA Contractor; or
(ii) a flat based fee, which is determined on an annual basis.

     Services Provided by Orthodontix. Pursuant to the Administrative Services Agreements, Orthodontix provides practice management services to the PA Contractors, which include consultation and other activities regarding the suitability of facilities and equipment, nonprofessional staffing, regulatory compliance, productivity improvements, inventory and supplies management, information systems management, marketing services, site selection and layout, billing and financial services, malpractice insurance, and, subject to applicable law, other services as Orthodontix deems necessary to meet the day to day requirements of the PA Contractors. Under the Administrative Services Agreements, Orthodontix has responsibility over billing of professional services, claims for reimbursement or indemnification from third parties, collection of accounts receivable, custody of checks, notes, and other forms of payment and funds deposited.

     Advisory Board. Orthodontix will establish an advisory board (the "Advisory Board") consisting of licensed orthodontists designated by Orthodontix and the PA Contractors who will meet to review, evaluate and make recommendations concerning capital improvements and expenditures, ancillary services, provider-payor relationships, strategic planning, fee-dispute resolution, and other management issues. In addition, the members of the Advisory Board who are licensed healthcare professionals shall have exclusive authority to review and resolve issues regarding the type and levels of healthcare services to be provided, fee schedules, any orthodontic or dental related functions and any other decisions required by applicable law to be made solely by dentists and orthodontists.

     Term and Termination. The Administrative Services Agreements have initial terms of 40 years, subject to prior termination by either party in the event the other party (i) becomes subject to bankruptcy proceedings or (ii) materially breaches the Administrative Services Agreement and such party fails to cure the breach within 30 days. In addition, the Administrative Services Agreement may be terminated by either party upon the occurrence of adverse legislative, regulatory or administrative change.

SERVICE AGREEMENTS AND PA CONTRACTOR EMPLOYMENT AGREEMENTS

     Under the Service Agreements and the PA Contractor Employment Agreements, the PA Contractor owns and operates each Affiliated Practice and has the exclusive right to bill and receive payment for orthodontic services rendered by the Affiliated Orthodontist. In exchange, the PA Contractor pays to the Practitioner PA in the case of a Service Agreement, or directly to the Affiliated Orthodontist, in the case of a PA Contractor Employment Agreement, a monthly base amount (the "Base Compensation") equal to a percentage (ranging from a low of 15% to a high of 48% of the practice's Accrued Revenue. "Accrued Revenue" is defined as: (i) 24% of the Initial Contract Amount; plus (ii) the Monthly Contract Residual Amount; plus (iii) Additional Non-Contract Service Charges. "Initial Contract Amount" for a given month is defined as the total value of any contracts to provide orthodontic services between a patient or third party payor on the one hand and the Affiliated Orthodontist, the Practitioner PA, or the PA Contractor on the other, for the provision of orthodontic services at a pre-determined fee-for service amount (whether or not payable in cash) which contract was generated by the Affiliated Orthodontist after the Effective Date (the "Contract"), entered into on or prior to the last business day of each month. "Monthly Contract Residual Amount" is defined as that amount equal to the amounts remaining to be paid by the patient or third party payor under a Contract (the "Remaining Amounts Payable") divided by the number of months remaining in the term of such Contract; except that the Remaining Amounts Payable shall not be in excess of 76% (other than for a Contract entered into prior to the Effective Date) of the total amounts payable by the patient or third party payor under the Contract. "Additional Non-Contract Service Charges" is defined as that amount charged for orthodontic services which are not included in a patient contract. Such orthodontic services include, but are not limited to, diagnosis charges, observation charges, retention charges and office visit charges.

     In addition to the Base Compensation, under certain conditions, a Service Fee (the "Service Fee"), equal to 70% of the "Net Operating Income" generated from the delivery of orthodontic services by the Affiliated Orthodontist is paid to the Practitioner PA in the case of a Service Agreement and directly to the Affiliated Orthodontist in the case of a PA Contractor Employment Agreement. "Net Operating Income" is defined as that amount, if any, equivalent to the percentage by which Practice Overhead declines as a percentage of Accrued Revenue annually; multiplied by the annual Accrued Revenue. "Practice Overhead" is generally defined as the sum of:

          (i) an agreed upon allocable share of salaries, benefits, and other direct costs of all employees other than licensed healthcare professional at the practice location (the "Location");

          (ii) an agreed upon allocable share of direct costs of all patient care and office supplies purchased in connection with the operation of the Location;

          (iii) an agreed upon allocable share of personal property and real property leasehold obligations entered into in connection with the performance of orthodontic services at the Location;

          (iv) an agreed upon allocable share of personal property and intangible taxes assessed against the assets used in connection with the operation of the orthodontic practice at the Location;

          (v) an agreed upon allocable share of malpractice insurance expenses and orthodontist recruitment expenses;

          (vi) the annual Base Compensation; and

          (vii) the Management Fee.

PRACTICE ACQUISITIONS

     In accordance with SAB 48, the acquisition of the tangible and intangible assets and assumption of certain liabilities of the Founding Practices from certain promoters of the transactions (the orthodontists who own the Founding Practices) pursuant to the Practice Acquisitions will be accounted for by Orthodontix at the transferors' historical cost basis, with the shares of Embassy Common Stock to be issued in connection with the acquisition of the Founding Practices recorded at the historical net book value of net assets being acquired, as reflected on the books of the Founding Practices. Future acquisitions of certain of the assets and liabilities of Affiliated Practices accounted for as purchases may result in substantial annual noncash amortization charges for intangible assets in Orthodontix' statements of operations.

     Subsequent to the Effective Date, Orthodontix intends to implement a growth strategy focused on (i) affiliating with additional orthodontic practices that have a high quality practice with strong financial performance; (ii) expanding Affiliated Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Affiliated Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) enhancing profitability through operational efficiencies.

RESULTS OF OPERATIONS

     Orthodontix has conducted no significant operations to date and will not conduct significant operations until the Practice Acquisitions and the Merger are consummated on the Effective Date. From inception through September 30, 1997, Orthodontix incurred general and administrative expenses of $515,700. See Orthodontix' Financial Statements and the notes thereto.

LIQUIDITY AND CAPITAL RESOURCES

     If the Practice Acquisitions and Merger had occurred on September 30, 1997, Orthodontix would have had pro forma working capital of approximately $3.3 million, including the payment of $3.4 million in cash to the Founding Practices.

     Orthodontix anticipates the primary uses of capital will include affiliation with orthodontic practices and funding working capital needs of Orthodontix and the Affiliated Practices. Orthodontix anticipates that it will incur approximately $535,000 of operating expenses for the year ending December 31, 1997, which does not include any expenses associated with the Merger or the acquisition of the Founding Practices. As part of its growth strategy, Orthodontix intends to enter into affiliations with additional orthodontic practices that will involve the payment of cash and issuance of capital stock.

YEAR 2000 COMPUTER COMPLIANCE

     The Commission has issued Staff Legal Bulletin No. 5 (CF/IM) stating that public operating companies should consider whether they will suffer any anticipated costs, problems or uncertainties as a result of the "Year 2000" issue , which affects existing computer programs that use only two digits to identify a year in the date field. Orthodontix anticipates that its business operations will electronically interact with third parties very minimally, and the issues raised by Staff Legal Bulletin No. 5 are not applicable in any material way to its contemplated business or operations. Additionally, Orthodontix intends that any computer systems that it will purchase or lease will have already addressed the "Year 2000" issue.

                            BUSINESS OF ORTHODONTIX

GENERAL

     Orthodontix was organized in August 1996 to provide practice management services to orthodontic practices. Upon consummation of the Merger, Orthodontix intends to manage the business aspects of the Affiliated Practices and may provide capital for the development and growth of such practices. Orthodontix will affiliate with Affiliated Practices and will generate revenues by providing management, marketing and development services to Affiliated Practices. Orthodontix presently intends to seek to expand its network of Affiliated Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic practices. Orthodontix has no current plans, arrangements, understandings or agreements to acquire any orthodontic practices other than the Founding Practices.

     The Founding Practices and Their Affiliated Orthodontists. Orthodontix has entered into definitive agreements, to be consummated concurrently with the closing of the Merger, to acquire certain operating assets of the Founding Practices, and enter into Service Agreements or PA Contractor Employment Agreements with the Founding Practices or the Affiliated Orthodontists, as the case may be, which include 28 orthodontists operating 41 offices located in 12 states. Management believes that the Founding Practices are leading practices in their markets and the Founding Practices were selected based upon a variety of factors, including size, profitability, historical growth and reputation for high quality care, among local consumers of orthodontic services and within the orthodontic services industry. Management intends to capitalize on the reputations and relationships of the Founding Practices and their Affiliated Orthodontists to assist Orthodontix in affiliating with additional orthodontic practices. Management believes that Orthodontix' management, marketing, recruiting and growth strategies, as applied to the Founding Practices, will maximize Orthodontix' revenues.

     Services of Orthodontix. Orthodontix will provide practice management services to the Affiliated Practices. Orthodontix will not practice orthodontics or dentistry, but generally will acquire certain tangible and intangible assets of an orthodontic practice, employ the non-orthodontic employees, and cause the PA Contractors to enter into Service Agreements or PA Contractor Employment Agreements with the Affiliated Practices or the Affiliated Orthodontists, as the case may be. Where state law allows and upon request by an Affiliated Practice, Orthodontix may lease equipment or office space to the Affiliated Practices. Each Affiliated Practice, in its sole discretion, determines the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the Affiliated Practice.

     Orthodontix will generate revenues by providing practice management services to the Affiliated Practices, including billing and collections, cash management, purchasing, inventory management, payroll processing, employee benefits administration, advertising and marketing, financial reporting and analysis, productivity reporting and analysis. Management believes, based on its experience with the Founding Practices and data available to it, that Orthodontix' emphasis on high quality patient care and its business, marketing, technological and practice-growth support systems will appeal to orthodontists inclined to affiliate with Orthodontix.

THE ORTHODONTIC INDUSTRY

     Orthodontics historically has been one of the more profitable specialties in dentistry. According to the JCO Study, in 1994, orthodontists in the United States conducted examinations of nearly 2.5 million potential new patients and initiated treatment for approximately 1.5 million patients. The typical orthodontist initiated treatment for approximately 170 patients in 1994 and maintained approximately 380 active cases.

     The primary target market for orthodontic treatment is children ages 8 to
18. In 1994, approximately 80%, or 1.2 million, of all patients treated were children. The U.S. Census Bureau estimates that as of July 1, 1996, there were approximately 37.6 million children and adolescents between the ages of 10 and
19. Management believes that as many as 50% of these children and adolescents could benefit from orthodontic treatment, presenting an attractive opportunity for Orthodontix. In addition to the traditional juvenile market, the adult market has been a rapidly growing market for orthodontic services. Management believes the market for adults has grown rapidly over the last 15 years as a result of several factors. Adults today are more conscious about their appearance, which may be improved by orthodontic treatment they may not have received as children. Moreover, many adults today are more willing to undergo orthodontic treatment in light of the development of new orthodontic materials and techniques that allow the orthodontist largely to conceal the bands and brackets used during treatment because they match the color of the teeth. Based on statistics obtained from the JCO Study, management believes that the adult market for orthodontic services remains untapped, as the number of adults who need or want orthodontic treatment substantially exceeds the number of patients currently seeking treatment. In 1994, standard case fees averaged approximately $3,500 for children and $3,800 for adults. On an individual practice basis, the 1997 Study reported median annual revenues of $518,800 and median operating income of $224,000 in 1996. Median overhead as a percentage of revenues was 55%. Median down payments were equal to approximately 25% of the total treatment cost. Median case starts and active treatment cases, according to the 1997 Study, were 180 and 400 per practice in 1996, respectively.

     Currently, there are approximately 9,000 practicing orthodontists in the United States. The industry is highly fragmented, with approximately 90% of the practicing orthodontists acting as sole practitioners and the balance practicing in multiple-doctor practices (generally two orthodontists) or in groups affiliated with competitors of Orthodontix. The training and qualification of an orthodontist is rigorous.

OPERATING STRATEGY

     Management believes that Orthodontix' operating strategy will enable Affiliated Practices to compete more effectively and realize significantly greater profitability than other orthodontic practices, thereby providing an inducement for additional orthodontists to affiliate with Orthodontix. Key elements of Orthodontix' operating strategy are anticipated to include:

     Emphasizing Quality Patient Care. Management believes that the services and support it provides to Affiliated Orthodontists will positively impact the level of patient care by increasing the Affiliated Orthodontists' time to concentrate on patient care. Management believes that the primary hindrances to consistent delivery of quality patient care are (i) the discrepancy in qualifications among practicing orthodontists and (ii) the amount of time each orthodontist spends on patient care. The qualifications of providers of orthodontic services vary from general dentists who have taken certain courses in orthodontics to graduates of accredited three-year programs.

     Capitalizing on the Best Demonstrated Practices of Affiliated Orthodontists. Orthodontix believes that it will be positioned to identify practice-level strategies that have proven successful for individual Affiliated Practices and share this information among other Affiliated Practices. Management will routinely evaluate the policies and procedures of the Affiliated Practices, including such critical areas as treatment quality, delivery of patient care, practice-building, marketing, patient financing programs and expense control. Orthodontix will provide Affiliated Orthodontists with comparative operating and financial data that will enable Affiliated Orthodontists to detect areas of their practices that could be improved. Orthodontix will provide its own analysis of such operating and financial data and recommend changes to improve performance. Orthodontix expects that a primary means of identifying and implementing solutions to particular practice issues will be to consult with Affiliated Practices that have had demonstrated success in a certain area. Orthodontix generally will seek to facilitate communication among Affiliated Practices through periodic conferences and meetings and, ultimately, through an intranet system. In addition, Orthodontix will establish an Advisory Board whose members are licensed orthodontists designated by Orthodontix and the PA Contractors, which will meet to review, evaluate and make recommendations concerning capital improvements and expenditures, ancillary services, provider-payor relationships, strategic planning, fee-dispute resolution, and other management issues. The Advisory Board shall have authority to review and resolve issues regarding the type and levels of healthcare services to be provided, fee schedules, any orthodontic or dental related functions and any other decisions required by applicable law to be made solely by dentists and orthodontists.

     Achieving Operating Efficiencies and Economies of Scale. Orthodontix intends to implement a variety of operating procedures and systems designed to improve the productivity and profitability of each orthodontic practice which becomes an Affiliated Practice and to achieve economies of scale. Orthodontix intends to implement centralized payroll processing, inventory control and national group purchasing contracts. Orthodontix plans to implement appropriate credit and collection policies which will accommodate specific needs of the target market of each Affiliated Practice. Management believes that patient flow and work flow could be enhanced by physical improvements in designs to facilities, which should result in an increase in the number of patients seen and an increase in employee and orthodontist productivity. If such physical improvement in design is supported by an adequate return on investment, the Affiliated Practice and Orthodontix may undertake such design changes. Operating efficiencies and economies will be instituted on a per market or per Affiliated Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, and employee and patient satisfaction.

     Increasing the Affordability of Orthodontic Care through Flexible Payment Plans. Orthodontix will assist Affiliated Practices in developing and implementing payment plans designed to make orthodontic services more affordable to prospective patients, thereby making orthodontic services available to a larger segment of the population in their respective markets. Many of the Founding Practices have historically received a down payment of approximately 20% of the total cost of services, which is typical in the orthodontics industry and is based on the costs incurred by an orthodontic practice at the time treatment is initiated. Recognizing that orthodontic services are largely discretionary and that a significant down payment is often a deterrent to prospective patients, Orthodontix believes that flexible payment plans are an effective means of increasing patient volume. Management believes that the markets in which Affiliated Practices are located are different and payment plans should be tailored to respond to the various market demands and opportunities. Orthodontix will make general recommendations to all Affiliated Practices with respect to instituting flexible payment plans and will develop and implement market-tailored plans upon the request of individual Affiliated Practices. In addition, Orthodontix will provide the working capital necessary for the Affiliated Practices to implement flexible payment plans which may result in the reduction or elimination of down payments.

     Stimulating Demand in Local Markets Through Aggressive Marketing. In consultation with and upon approval of the Affiliated Practices, Orthodontix may develop and implement marketing plans to augment each Affiliated Practice's referral and other marketing systems currently in place. Management believes that the orthodontic industry has not taken advantage of the gains that can be achieved through strategic direct marketing and intends to, upon request of an Affiliated Practice, may implement direct marketing campaigns. Upon the request of an Affiliated Practice and in appropriate markets, Orthodontix may attempt to reach potential patients through print, local television and radio advertising.

GROWTH STRATEGY

     Management believes the continued growth of the Founding Practices and the affiliation of new Affiliated Practices are key components of the future success of Orthodontix. To increase Orthodontix' revenues and profits and gain market share, management intends to initiate a growth strategy designed to increase the number of Affiliated Practices and Affiliated Orthodontists over time. Management's expansion strategy includes:

     Affiliations with Orthodontic Practices. Management believes that Orthodontix' target market for affiliations includes approximately half of the orthodontic practices in the United States (approximately 4,500 practices), because these practices offer quality orthodontic services and opportunity for revenue and earnings growth. Management believes that affiliation will be an attractive option for many orthodontists because Orthodontix intends to (i) identify and recruit qualified associate orthodontists for the Affiliated Practices, (ii) offer business systems for each Affiliated Practice, (iii) with the approval of the Affiliated Orthodontist, hire the necessary business and non-orthodontic personnel for each new Affiliated Practice, (iv) help increase each Affiliated Practice's market share and the number of new patients seen by recommending successful marketing and advertising strategies, and (vi) reduce the time Affiliated Orthodontists spend on administrative and business related tasks, allowing them to focus on delivering quality patient care.

     Internal Growth through Improved Operating Efficiencies. An element of management's growth strategy is internal Affiliated Practice growth through improving each practice's operating efficiencies. Orthodontix plans to implement payroll processing, employee benefits administration, financial reporting and analysis, inventory management and national group purchasing discounted contracts and intends to implement appropriate credit and collection policies which accommodate specific needs of the general target markets of each Affiliated Practice. Operating efficiencies and economies may be instituted on a per market or per Affiliated Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, employee satisfaction and patient satisfaction.

AFFILIATED PRACTICE OPERATIONS AND LOCATIONS

     Payment Plan; Case Fees. At the initial orthodontic treatment, the patient signs a contract outlining the terms of the treatment, including the anticipated length of treatment and the total fees. Each Affiliated Orthodontist determines the appropriate fee to charge for services to patients based upon market conditions in the area served by that Affiliated Orthodontist. Generally, the amount of fees charged by the Affiliated Orthodontists are independent of the patient's source of payment. The number of required monthly payments is estimated at the beginning of the case and generally corresponds to the anticipated number of months of treatment. Depending on the patient's credit history, the down payment will range from a substantial down payment to no down payment. Patients are typically required to pay equal monthly installments although each Affiliated Practice will offer a payment plan tailored to its market and patients.

     If the treatment period exceeds the period originally estimated by the orthodontist, the patient and the Affiliated Orthodontist will determine whether payment for additional treatment will be required. If the treatment is completed prior to the scheduled completion date, the patient is required to pay the remaining balance of the contract. If a patient terminates the treatment prior to the completion of the treatment period, the patient is required to pay the balance due for services rendered to date. Other payment plans with lower monthly payments are available for patients who have insurance coverage for the treatment. Payments for patients with insurance may be lower, depending upon the amount of the fee paid on behalf of the patient by insurance policies. For patients with insurance coverage, the portion of the fee not covered by insurance is paid by the patient and is not generally waived or discounted by the Affiliated Practice.

     Information Systems ("IS"). Orthodontix plans to implement a comprehensive IS strategy over the next several years. Orthodontix may implement a communications and data transmission program utilizing an intranet system and commercially available integration technology. Typically, an orthodontic practice utilizes an accounting and general ledger system as well as a production system. The accounting and general ledger system will be implemented promptly upon the Affiliated Practice's affiliation with Orthodontix. The production system, which provides patient and practice management functions, will take more time to implement. While it is Orthodontix' stated objective to protect the computer system and applications investment of each Affiliated Practice, management intends to use a combination of integration and interface technologies to tie together the disparate systems.

     Purchasing. Orthodontix plans to coordinate quantity discounts of equipment, office furniture, inventory and supplies for the Affiliated Practices in order to reduce per unit costs. In addition, Orthodontix will negotiate arrangements with other suppliers, such as casualty insurance carriers, that should provide cost savings to the Affiliated Practices.

     Locations. Upon consummation of the Practice Acquisitions, Orthodontix will provide management services to the following locations:

                   NUMBER OF       NUMBER OF   NUMBER OF
STATE           ORTHODONTISTS(1)    OFFICES     CITIES
-----           ----------------   ---------   ---------
California              1              1           1
Florida                14             21          19
Georgia                 1              1           1
Illinois                4              6           5
Kentucky                1              2           2
Louisiana               1              1           1
Maryland                1              1           1
Massachusetts           1              2           2
Ohio                    1              2           2
Pennsylvania            1              1           1
Texas                   1              1           1
Virginia                1              2           2
                       --             --          --
Total                  28             41          38

---------------

(1) The 27 Founding Practices include an aggregate of 28 Affiliated Orthodontists, operating in 12 states.

AFFILIATED ORTHODONTIST, PA CONTRACTOR AND OTHER CONTRACTUAL RELATIONSHIPS

     Orthodontix contracts with the PA Contractors who employ Affiliated Orthodontists pursuant to PA Contractor Employment Agreements or affiliate with Affiliated Orthodontists pursuant to Service Agreements to provide orthodontic services. The PA Contractor Employment Agreements and Service Agreements typically have terms ranging from two to ten years. The Affiliated Orthodontists generally receive a percentage of the gross revenue generated at the Affiliated Practice as well as a percentage of the Net Operating Income derived from the Affiliated Practice. The Affiliated Orthodontists are required to hold a valid license to practice orthodontics in the jurisdiction in which the Affiliated Orthodontist practices. Orthodontix is responsible for billing patients and third party payors for services rendered by the Affiliated Orthodontist. All of the Affiliated Orthodontists have agreed, for a period of one to two years after the termination of employment or affiliation, not to compete with Orthodontix or the PA Contractor within a defined geographic area and not to solicit Affiliated Orthodontists, other employees or patients of the Affiliated Practices.

     Orthodontix has Administrative Services Agreements with the PA Contractors. Under the Administrative Services Agreements, Orthodontix has control over all non-orthodontic functions of the PA Contractors, including all administrative, management, billing and support functions. The PA Contractors pay Orthodontix a management fee for its services. In certain states, the fee is equal to a percentage of the gross revenue generated by the underlying Affiliated Practices contracting with the PA Contractors as well as a percentage of the Net Operating Income of such underlying Affiliated Practices. In other states, the management fee consists of a flat base fee, which is determined on an annual basis. Each of the Administrative Services Agreements has a term of 40 years and is subject to renegotiation at the end of such term.

GOVERNMENT REGULATION

     General. The business of Orthodontix is subject to a variety of governmental and regulatory requirements relating to healthcare matters as well as laws and regulations which relate to business corporations in general. In general, regulation of healthcare companies is increasing. Every state imposes licensing requirements on individual orthodontists and on facilities operated by and services rendered by orthodontists. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which orthodontists may be providers. In connection with the entry into new markets, Orthodontix, the Affiliated Practices and the Affiliated Orthodontists may become subject to compliance with additional regulations.

     The operations of the Affiliated Practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, compliance with those standards has not had any material adverse effect on the operations of the Founding Practices. Based on its familiarity with the historical operations of the Founding Practices and the activities of Orthodontix' Affiliated Orthodontists, management believes that the Affiliated Practices are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.

     State Legislation. The laws of several states prohibit orthodontists from splitting fees with non-orthodontists. Furthermore, many states prohibit non-orthodontic entities from practicing orthodontics, employing orthodontists, or in some circumstances, employing orthodontic assistants. The laws of some states prohibit advertising orthodontic services under a trade or corporate name and require that all advertising be in the name of the orthodontist. A number of states also regulate the content of advertisement of orthodontic services and the use of promotional gift items. A number of states limit the ability of a non-licensed dentist or non-orthodontist to own equipment or offices used in an orthodontic practice. Some of these states allow leasing of equipment and office space to an orthodontic practice, under a bona-fide lease, if the equipment and office remain in the complete care and custody of the orthodontist. Management believes, based on its familiarity with the historical operations of the Founding Practices, the activities of Orthodontix' Affiliated Orthodontists and applicable regulations, that Orthodontix' planned activities do not constitute the prohibited practices contemplated by these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of Orthodontix' initial relationships with its Affiliated Orthodontists or the operation of the Affiliated Practices. In addition, statutes in some states could restrict expansion of Orthodontix operations in those jurisdictions.

     Regulatory Compliance. Orthodontix may be required to modify its agreements, operations and marketing strategies from time to time in response to changes in the business and regulatory environment. Orthodontix intends to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not materially affect Orthodontix' business, financial condition and results of operations.

COMPETITION

     Orthodontix anticipates facing substantial competition from other entities as Orthodontix seeks to affiliate with additional orthodontic practices. Orthodontix is aware of several practice management companies that are focused in the area of orthodontics. Additional entities may enter this market and compete with Orthodontix. Certain of these competitors have greater financial or other resources than Orthodontix.

     The business of providing orthodontic services is highly competitive in each market in which the Affiliated Practices and other practices operate. Founding Practices compete with orthodontists who maintain single offices or operate a single satellite office, as well as with orthodontists that maintain group practices or operate in multiple offices. Founding Practices also compete with general dentists and pedodontists who provide certain orthodontic services, some of whom have more established practices. The provision of orthodontic services by such dentists and pedodontists has increased in recent years. There can be no assurance that Orthodontix or the Affiliated Practices will be able to compete effectively within their markets.

EMPLOYEES

     Upon completion of the Practice Acquisitions and the Merger, Orthodontix will employ an aggregate of approximately 220 employees. None of Orthodontix' employees are represented by a collective bargaining agreement.

PROPERTIES

     Orthodontix currently subleases, on a month to month basis, approximately 1,200 square feet of office space in Coral Gables, Florida from Guilford & Associates, P.A., a firm wholly owned by F.W. Mort Guilford, the President and Chief Operating Officer of Orthodontix, for a monthly rental amount of approximately

$1,000. In addition to the monthly rental amount, Orthodontix is liable to pay to Guilford & Associates, P.A. Orthodontix' pro-rata share of office expenses. Upon consummation of the Merger, it is presently anticipated that Orthodontix shall rent approximately 3,000 square feet of office space in the Miami-Dade County, Florida area. In addition, upon consummation of the Practice Acquisitions, Orthodontix will become obligated under 41 separate lease agreements relating to the office space of the Founding Practices.

INTELLECTUAL PROPERTY

     Orthodontix has not applied for or obtained any registrations of its trademarks or service marks. Orthodontix is aware of one other orthodontic practice management company in the United States that uses, in part the name "Orthodontix." There can be no assurances that actions taken by Orthodontix will be adequate to protect Orthodontix' intellectual property rights, if any.

LITIGATION AND INSURANCE

     Orthodontix does not have any pending litigation. The Affiliated Practices provide orthodontic services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although Orthodontix does not control the practice of orthodontics by the Affiliated Practices, it could be asserted that Orthodontix should be held liable for malpractice of an Affiliated Orthodontist.

     Orthodontix intends to maintain general liability insurance for itself and on behalf of the Affiliated Practices and it is anticipated that, where permitted by applicable law and insurers, Orthodontix will be named as an additional insured under the policies of the Affiliated Practices. There can be no assurance that any claims against Orthodontix or any of the Affiliated Practices will not be successful, or if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable rates.

                           MANAGEMENT OF ORTHODONTIX

EXECUTIVE OFFICERS AND DIRECTORS

     The current and contemplated position (subsequent to the consummation of the Merger) of each executive officer and director of Orthodontix is listed below.

                                                                                           CONTEMPLATED POSITION
NAME                                    AGE            CURRENT POSITION                       AFTER THE MERGER
----                                    ---            ----------------                    ---------------------
Stephen Grussmark, D.D.S.,              57    Chief Executive Officer and Chief    Chief Executive Officer and
M.S.D.                                        Clinical Officer                     Chief Clinical Officer, Director of
                                                                                   Embassy (responsibilities include new
                                                                                   business development and liaison with
                                                                                   orthodontic practices)
F.W. Mort Guilford                      70    President, Chief Operating Officer,  President, Chief Operating Officer,
                                              Director                             Director of Embassy, President of
                                                                                   Orthodontix
Richard L. Alfonso                      34    Vice President-Operations,           Vice President-Operations, Secretary
                                              Secretary                            of Embassy, Secretary

     Stephen Grussmark, D.D.S., M.S.D. has been Chief Executive Officer and Chief Clinical Officer of Orthodontix since its inception. Since 1968, Dr. Grussmark has been a practicing orthodontist in the Miami, Florida area. Since 1990, Dr. Grussmark has been an Assistant Clinical Professor of Graduate Orthodontics at the University of Florida Dental School and has been a staff member at Miami Children's Hospital since 1969. Since 1997, Dr. Grussmark has been a Clinical Instructor at Nova University Dental School -- Graduate Department of Orthodontics. Dr. Grussmark is a member of the Dade County Dental Research Group, the American Dental Association, the American Association of Orthodontists, the Southern Association of Orthodontists, and is Past President of both the Florida Cleft Palate Association and the South Florida Academy of Orthodontists.

     F.W. Mort Guilford has been President, Chief Operating Officer and a director of Orthodontix since its inception. Since 1956, Mr. Guilford has been practicing business, real estate and land use law in the Miami, Florida area and has been an investor in numerous business ventures, including real estate, banking and food franchises. Mr. Guilford has served as Chairman of The Alma Jennings Foundation, a charitable foundation, since 1984, and from 1989 through 1994 he served on the Florida Public Service Nominating Committee, which makes recommendations to the Governor of Florida for appointees to the Florida Public Service Commission. In addition, Mr. Guilford served on the State of Florida Finance and Bond Council, was a member of the University of Miami Board of Trustees, and was Chairman of the Economic Development Committee and Code Enforcement Board for the City of Coral Gables, Florida. Since 1995, Mr. Guilford has been a member of the Coral Gables Foundation.

     Richard L. Alfonso has been Vice President -- Operations and Secretary of Orthodontix since November 1996. From April 1996 through October 1996 and from June 1994 through December 1995, Mr. Alfonso was Director of Mergers and Acquisitions at Sterling Healthcare Group, Inc. ("Sterling"), a firm engaged in providing practice management services to emergency room physicians. From January 1996 through March 1996, Mr. Alfonso was Vice President -- Mergers and Acquisitions at Lifeway, Inc., a firm engaged in providing practice management services to physicians. From December 1993 through May 1994, Mr. Alfonso was Director of Medical Staff Services at Sterling. From May 1990 through November 1993, Mr. Alfonso was employed by the Federal Reserve Bank of Atlanta, Miami Branch, as a supervisor in the security services department.

COMPENSATION OF OFFICERS AND DIRECTORS

     Other than Mr. Alfonso, who was paid $10,000 during the year ended December 31, 1996 and $60,000 during the year ended December 31, 1997, no executive officer of Orthodontix has received any cash compensation from Orthodontix since inception.

     Directors of Orthodontix receive no compensation for their services as directors, other than accountable reimbursement for any reasonable business expenses incurred in connection with their activities on behalf of Orthodontix; however, they will be entitled to receive stock options under the Stock Option Plan. See "PROPOSAL 3: RATIFICATION AND APPROVAL OF THE 1997 EMBASSY ACQUISITION CORP. STOCK OPTION PLAN."

ADVISORY BOARD

     Upon consummation of the Merger, it is currently anticipated that Orthodontix will establish an advisory board (the "Advisory Board") consisting of the following licensed orthodontists:

Donald E. Adams, D.D.S.                Brent W. Bernard, D.M.D.
John A. Benkovich, III, D.D.S., M.S.   Steve A. Chapman, D.M.D.
Robert L. Edgerton, D.D.S.             C. Lynn Hurst, D.D.S., M.S.
Alan W. Kaplin, D.D.S.                 E. Joseph LeCompte, D.D.S., M.S.
Clifford Marks, D.D.S.                 Ernest H. McDowell, D.M.D.
Stephen Paige, D.D.S.                  Bradley A. Taylor, D.M.D.
Jeffrey Thompson, D.M.D.

     The Advisory Board will meet to review, evaluate and make recommendations concerning capital improvements and expenditures, ancillary services, provider-payor relationships, strategic planning, fee-dispute resolution, and other management issues. In addition, the members of the Advisory Board shall have exclusive authority to review and resolve issues regarding the type and levels of healthcare services to be provided, fee schedules, any orthodontic or dental related functions and any other decisions required by applicable law to be made solely by dentists and orthodontists.

     Each member of the Advisory Board shall be granted, on the Effective Date, the option to acquire 7,500 shares of Embassy Common Stock at the Average Price per share for a three year period commencing on the date which is three years from the Effective Date, so long as such member maintains continuous service on the Advisory Board.

ANTICIPATED EMPLOYMENT ARRANGEMENTS

     Upon consummation of the Merger it is currently anticipated that Dr. Grussmark, Mr. Guilford, and Mr. Alfonso will become Embassy's Chief Executive Officer and Chief Clinical Officer; President and Chief Operating Officer; Chief Financial Officer, Vice President -- Operations, Treasurer and Secretary, respectively. Immediately following the Merger, it is contemplated that Dr. Grussmark, an Affiliated Orthodontist, will not receive a salary in his capacity as Chief Executive Officer but will be provided with health insurance benefits for himself and his dependants. Further, Dr. Grussmark's responsibilities will include business development and acting as a liaison between Embassy and the orthodontic practices. It is not anticipated that Dr. Grussmark will be involved in the day to day operations of Embassy following the Merger. Upon consummation of the Merger, it is anticipated that Messrs. Guilford and Alfonso will receive base annual salaries of $80,000 and $70,000, respectively, as well as be provided with health insurance benefits for themselves and their dependents. It is presently anticipated that Messrs. Guilford and Alfonso shall enter into written employment agreements with Embassy subsequent to the Effective Date. Orthodontix is currently in the process of interviewing several candidates to replace Mr. Alfonso as Chief Financial Officer. Upon the retention of a Chief Financial Officer, it is contemplated that Mr. Alfonso will retain his other executive officer positions with Orthodontix but will resign from the Chief Financial Officer position.

     In addition, Mr. Guilford will be granted the option for a period of five years from the Effective Date, to purchase at a per share purchase price equal to the Average Price 150,000 shares. Richard L. Alfonso, Vice
President -- Operations of Orthodontix, will be granted on the Effective Date the option to purchase at a per share purchase price equal to the Average Price 25,000 shares (the "Alfonso Options"), 20% of which shares may be purchased commencing on the Effective Date through the date which is 60 months from the Effective Date (the "60 Month Date"), an additional 20% of which may be purchased commencing on the date which is 12 months from the Effective Date through the 60 Month Date, an additional 20% of which may be purchased commencing on the date which is 24 months from the Effective Date through the 60 Month Date, an additional 20% of which may be purchased commencing on the date which is 36 months from the Effective Date through the 60 Month Date, and the remainder of which may be purchased commencing on the date which is 48 months from the Effective Date through the 60 Month Date. In the event Mr. Alfonso resigns or is terminated for cause by Orthodontix from his employment with Orthodontix, the Alfonso Options shall terminate.

                  CERTAIN TRANSACTIONS RELATING TO ORTHODONTIX

     Orthodontix has met its cash requirements in its developmental stage from bank financing and from personal loans made by F.W. Mort Guilford (the "Guilford Loans"). In July 1997, Orthodontix obtained a credit facility from a bank which enables Orthodontix to borrow up to $500,000 for working capital purposes (the "Bank Credit Facility"). The repayment obligations of Orthodontix under the Bank Credit Facility have been secured by the pledge of certain collateral by Dr. Dresnick. The Guilford Loans and the borrowings under the Bank Credit Facility bear interest at the prime rate plus 1%. As of March 20, 1998, the amounts outstanding under the Guilford Loans and the Bank Credit Facility are approximately $331,000 and $487,000, respectively. The amounts outstanding under the Guilford Loans are contemplated to be satisfied in full upon the Effective Date with the working capital of Embassy. In February 1998, Stephen Grussmark, D.D.S., M.S.D., the Chief Executive Officer and Chief Clinical Officer of Orthodontix, loaned to the Orthodontix $100,000 (the "Grussmark Loan"). The Grussmark Loan bears interest at the prime rate plus 1%. The amounts outstanding under the Grussmark Loan are contemplated to be satisfied in full upon the Effective Date with the working capital of Embassy.

     Concurrently with the closing of the Merger, Orthodontix will consummate the Practice Acquisitions pursuant to which it will acquire certain operating assets of 27 separate Founding Practices in exchange for cash and shares of Embassy Common Stock and enter into long-term practice management services agreements with the Founding Practices. The acquisition of each of the Founding Practices was individually negotiated between Orthodontix and each Founding Practice with respect to all material terms, including without limitation, valuation. The aggregate consideration to be paid to the Founding Practices is approximately $22.1 million, consisting of 2,187,940 shares of Embassy Common Stock at a price of $8.5625 per share and $3.4 million in cash, all of which is payable upon the closing of the Practice Acquisitions. The aggregate consideration to be paid for the Founding Practices will not change; however, the actual number of shares of Embassy Common Stock issued to the Founding Practices will increase or decrease depending upon the average of the closing bid and ask price, as reported on the OTC Bulletin Board, of Embassy Common Stock for the 15 trading days immediately preceding the date of the closing of the Practice Acquisitions (the "Average Price"). The exact number of shares will be determined by dividing $18.7 million by the Average Price.

     Dr. Grussmark, who will become an officer and a director of Embassy at the closing of the Merger, will receive 102,774 shares of Embassy Common Stock and $220,000 in cash as a result of the Practice Acquisitions. The analysis used to determine the consideration to be paid to Dr. Grussmark in connection with the sale of his orthodontic practice is consistent with the analysis used to calculate the consideration to be paid in the other Practice Acquisitions.

     Attorneys in the law firm of Berman Wolfe & Rennert, P.A., counsel to Embassy, are shareholders of Embassy and Orthodontix. Berman Wolfe & Rennert, P.A. has provided legal services in the past to Orthodontix. Upon closing of the Merger, attorneys in Berman Wolfe & Rennert, P.A. shall own, in the aggregate, 104,567 shares of Common Stock of Embassy and options to acquire 50,000 shares of Embassy Common Stock. Jack Greenman, advisor to Orthodontix, is a shareholder of Embassy and Orthodontix and has provided services in the past to Orthodontix. Upon closing of the Merger, Mr. Greenman shall own, in the aggregate, 69,712 shares of Common Stock of Embassy and options to acquire 50,000 shares of Embassy Common Stock. "PROPOSAL 1 -- THE MERGER -- Interest of Certain Persons in the Merger."

     The following table provides certain information concerning each of the Founding Practices and each person who has an ownership interest in a Founding Practice, all of whom are deemed to be promoters of the transaction:

               CONSIDERATION TO BE RECEIVED BY FOUNDING PRACTICES

                                           ASSETS                        VALUE OF
FOUNDING PRACTICE SHAREHOLDER         CONTRIBUTED(1)(2)      CASH      DISTRIBUTION   SHARES(3)
-----------------------------         -----------------   ----------   ------------   ---------
Adams, Donald E., D.D.S.............     $   66,035       $  127,378   $   849,184       84,299
Aguirre, Michael, D.D.S.............     $   40,470       $  163,917   $ 1,092,779      108,480
Aylward, Gerry, D.D.S...............     $   16,647       $   73,898   $   492,653       48,906
Benkovich, John A., III, D.D.S.,
  M.S...............................     $   80,539       $  102,000   $   510,000       47,650
Bernard, Brent, D.M.D...............     $   42,571       $  123,000   $   615,000       57,460
Chapman, Steve, D.M.D...............     $   91,126       $  263,688   $ 1,318,440      123,183
Downs, Maurice, D.D.S...............     $   31,336       $   93,120   $   465,600       43,501
Edgerton, Robert, D.D.S.............     $   12,352       $  126,000   $   840,000       83,387
Gray, James, D.M.D..................     $   40,608       $   53,713   $   537,127       56,457
Grosser, Scott, D.M.D...............     $   11,620       $  114,614   $   764,097       75,852
Grussmark, Stephen, D.D.S...........     $   58,835       $  220,000   $ 1,100,000      102,774
Herzberg, Robert, D.D.S., M.D.S.....     $   15,960       $   43,701   $   218,504       20,415
Hurst, Lynn, C., D.M.D..............     $   62,515       $  190,926   $   954,630       89,192
Kaplin, Alan, D.D.S.................     $   28,246       $  235,200   $ 1,176,000      109,874
Kopf, Joseph, D.D.S.................     $   43,649       $   33,328   $   333,278       35,031
Krop, Michael, D.D.S................     $   50,135       $   99,000   $   660,000       65,518
LeCompte, Joseph, E., D.D.S.,
  M.S...............................     $   56,765       $  240,000   $ 1,200,000      112,117
Marks, Clifford, D.D.S..............     $   11,596       $   58,213   $   582,134       61,188
McAdams Gilbert, D.D.S..............     $   10,242       $   57,044   $   380,291       37,751

                                           ASSETS                        VALUE OF
FOUNDING PRACTICE SHAREHOLDER         CONTRIBUTED(1)(2)      CASH      DISTRIBUTION   SHARES(3)
-----------------------------         -----------------   ----------   ------------   ---------
McDowell, Ernest H., D.M.D..........     $  248,832       $  179,204   $ 1,792,041      188,361
Paige, Stephen, D.D.S...............     $  139,362       $  221,603   $ 1,108,016      103,523
Rosenstein, Sheldon W., D.D.S.......     $   30,526       $   94,485   $   472,427       44,139
Smith, James B., D.D.S..............     $  104,351       $   95,367   $   635,777       63,114
Starr, Stanley, D.D.S...............     $   73,614       $  169,442   $ 1,129,616      112,137
Taylor, Bradley A., D.M.D...........     $   71,632       $  139,000   $ 1,390,000      146,102
Taylor, Ronald, D.M.D., M.S.........     $   53,427       $   50,000   $   500,000       52,555
  & Taylor, Roger, D.M.D.
Thompson, Jeffrey, D.M.D............     $   27,371       $   18,000   $ 1,002,466      114,974
                                         ----------       ----------   -----------    ---------
          TOTAL.....................     $1,520,362       $3,385,841   $22,120,060    2,187,940

---------------

(1) Assets to be contributed reflect the historical book value of the nonmonetary assets of each practice. These nonmonetary assets are reflected at historical cost in accordance with SAB 48. All monetary assets, including patient receivable balances, are recorded at fair value, which is approximated by the historical costs recorded by the practices.
(2) In addition, in connection with the Practice Acquisitions, certain operating lease obligations of the Founding Practices will be assumed.
(3) Based on the Average Price as of March 26, 1998 of $8.5625.

                     [This Space Intentionally Left Blank]

                     PRINCIPAL SHAREHOLDERS OF ORTHODONTIX

     The following table sets forth information as of the date of this Proxy Statement/Prospectus and as of such date, giving effect to the Merger, based on information from the persons below with respect to the beneficial ownership of shares of Orthodontix Common Stock, in the aggregate, and upon consummation of the Merger, the number of shares of Embassy Common Stock expected to be held by
(i) each person known by Orthodontix to be the owner of more than 5% of the outstanding shares of Orthodontix Common Stock; (ii) each current officer and director of Orthodontix; and (iii) all executive officers and directors as a group:

                                                     AMOUNT, NATURE
                                                   AND PERCENTAGE OF
                                                       BENEFICIAL         AMOUNT, NATURE AND
                                                      OWNERSHIP OF           PERCENTAGE OF
                                                      ORTHODONTIX        BENEFICIAL OWNERSHIP
                                                      COMMON STOCK            OF EMBASSY
NAME AND ADDRESS                                      PRIOR TO THE        COMMON STOCK AFTER
OF BENEFICIAL OWNER                                    MERGER(1)             THE MERGER(2)
-------------------                                ------------------    ---------------------
Stephen Grussmark, D.D.S., M.S.D.(3).............    795,385    61.2%       898,159(3)   13.6%
2222 Ponce de Leon Blvd., 3(rd) Floor
Coral Gables, FL 33134

F.W. Mort Guilford...............................    347,980    26.8%       497,980(4)    7.6%
2222 Ponce de Leon Blvd., 3(rd) Floor
Coral Gables, FL 33134

Richard L. Alfonso...............................     24,856     1.9%        29,856(4)    0.5%
2222 Ponce de Leon Blvd., 3(rd) Floor
Coral Gables, FL 33134

All Officers and Directors.......................  1,168,221    89.9%     1,425,995      21.6%
as a Group (3 persons before Merger)

---------------

(1) As used herein, "beneficial ownership" means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons named herein and therein have (i) sole voting power and investment power with respect to their shares of Orthodontix Common Stock, except to the extent that authority is shared by spouses under applicable law; and (ii) record and beneficial ownership with respect to their shares of Orthodontix Common Stock. For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"); the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Shares of Common Stock subject to options to be held by persons listed in the table that are exercisable within 60 days of the closing of the Merger are deemed beneficially owned by such person and outstanding for the purposes of computing such person's beneficial ownership and to the extent held by officers and directors listed in the table, the beneficial ownership of all directors and executive officers beneficial ownership as a group. 1,300,000 shares of Common Stock of Orthodontix were outstanding as of the close of business on the date of this Proxy Statement/Prospectus.
(2) Assumes the issuance of the Merger Stock on the Effective Date, includes shares of Embassy Common Stock issuable upon exercise of the Underwriter Warrants and includes shares of Embassy Common Stock issuable upon exercise of the Closing Stock Options which will become exercisable upon the Effective Date. See "PROPOSAL 1: THE MERGER" and "DESCRIPTION OF EMBASSY'S SECURITIES."
(3) Represents (i) 795,385 shares of Embassy Common Stock to be issued in connection with the closing of the Merger; and (ii) 102,774 shares issuable in connection with the acquisition of Dr. Grussmark's practice, based on an Average Price per share of $8.5625.

(4) Represents (i) shares of Common Stock to be issued to Mr. Guilford (347,980) and Mr. Alfonso (24,856) in connection with the Merger; and (ii) shares of Common Stock issuable upon the exercise by Mr. Guilford (150,000) and Mr. Alfonso (5,000) of stock options to be granted in connection with the Merger, which options will be currently exercisable as of the Effective Date.

                     DESCRIPTION OF ORTHODONTIX' SECURITIES

     Orthodontix is authorized to issue 100,000,000 shares of Orthodontix Common Stock, $.0001 par value per share, of which 1,300,000 shares are issued and outstanding as of the date of this Proxy Statement/ Prospectus, excluding the 2,187,940 shares of Orthodontix Stock issuable in connection with the Practice Acquisitions, and 1,000,000 shares of Preferred Stock, par value $.0001 per share, none of which are issued or outstanding. The holders of Orthodontix Common Stock are entitled to one vote per share. There is no established public trading market for Orthodontix Common Stock.

                              BUSINESS OF EMBASSY

     Embassy was formed in November 1995 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business (an "Acquired Business"). Embassy's business objective has been to seek a Business Combination with an Acquired Business which Embassy believes has growth potential. In April 1996, Embassy successfully consummated an initial public offering of its equity securities ("IPO") from which it derived net proceeds of approximately $7,052,000 (the "Net Proceeds"). Approximately 90% of the Net Proceeds (inclusive of interest earned thereon, less operating expenses to date) is presently held in escrow pending the consummation of a Business Combination and will be released to Embassy upon consummation of the Merger. The balance of the Net Proceeds is currently held by Embassy, less operating expenses to date. Embassy's executive offices are located at 1428 Brickell Avenue, Suite 105, Miami, Florida 33131; its telephone number is (305)374-6700.

     Embassy is not presently a party to any material litigation nor to the knowledge of management of Embassy is any such litigation presently threatened.

                             MANAGEMENT OF EMBASSY

EXECUTIVE OFFICERS AND DIRECTORS

     The current executive officers and directors of Embassy are as follows:

NAME                                            AGE                 POSITION
----                                            ---   ------------------------------------
Glenn L. Halpryn..............................  36    President, Director
Craig A. Brumfield(1).........................  46    Vice President, Treasurer, Director
Ronald M. Stein(1)............................  36    Vice President, Secretary, Director
Stephen J. Dresnick, M.D.(2)..................  47    Director
Andrew H. Marshak(1)..........................  29    Director
William Thompson, D.D.S.......................  65    (3)
Mel Gottlieb..................................  52    (3)
Gary Gerson, CPA..............................  64    (3)

---------------

(1) These persons shall resign their positions as officers and directors of Embassy upon the closing of the Merger.
(2) Dr. Dresnick will become the Chairman of the Board of Directors upon the closing of the Merger.
(3) These persons shall become directors of Embassy upon the closing of the Merger.

     Glenn L. Halpryn has been the President and a member of the Embassy Board since Embassy's inception. Since 1985, Mr. Halpryn has been engaged in real estate investment and development activities, including the management, finance and leasing of commercial real estate. Since April 1988, Mr. Halpryn has been Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and beneficial holder of stock of United Security Corporation, a broker-dealer registered with the NASD. From June 1992 through May 1994, Mr. Halpryn served as the Vice President, Secretary -- Treasurer of Frost Hanna Halpryn Capital Group, Inc., a "blank check" company whose business combination was effected in May 1994 with Sterling Healthcare Group, Inc. From June 1995 through October 1996, Mr. Halpryn served as a member of the Board of Directors of Sterling Healthcare Group, Inc.

     Craig A. Brumfield has been the Vice President, Treasurer and a member of the Embassy Board since Embassy's inception. Since April 1995, Mr. Brumfield has been President and Chief Executive Officer of Pinecrest Capital, Inc., a private investment firm that initiates structures and negotiates acquisitions and provides advisory and consulting services to middle market companies in diverse industries. From October 1984 through March 1995, Mr. Brumfield was an executive officer of Trivest, Inc. ("Trivest"), a sponsor of middle market corporate acquisitions. Mr. Brumfield has served as a member of the Board of Directors of three public companies; Atlantis Plastics, Inc. (May 1991 through March 1995), Loewenstein Furniture Group, Inc. (December 1990 through December 1994) and WinsLoew Furniture, Inc. (December 1994 through March 1995). Prior to joining Trivest, Mr. Brumfield was a Senior Manager with KPMG Peat Marwick.

     Ronald M. Stein has been the Vice President, Secretary and a member of the Embassy Board since Embassy's inception. Since October 1992, Mr. Stein has been a vice president and account executive with First Equity Corporation of Florida, a broker-dealer registered with the NASD. From April 1988 through October 1992, Mr. Stein was an associate vice president and accountant executive with Prudential Securities, a broker-dealer registered with the NASD.

     Stephen J. Dresnick, M.D. has been a member of the Embassy Board since Embassy's inception. Dr. Dresnick has served as President, Chief Executive Officer and Chairman of the Board of Directors of Sterling Healthcare Group, Inc. and its predecessor corporations since 1987. Dr. Dresnick currently serves as the Vice Chairman of the Board of Directors of FPA Medical Management, Inc., the parent corporation of Sterling Healthcare Group, Inc. Dr. Dresnick is a Diplomat of the National Board of Medical Examiners and is certified by the American Board of Emergency Medicine. Dr. Dresnick is licensed to practice medicine in 12 states. Dr. Dresnick currently holds an appointment as Assistant Professor at University if Miami, School of Nursing; is on the Dean's Advisory Committee at University of Miami, School of Business; is an Advisory Board Member at the Center for the Advancement of Service Management, University of Florida, College of Business Administration; is a Clinical Associate Professor for the Department of Surgery, University of Florida, School of Medicine; and is a member of the Board of Trustees of Florida International University.

     Andrew H. Marshak has been a member of the Embassy Board since Embassy's inception. Since November 1997, Mr. Marshak has been a Managing Director of First Dominion Capital, L.L.P., a merchant banking and asset management firm. From June 1994 through October 1997, Mr. Marshak was a Vice President of Indosuez Capital, the North American merchant banking arm of Credit Agricales Indosuez, a Paris-based banking institution. From July 1992 through June 1994, Mr. Marshak was an associate with Indosuez Capital. From July 1990 through June 1992, Mr. Marshak was a Financial Analyst with Donaldson, Lufkin and Jenrette, an investment bank.

     William Thompson, D.D.S. has agreed to become a director of Embassy upon consummation of the Merger. Dr. Thompson has been a consultant to Orthodontix since its inception. Since 1960, Dr. Thompson has been a practicing orthodontist in the Bradenton, Florida area. He is currently the Chairman of the Council on Orthodontic Education of the American Association of Orthodontics. From 1985 through 1992, Dr. Thompson was a Director and from 1991 through 1992 was the President of the American Board of Orthodontics. Dr. Thompson has received numerous professional appointments as well as published numerous articles concerning orthodontics. Dr. Thompson has been a member of the Board of Directors of the First National Bank of Manatee since 1989.

     Mel Gottlieb has agreed to become a director of Embassy upon consummation of the Merger. Since August, 1995, Mr. Gottlieb has been the President and sole shareholder of Gottlieb & Associates, a firm engaged in providing investment management services. From November 1995 through October 1996, Mr. Gottlieb served as a director and a member of the Audit Committee of Sterling Healthcare Group, Inc. From 1978 through August 1995, he was Chief Executive Officer of Gottlieb's Financial Services, Inc. ("GAS"), which was acquired by Metaphase Corporation in September 1993 and provides billing and accounts receivable management services to emergency physicians and physician practice management companies.

     Gary Gerson, CPA has agreed to become a director of Embassy upon consummation of the Merger. Mr. Gerson is a founding partner, shareholder of and practicing accountant with Gerson Preston & Co., an accounting firm located in Miami Beach, Florida since 1958, with offices in Boca Raton and Tampa. Mr. Gerson was former President and Chairman of the Board of Mount Sinai Medical Center in Miami Beach, Florida, General Chairman of the Israel Bonds Organization for Florida, Member of the Board of Directors of the Greater Miami Jewish Federation, University of Florida Foundation and the Concert Association of Florida. Mr. Gerson was the recipient of an Honorary Doctorate of Laws Degree from St. Thomas University, the Distinguished Alumnus Award from the University of Florida and the 1996 Man of the Year award from the City of Miami Beach Chamber of Commerce.

COMPENSATION OF OFFICERS AND DIRECTORS

     No executive officer or director has received any cash compensation from Embassy since inception for services rendered. Embassy's officers and directors receive no compensation, including salaries, for their services other than accountable reimbursement for any reasonable business expenses incurred in connection with their activities on behalf of Embassy.

     There are no agreements, agreements in principle or understandings with regard to compensation to be paid by Embassy to any officer or director of Embassy other than the Dresnick Options. The Escrow Fund (including any interest earned thereon) shall not be used to reimburse Embassy's officers and directors for expenses incurred by such persons on behalf of Embassy. No funds (including any interest earned thereon) will be disbursed from the Escrow Fund for reimbursement of expenses. Other than the foregoing, there is no limit on the amount of such reimbursable expenses, and there will be no review of the reasonableness of such expenses by anyone other than the Board of Directors, three of five members of which are officers. None of Embassy's executive officers or directors or their respective affiliates will receive any consulting or finder's fees in connection with a Business Combination. Furthermore, none of such persons will receive any other payments or assets, tangible or intangible, unless received by all other shareholders on a proportionate basis.

                    CERTAIN TRANSACTIONS RELATING TO EMBASSY

     Embassy currently maintains a $1,000,000 "key man" policy insuring the life of Mr. Halpryn. There can be no assurances that such "key man" insurance will be maintained at reasonable rates, if at all. Upon the closing of the Merger, the "key man" policy is presently intended to be terminated.

     Embassy currently maintains, at no cost to Embassy, its executive offices in approximately 500 square feet of office space located at 1428 Brickell Avenue, Suite 105, Miami, Florida 33131. This office space is leased by Embassy from Ivenco, Inc., a firm of which Ernest Halpryn, the father of Glenn L. Halpryn, is an officer. Embassy considers this space adequate for its current operations. Upon consummation of the Merger, Embassy will no longer occupy this space.

     Upon consummation of the Merger, the Embassy Board will consist of seven persons, namely, Dr. Dresnick as Chairman, Mr. Halpryn, Mr. Guilford, Dr. Grussmark, Dr. Thompson, Mr. Gottlieb and Mr. Gerson. Furthermore, upon consummation of the Merger, it is presently contemplated that Messrs. Gottlieb and Gerson shall serve on the Audit Committee of the Embassy Board, Dr. Dresnick, Messrs. Gottlieb and Gerson shall serve on the Compensation and Stock Option Committee of the Embassy Board and Mr. Halpryn, Mr. Guilford and Dr. Grussmark will serve on the nominating committee of the Embassy Board.

                       PRINCIPAL SHAREHOLDERS OF EMBASSY

     The following table sets forth information as of the date of this Proxy Statement/Prospectus, and as of such date, giving effect to the Merger, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Embassy Common Stock by (i) each person known by Embassy to be the owner of more than 5% of its outstanding shares of Common Stock, (ii) each officer and director prior to and subsequent to the Merger and
(iii) all executive officers and directors as a group prior to and subsequent to the Merger:

                                                 AMOUNT, NATURE
                                                AND PERCENTAGE OF        AMOUNT, NATURE AND
                                                   BENEFICIAL         PERCENTAGE OF BENEFICIAL
              NAME AND ADDRESS                 OWNERSHIP PRIOR TO       OWNERSHIP AFTER THE
             OF BENEFICIAL OWNER                  THE MERGER(1)              MERGER(1)
             -------------------               -------------------    ------------------------
Glenn L. Halpryn(2)..........................   330,000      13.0%       330,000          5.5%
1428 Brickell Avenue, Suite 105
Miami, FL 33131

Ronald M. Stein..............................   170,000       6.7%       170,000          2.8%
1428 Brickell Avenue, Suite 105
Miami, Florida 33131

Stephen J. Dresnick, M.D.(3).................   160,000       6.3%       360,000          5.8%
5835 Blue Lagoon Drive, 4th Floor
Miami, Florida 33126

Andrew H. Marshak............................    60,000       2.4%        60,000          1.0%
1428 Brickell Avenue, Suite 105
Miami, Florida 33131

Craig A. Brumfield...........................    60,000       2.4%        60,000          1.0%
1428 Brickell Avenue, Suite 105
Miami, Florida 33131

Stephen Grussmark, D.D.S., M.S.D.............         0       0.0%       898,159(4)      14.9%
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, FL 33134

F.W. Mort Guilford...........................         0       0.0%       497,980(5)       8.1%
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, FL 33134

Richard L. Alfonso...........................         0       0.0%        29,856(5)       0.5%
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, FL 33134

William Thompson, D.D.S......................         0       0.0%        47,500(6)       0.8%
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, FL 33134

Mel Gottlieb.................................         0       0.0%             0          0.0%
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, FL 33134

                                                 AMOUNT, NATURE
                                                AND PERCENTAGE OF        AMOUNT, NATURE AND
                                                   BENEFICIAL         PERCENTAGE OF BENEFICIAL
              NAME AND ADDRESS                 OWNERSHIP PRIOR TO       OWNERSHIP AFTER THE
             OF BENEFICIAL OWNER                  THE MERGER(1)              MERGER(1)
             -------------------               -------------------    ------------------------
Gary Gerson..................................         0       0.0%             0          0.0%
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, FL 33134
All Officers and Directors as a Group (5
persons before the Merger, 9 persons after
the Merger)..................................   780,000      30.7%     2,453,495         38.2%

---------------

(1) As used herein, "beneficial ownership" means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons named herein and therein have (i) sole voting power and investment power with respect to their shares of Embassy Common Stock, except to the extent that authority is shared by spouses under applicable law; and (ii) record and beneficial ownership with respect to their shares of Embassy Common Stock. For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"); the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Shares of Common Stock subject to options to be held by persons listed in the table that are exercisable within 60 days of the closing of the Merger are deemed beneficially owned by such person and outstanding for the purposes of computing such person's beneficial ownership and to the extent held by officers and directors listed in the table, the beneficial ownership of all directors and executive officers beneficial ownership as a group. 2,540,000 shares of Common Stock of Embassy were outstanding as of the close of business on the date of this Proxy Statement/Prospectus. Does not include any shares issuable upon the exercise of the Underwriter Warrants.
(2) Does not include shares of Common Stock owned by Ernest Halpryn, Glenn L. Halpryn's father, of which Glenn L. Halpryn disclaims beneficial ownership.
(3) Represents 160,000 shares held by Kinserd Limited Partnership ("KLP"). Dr. Dresnick is the sole limited partner of KLP and the sole shareholder, sole director and an officer of Kinserd, Inc., the general partner of KLP. With respect to beneficial ownership subsequent to the Merger, includes 200,000 shares of Embassy Common Stock underlying certain stock options to be granted to Dr. Dresnick in connection with the Merger.
(4) Represents (i) 795,385 shares of Embassy Common Stock to be issued in connection with the closing of the Merger; and (ii) 102,774 shares issuable in connection with the acquisition of Dr. Grussmark's practice, based on an Average Price per share of $8.5625.
(5) Represents (i) shares of Common Stock to be issued to Mr. Guilford (347,980) and Mr. Alfonso (24,856) in connection with the Merger; and (ii) shares of Common Stock issuable upon the exercise by Mr. Guilford (150,000) and Mr. Alfonso (5,000) of stock options to be granted in connection with the Merger, which options will be currently exercisable as of the Effective Date.
(6) Represents (i) 7,500 shares of Common Stock to be issued in connection with the Merger, and (ii) 40,000 shares of Common Stock issuable upon the exercise of stock options to be granted in connection with the Merger. Does not included shares held by Jeffrey Thompson, D.M.D., William Thompson's adult son, over which William Thompson disclaims beneficial ownership.

                      DESCRIPTION OF EMBASSY'S SECURITIES

GENERAL

     Embassy is authorized to issue 100,000,000 shares of Common Stock, par value $.0001 per share. As of the date hereof, 2,540,000 shares of Embassy Common Stock are outstanding, held of record by 46 persons. If approved by the Embassy Shareholders, Embassy will be authorized to issue 100,000,000 shares of Preferred Stock, par value $.0001 per share.

COMMON STOCK

     The holders of Embassy Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voted for the election of Directors can elect all of the Directors. The holders of Embassy Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Embassy, the holders of Embassy Common Stock (except for the existing shareholders who have agreed to waive their rights to share in any distribution relating to a liquidation of Embassy due to the failure of Embassy to effect the Merger by October 1, 1998), are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Embassy Common Stock. Holders of shares of Embassy Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Embassy Common Stock. All of the outstanding shares of Embassy Common Stock are, and the shares of Embassy Common Stock issuable in the Merger, when delivered in accordance with the terms of the Merger Agreement, will be, fully paid and nonassessable.

PREFERRED STOCK

     Embassy's proposed Restated Articles authorizes the issuance of 100,000,000 shares of preferred stock (the "Preferred Stock") with such designation, rights and preferences as may be determined from time to time by the Embassy Board. Accordingly, the Embassy Board is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Embassy Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Embassy subsequent to the Effective Date of the Merger. Although Embassy does not currently intend to issue any shares of Preferred Stock, there can be no assurance that Embassy will not do so subsequent to the consummation of the Merger.

     Embassy does not presently intend to pay any cash dividends for the foreseeable future as all available cash will be utilized to further the growth of Embassy business subsequent to the Effective Date of the Merger for the proximate future thereafter. The payment of any subsequent cash dividends will be in the discretion of the Embassy Board and will be dependent upon Embassy's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Embassy Board.

TRANSFER AGENT

     The transfer agent for the Embassy Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

UNDERWRITER WARRANTS

     In connection with Embassy's IPO, Embassy sold to Barron Chase Securities, Inc., for nominal consideration, warrants to purchase up to 120,000 shares of Common Stock, par value $.0001 per share of Embassy (the "Underwriter Warrants"). The Underwriter Warrants are exercisable at $7.80 per share (the "Exercise Price") for a period of five years commencing on April 2, 1996. The Underwriter Warrants contain anti-dilution provisions providing for adjustment of the Exercise Price upon the occurrence of certain events including the issuance of shares of Embassy Common Stock or other securities convertible into or exercisable for shares of Embassy Common Stock at a price per share less than the Exercise Price, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

     Embassy also agreed at the time of the issuance of the Underwriter Warrants to use its best efforts to maintain an effective registration statement with respect to the Underwriter Warrants and the underlying Embassy Common Stock. In addition, the Underwriter Warrants granted to the holders thereof certain "piggyback" and "demand" rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Underwriter Warrants.

                  COMPARISON OF RIGHTS OF EMBASSY SHAREHOLDERS
                          AND ORTHODONTIX SHAREHOLDERS

     On the Effective Date, Orthodontix Shareholders will automatically become Embassy Shareholders, and their rights as shareholders will be governed by applicable Florida law, the Embassy Articles of Incorporation and Embassy Bylaws. Holders of Embassy Common Stock immediately prior to the Effective Date will continue as Embassy Shareholders subsequent to the Effective Date, and although their ownership in Embassy will suffer significant dilution, their rights as Embassy Shareholders will remain substantially unchanged and will continue to be governed by applicable Florida law, the Embassy Articles of Incorporation, as amended, and the Embassy Bylaws from and after the Effective Date. As both Embassy and Orthodontix are incorporated under the laws of the State of Florida, each of Embassy and Orthodontix are governed by Florida law. The following sets forth the rights of an Embassy Shareholder under Embassy's Articles of Incorporation.

     Embassy's Articles of Incorporation provide, among other things, that (i) officers and directors of Embassy will be indemnified to the fullest extent permitted under Florida law; and (ii) Embassy has elected not to be governed by Sections 607.0901 and 607.0902 of the Florida Business Corporation Act and other laws relating thereto (the "Anti-Takeover Sections").

     As a result of Embassy's election not to be governed by the Anti-Takeover Sections, Embassy will not be subject to the provisions of Florida law which provides that certain transactions between Embassy and an "interested shareholder" or any affiliate of the "interested shareholder" be approved by two-thirds of Embassy's outstanding shares. An "interested shareholder" as defined in Section 607.0901 of the Florida Business Corporation Act is any person who is the beneficial owner of more than 10% of the outstanding shares of Embassy who is entitled to vote generally in the election of directors. Since neither Orthodontix nor any of its shareholders own 10% or more of the outstanding Embassy Common Stock, these provisions of the Anti-Takeover Sections would, nevertheless, not impact the Merger or the required role thereon. In addition, because of Embassy's election not to be governed by the Anti-Takeover Sections, Embassy will not be subject to the provisions of Florida law which provide that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding the interested shares.

                                 LEGAL MATTERS

     The validity of the Embassy common Stock offered hereby will be passed upon on behalf of Embassy by Berman Wolfe & Rennert, P.A., Miami, Florida. Berman Wolfe & Rennert, P.A. has provided legal services in the past to Orthodontix. Upon closing of the Merger, attorneys in Berman Wolfe & Rennert, P.A. shall own, in the aggregate, 104,567 shares of Common Stock of Embassy and options to acquire 50,000 shares of Embassy Common Stock.

                                    EXPERTS

     The balance sheets of Embassy as of December 31, 1996 and 1995 and the statements of income, retained earnings and cash flows for the year ended December 31, 1996 and the period November 30, 1995 (date of inception) to December 31, 1995 included in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The balance sheet of Orthodontix as of December 31, 1996 and the statement of income, retained earnings and cash flows for the period August 14, 1996 (date of inception) to December 31, 1996 included in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Special Meeting and will be available to respond to questions. They will be given an opportunity to make a statement at the Special Meeting if they so desire.

                     [This Space Intentionally Left Blank]

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGES
                                                              -----
Orthodontix, Inc. Unaudited Pro Forma Balance Sheet
     Unaudited Pro Forma Balance Sheet as of September 30,
      1997..................................................  F-2
     Notes to Unaudited Pro Forma Balance Sheet.............  F-4
Embassy Acquisition Corp. Financial Statements
     Report of Independent Accountants......................  F-5
     Balance Sheets as of December 31, 1995 and 1996 and
      September 30, 1997 (unaudited)........................  F-6
     Statement of Operations for the year ended December 31,
      1996, the three and nine months ended September 30,
      1997 and 1996 (unaudited), and the period from
      November 30, 1995 (date of inception) to September 30,
      1997 (unaudited)......................................  F-7
     Statement of Changes in Stockholders' Equity for the
      period from November 30, 1995 (date of inception) to
      December 31, 1995, the year ended December 31, 1996,
      and the nine months ended September 30, 1997
      (unaudited)...........................................  F-8
     Statements of Cash Flows for the period from November
      30, 1995 (date of inception) to December 31, 1995, for
      the year ended December 31, 1996, the nine months
      ended September 30, 1997 and 1996 (unaudited), and the
      period from November 30, 1995 (date of inception) to
      September 30, 1997 (unaudited)........................  F-9
     Notes to Financial Statements..........................  F-10
Orthodontix, Inc. Financial Statements
     Report of Independent Accountants......................  F-15
     Balance Sheets as of December 31, 1996 and September
      30, 1997 (unaudited)..................................  F-16
     Statements of Operations for the period from August 14,
      1996 (date of inception) to December 31, 1996, the
      nine months ended September 30, 1997 (unaudited), and
      the period from August 14, 1996 (date of inception) to
      September 30, 1997 (unaudited)........................  F-17
     Statement of Changes in Stockholders' Deficit for the
      period from August 14, 1996 (date of inception) to
      December 31, 1996 and the nine months ended September
      30, 1997 (unaudited)..................................  F-18
     Statements of Cash Flows for the period from August 14,
      1996 (date of inception) to December 31, 1996, the
      nine months ended September 30, 1997 (unaudited), and
      the period from August 14, 1996 (date of inception) to
      September 30, 1997 (unaudited)........................  F-19
     Notes to Financial Statements..........................  F-20

                       UNAUDITED PRO FORMA BALANCE SHEET

     The unaudited pro forma balance sheet dated September 30, 1997 of Orthodontix, Inc. (the "Company") has been prepared as if (a) the acquisition by the Company of certain assets and assumption of certain liabilities of 27 orthodontic practices (the "Founding Practices") for consideration consisting of a combination of cash and shares of its common stock, par value $.0001 per share (the "Common Stock"), and the execution of agreements to provide management services to the Founding Practices (collectively, the "Acquisitions") and (b) the merger and recapitalization of the Company with and into Embassy Acquisition Corp. ("Embassy") in exchange for Embassy common stock (the "Merger Transaction") all had been completed and those transactions had occurred on September 30, 1997. The Acquisition and the Merger Transaction are each contingent on the occurrence of the other.

     The Company will not employ orthodontic professionals or control the practice of orthodontics by the orthodontists. As the Company will not be acquiring the future patient revenues to be earned by the Founding Practices, the Acquisitions are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the Acquisitions will be accounted for at their historical cost basis with the shares of Common Stock to be issued in the Acquisitions being valued at the historical net book value of the nonmonetary assets acquired, net of liabilities assumed.

     The Merger Transaction will be treated as a capital transaction equivalent to the issuance of stock by the Company for the net monetary assets of Embassy accompanied by a recapitalization.

     The unaudited pro forma balance sheet has been prepared by the Company based on the unaudited historical financial statements of the Company and Embassy included elsewhere in this Prospectus, including the unaudited combined financial information of the Founding Practices included in the notes to the Company's financial statements, and assumptions deemed appropriate by the Company.

                               ORTHODONTIX, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997

                                               EMBASSY
                                             ACQUISITION   ORTHODONTIX,    PRO FORMA        PRO FORMA
                                                CORP.          INC.       ADJUSTMENTS      AS ADJUSTED
                                             -----------   ------------   -----------      -----------
                                             (UNAUDITED)   (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents................  $  655,033     $   9,320     $ 6,800,767(b)   $3,767,339
                                                                           (3,385,841)(c)
                                                                             (311,940)(f)
  Restricted cash and cash equivalents.....   6,800,767            --      (6,800,767)(b)          --
  Accounts receivable, net.................          --            --         593,947(c)      593,947
  Accrued interest and other receivables...          --           130              --             130
                                             ----------     ---------     -----------      ----------
          Total current assets.............   7,455,800         9,450      (3,103,834)      4,361,416
                                             ----------     ---------     -----------      ----------
Property, plant and equipment:
  Property, plant and equipment, net.......          --            --         764,185(c)      764,185
                                             ----------     ---------     -----------      ----------
          Total property, plant and
            equipment......................          --            --         764,185         764,185
                                             ----------     ---------     -----------      ----------
Other assets:
  Other assets.............................       8,472           932         162,230(c)      171,634
                                             ----------     ---------     -----------      ----------
          Total other assets...............       8,472           932         162,230         171,634
                                             ----------     ---------     -----------      ----------
          Total assets                       $7,464,272     $  10,382     $(2,177,419)     $5,297,235
                                             ==========     =========     ===========      ==========


                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses and other payables......  $       --     $  31,701     $   660,000(d)   $  691,701
  Income taxes payable.....................      77,748            --          59,395(e)      137,143
  Bank line of credit......................          --       186,283              --         186,283
                                             ----------     ---------     -----------      ----------
          Total current liabilities........      77,748       217,984         719,395       1,015,127
                                             ----------     ---------     -----------      ----------
Long-term liabilities:
  Other long-term liabilities..............          --            --         178,184(e)      178,184
  Due to shareholder.......................          --       311,940        (311,940)(f)          --
                                             ----------     ---------     -----------      ----------
          Total long-term liabilities......          --       311,940        (133,756)        178,184
                                             ----------     ---------     -----------      ----------
          Total liabilities................      77,748       529,924         585,639       1,193,311
                                             ----------     ---------     -----------      ----------
Common stock subject to redemption.........   7,386,524                    (7,386,524)(a)          --
Commitments and contingencies
Stockholders' equity:
  Common stock.............................          --           130             254(a)          603
                                                                                  219(c)
  Paid-in-capital..........................          --            --       7,386,270(a)    4,622,993
                                                                           (1,865,698)(c)
                                                                             (660,000)(d)
                                                                             (237,579)(e)
  Accumulated deficit......................                  (519,672)             --        (519,672)
                                             ----------     ---------     -----------      ----------
          Total stockholders' (deficit)
            equity.........................          --      (519,542)      4,623,466       4,103,924
                                             ----------     ---------     -----------      ----------
          Total liabilities and
            stockholders' equity...........  $7,464,272     $  10,382     $(2,177,419)     $5,297,235
                                             ==========     =========     ===========      ==========

          See accompanying notes to unaudited pro forma balance sheet.

                               ORTHODONTIX, INC.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997

                 UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

     The accompanying unaudited pro forma balance sheet as of September 30, 1997 gives effect to the Acquisitions and the Merger Transaction, as if those transactions had occurred on September 30, 1997. The unaudited pro forma balance sheet does not represent the historical or future financial position of the Company.

     (a) To record the issuance of 1,300,000 shares of Embassy common stock for 1,300,000 shares of the Company in connection with the Merger Transaction which for financial reporting purposes is treated as a capital transaction of the Company for the net monetary assets of Embassy.

     (b) To reclassify the restricted cash and cash equivalents which are no longer subject to restrictions as a result of the Merger Transaction.

     (c) Reflects completion of the Acquisitions, which will involve the issuance of 2,187,940 shares of common stock (based upon the average closing bid and asked price of Embassy for the 15 trading days prior to March 26, 1998), valued at the historical net book value of the assets transferred from the Founding Practices, and cash distributions to be treated as dividends aggregating $3,385,841. The historical net book value of the assets transferred from the Founding Practices are as follows:

Accounts receivable, net of allowance for doubtful
  accounts..................................................  $593,947
Property and equipment transferred..........................   764,185
Other assets................................................   162,230

     (d) Reflects the estimated expenses to be incurred with completion of the Acquisitions and Merger Transaction.

     (e) Reflects the recording of a current liability in the amount of $59,395 and a long-term liability in the amount of $178,184 for income taxes as a result of the acquisition of certain accounts receivable which were previously taxed on a cash basis for the Founding Practices. As a result of the Acquisitions and Merger Transaction, the tax on such amounts will be paid by the Company over a four year period.

     (f) Reflects the repayment of the amounts due to stockholder with the proceeds of the Merger Transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  Embassy Acquisition Corp.

     We have audited the accompanying balance sheets of Embassy Acquisition Corp. (a Florida Corporation in the development stage) as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1996 and the related statements of changes in stockholders' equity and cash flows for the period from November 30, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Embassy Acquisition Corp. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from November 30, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Miami, Florida
March 19, 1997

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEETS

                                                         DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                             1995           1996           1997
                                                         ------------   ------------   -------------
                                                                                        (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents............................    $ 76,078      $  763,965     $  655,033
  Restricted cash and cash equivalents.................          --       6,566,206      6,800,767
  Accrued interest receivable..........................          --           1,342             --
                                                           --------      ----------     ----------
          Total current assets.........................      76,078       7,331,513      7,455,800
                                                           --------      ----------     ----------
Other assets:
  Deferred registration costs..........................      28,144              --             --
  Deferred tax assets..................................          --           8,472          8,472
                                                           --------      ----------     ----------
          Total other assets...........................      28,144           8,472          8,472
                                                           --------      ----------     ----------
          Total assets.................................    $104,222      $7,339,985     $7,464,272
                                                           ========      ==========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses.....................................    $ 28,144      $    3,487     $       --
  Income taxes payable.................................          --          76,476         77,748
                                                           --------      ----------     ----------
          Total liabilities............................      28,144          79,963         77,748
                                                           --------      ----------     ----------
Common stock subject to redemption.....................          --       7,260,022      7,386,524
Commitments and contingencies
Stockholders' equity:
  Common stock, $.0001 par value, 100,000,000 shares
     authorized, 1,160,000, 2,540,000 and 2,540,000
     issued and outstanding at December 31, 1995,
     December 31, 1996 and September 30, 1997,
     respectively......................................         116              --             --
  Additional paid-in-capital...........................      75,962              --             --
  Retained earnings accumulated during the development
     stage.............................................          --              --             --
                                                           --------      ----------     ----------
          Total stockholders' equity...................      76,078              --             --
                                                           --------      ----------     ----------
          Total liabilities and stockholders' equity...    $104,222      $7,339,985     $7,464,272
                                                           ========      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS

                                                                                                     FOR THE PERIOD
                                                                                                          FROM
                                    FOR THE YEAR   FOR THE THREE MONTHS     FOR THE NINE MONTHS     NOVEMBER 30, 1995
                                       ENDED        ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,    (DATE OF INCEPTION)
                                    DECEMBER 31,   ---------------------   ---------------------           TO
                                        1996         1997        1996        1997        1996      SEPTEMBER 30, 1997
                                    ------------   ---------   ---------   ---------   ---------   -------------------
                                                        (UNAUDITED)             (UNAUDITED)            (UNAUDITED)
Operating revenues................   $      --     $      --   $      --   $      --   $      --         $     --
                                     ---------     ---------   ---------   ---------   ---------         --------
Operating expenses:
  General and administrative......      44,058        16,609      11,655      67,019      26,247          111,077
                                     ---------     ---------   ---------   ---------   ---------         --------
         Total operating
           expenses...............      44,058        16,609      11,655      67,019      26,247          111,077
                                     ---------     ---------   ---------   ---------   ---------         --------
         Loss from operations.....     (44,058)      (16,609)    (11,655)    (67,019)    (26,247)        (111,077)
                                     ---------     ---------   ---------   ---------   ---------         --------
Other income:
  Interest income.................     243,743        91,140      58,517     258,793     116,100          502,536
                                     ---------     ---------   ---------   ---------   ---------         --------
    Other income..................     243,743        91,140      58,517     258,793     116,100          502,536
                                     ---------     ---------   ---------   ---------   ---------         --------
Income before income tax
  provision.......................     199,685        74,531      46,862     191,774      89,853          391,459
Income tax provision..............      68,004        25,340      17,620      65,271      33,798          133,275
                                     ---------     ---------   ---------   ---------   ---------         --------
         Net income...............   $ 131,681     $  49,191   $  29,242   $ 126,503   $  56,055         $258,184
                                     =========     =========   =========   =========   =========         ========
         Net income per share.....   $    0.06     $    0.02   $    0.01   $    0.05   $    0.03
                                     =========     =========   =========   =========   =========
Weighted average common and common
  stock equivalent shares
  outstanding.....................   2,164,670     2,540,000   2,540,000   2,540,000   2,039,560
                                     =========     =========   =========   =========   =========

   The accompanying notes are an integral part of these financial statements.

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM NOVEMBER 30, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995,
      FOR THE YEAR ENDED DECEMBER 31, 1996, AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997

                                                  COMMON STOCK      ADDITIONAL
                                               ------------------    PAID-IN     RETAINED
                                                SHARES     AMOUNT    CAPITAL     EARNINGS     TOTAL
                                               ---------   ------   ----------   ---------   --------
Issuance of stock to original stockholders...  1,160,000   $ 116     $ 75,962    $      --   $ 76,078
                                               ---------   -----     --------    ---------   --------
Balance, December 31, 1995...................  1,160,000     116       75,962           --     76,078
Issuance of stock to Public Stockholders in
  connection with initial public offering....  1,380,000      --           --           --         --
Net income for the year ended December 31,
  1996.......................................         --      --           --      131,681    131,681
Amounts accruing to the benefit of Public
  Stockholders...............................         --    (116)     (75,962)    (131,681)  (207,759)
                                               ---------   -----     --------    ---------   --------
Balance, December 31, 1996...................  2,540,000      --           --           --         --
Net income for the nine months ended
  September 30, 1997 (unaudited).............         --      --           --      126,503    126,503
Amounts accruing to the benefit of Public
  Stockholders (unaudited)...................         --      --           --     (126,503)  (126,503)
                                               ---------   -----     --------    ---------   --------
Balance, September 30, 1997 (unaudited)......  2,540,000   $  --     $     --    $      --   $     --
                                               =========   =====     ========    =========   ========

   The accompanying notes are an integral part of these financial statements.

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                       FOR THE PERIOD
                                            FROM                                                     FOR THE PERIOD
                                        NOVEMBER 30,                                                      FROM
                                       1995 (DATE OF    FOR THE YEAR      FOR THE NINE MONTHS       NOVEMBER 30, 1995
                                       INCEPTION) TO       ENDED          ENDED SEPTEMBER 30,      (DATE OF INCEPTION)
                                        DECEMBER 31,    DECEMBER 31,   -------------------------           TO
                                            1995            1996          1997          1996       SEPTEMBER 30, 1997
                                       --------------   ------------   -----------   -----------   -------------------
                                                                       (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
Cash flows from operating activities:
  Net income.........................     $    --       $   131,681     $ 126,503    $    56,055       $   258,184
  Adjustment to reconcile net income
    to net cash used in operating
    activities:
    Deferred income taxes............          --            (8,472)           --             --            (8,472)
    Net interest on restricted cash
      and cash equivalents...........          --          (243,743)     (258,794)      (116,100)         (502,537)
    Changes in certain assets and
      liabilities:
      Accrued interest receivable....          --                --         1,342         (1,461)            1,342
      Accrued expenses...............          --             3,487        (3,487)           246                --
      Income taxes payable...........          --            76,476         1,272         33,798            77,748
                                          -------       -----------     ---------    -----------       -----------
         Net cash used in operating
           activities................          --           (40,571)     (133,164)       (27,462)         (173,735)
                                          -------       -----------     ---------    -----------       -----------
Cash flows from investing activities:
  (Decrease) increase in restricted
    cash and cash equivalents........          --        (6,323,805)       24,232     (6,331,602)       (6,299,573)
                                          -------       -----------     ---------    -----------       -----------
         Net cash (used in) provided
           by investing activities...          --        (6,323,805)       24,232     (6,331,602)       (6,299,573)
                                          -------       -----------     ---------    -----------       -----------
Cash flows from financing activities:
  Net proceeds from issue of common
    stock............................      76,078         7,052,263            --      7,052,263         7,128,341
                                          -------       -----------     ---------    -----------       -----------
         Net cash provided by
           financing activities......      76,078         7,052,263            --      7,052,263         7,128,341
                                          -------       -----------     ---------    -----------       -----------
Net increase (decrease) in cash and
  cash equivalents...................      76,078           687,887      (108,932)       693,199           655,033
Cash and cash equivalents at
  beginning of period................          --            76,078       763,965         76,078                --
                                          -------       -----------     ---------    -----------       -----------
Cash and cash equivalents at end of
  period.............................     $76,078       $   763,965     $ 655,033    $   769,277       $   655,033
                                          =======       ===========     =========    ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
 (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                             30, 1997 IS UNAUDITED)

1. ORGANIZATION

     Embassy Acquisition Corp. (the "Company") was incorporated in the State of Florida on November 30, 1995 for the purpose of raising capital and to seek to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business, which the Company believes has significant growth potential. The Company had no operations from November 30, 1995, date of inception, to December 31, 1995. The Company is currently in the development stage. On April 2, 1996, the Company's Registration Statement (the "Registration Statement") on Form SB-2 was declared effective by the U.S. Securities and Exchange Commission. Pursuant to the Registration Statement the Company, in its initial public offering of securities, offered and sold 1,380,000 shares of its common stock, $.0001 par value, at a purchase price of $6 per share (the "Offering"). Proceeds totaled $7,052,263, which was net of $1,227,737 in underwriting and other expenses (the "Net Proceeds").

     In connection with the Offering, the Company sold to the managing underwriter (the "Underwriter") and its designees, for total consideration of $10, stock purchase options ("the "Underwriter Options") to purchase up to 120,000 shares of the Company's common stock at an exercise price of $7.80 per share. The Underwriter Options will be exercisable for a period of five years from the effective date of the Company's Registration Statement. The Company has also agreed to certain registration rights with respect to the shares underlying the Underwriter Options.

     The Offering can be considered a "blind pool/blank check" offering which is characterized by an absence of substantive disclosures related to the use of the Net Proceeds of the Offering. Consequently, although substantially all of the Net Proceeds of the Offering are intended to be utilized to effect a Business Combination, the Net Proceeds are not being designated for a specific Business Combination at this time.

     In accordance with the Offering, 90% of the Net Proceeds therefrom were placed in an interest bearing escrow account (the "Escrow Fund") subject to the earlier of (i) written notification by the Company of its need for all or substantially all of the Escrow Fund for the purpose of implementing a Business Combination, (ii) the exercise by certain shareholders of the Redemption Offer, as hereinafter defined, or (iii) the expiration of no more than 30 months from the date of the Offering.

     Amounts in the Escrow Fund, including interest earned thereon, are prohibited from being used for any purpose other than a Business Combination. Such amounts are included in restricted cash at December 31, 1996.

     The Company, prior to the consummation of any Business Combination, will submit such transaction to the Company's stockholders for their approval. In the event, however, that the holders of 30% or more of the shares sold in the Offering which are outstanding (the "Public Stockholders") vote against approval on any Business Combination, the Company will not consummate such Business Combination. All of the officers and directors of the Company, who own in aggregate 30.7% of the common stock outstanding, have agreed to vote their respective shares of common stock in accordance with the vote of the Public Stockholders with respect to any such Business Combination.

     At the time the Company seeks stockholder approval of any potential Business Combination, the Company will offer (the "Redemption Offer") to each of the Public Stockholders the right, for a specified period of time of not less than 20 days, to redeem all, but not a portion of, their shares of common stock at a per share price equal to the Company's liquidation value on the record date for determination of stockholders entitled to vote upon the proposal to approve such Business Combination (the "Record Date") divided by the number of shares held by all of the Public Stockholders. The Company's liquidation value will be equal to the Company's book value, as determined by the Company (the "Company's Liquidation Value"), calculated as

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of the Record Date. In no event, however, will the Company's Liquidation Value be less than the Escrow Fund, inclusive of any net income thereon. If holders of less than 30% of the shares held by the Public Stockholders elect to have their shares redeemed, the Company may, but will not be required to, proceed with such Business Combination. If the Company elects to so proceed, it will redeem shares, based upon the Company's Liquidation Value, from those Public Stockholders who affirmatively requested such redemption and who voted against the Business Combination. If the holders of 30% or more of the shares held by the Public Stockholders vote against approval of any potential Business Combination, the Company will not proceed with such Business Combination and will not redeem such shares. The Escrow Fund will be released to stockholders voting against a Business Combination only if such proposed Business Combination is consummated.

     As a result of its limited resources, the Company will, in all likelihood, have the ability to effect only a single Business Combination. Accordingly, the prospects for the Company's success will be entirely dependent upon the future performance of a single business.

     The Company has not and will not receive any revenues, other than interest income, until, at the earliest, the consummation of a Business Combination. Although the Company believes that the Net Proceeds will be sufficient to effect a Business Combination, the Company has not yet identified any prospective business candidates. Accordingly, the Company cannot ascertain with any degree of certainty the capital requirements for any particular transaction. In the event that the Net Proceeds prove to be insufficient for purposes of effecting a Businesses Combination, the Company will be required to seek additional financing. In the event no Business Combination is identified, negotiations are incomplete or no Business Combination has been consummated, and all of the Net Proceeds other than the Escrow Fund have been expended, the Company currently has no plans or arrangements with respect to the possible acquisition of additional financing which may be required to continue the operations of the Company.

     Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. In the event that the Company does not effect a Business Combination within 24 months (or in certain circumstances 30 months) from the date of the consummation of the Offering, the Company will submit to the stockholders a proposal to liquidate the Company. If the proposal is approved by a majority of the Public Stockholders, the Company will distribute to the Public Stockholders, in proportion to their respective equity interest in the Company, an aggregate sum equal to the Company's Liquidation Value.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents. Cash and cash equivalents are defined as all highly liquid financial instruments with maturities of 90 days or less at the date of purchase. The Company maintains its cash and cash equivalents which consist principally of demand deposits and repurchase agreements with one financial institution.

     Restricted Cash and Cash Equivalents. Ninety percent of the Net Proceeds were placed in the Escrow Fund, as described above. As of December 31, 1996, there was $6,566,206 in the Escrow Fund which was invested in United States government-backed securities with maturities of 90 days or less at the date of purchase.

     Common Stock Subject to Redemption. In the event that the Company does not successfully effect a Business Combination within 24 months (or in certain circumstances 30 months) from the date of consummation of the Offering, the Company will submit a proposal to liquidate the Company. If such proposal is approved, the Company will distribute the Company's Liquidation Value to the Public Stockholders. Since the Company may be required to refund all available equity to the Public Stockholders, such

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

amounts have been classified in the accompanying balance sheet as common stock subject to redemption. Periodic changes in the Liquidation Value are reflected as adjustments to stockholders' equity.

     Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, restricted cash and cash equivalents and accrued expenses approximate fair value due to the short maturities of these items.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Net Income Per Share. Net income per share is calculated by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common stock subject to redemption is treated as common shares for purposes of calculating net income per share. Common equivalent shares consist of the Underwriter Options which are not considered in the calculation of net income per share since the impact of such is antidilutive.

     Recent Accounting Pronouncements. In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" was issued. SFAS No. 128 establishes new standards for computing and presenting earnings per share ("EPS"). This statement replaces the presentation of primary EPS and will require a dual presentation of basic and diluted EPS. SFAS No. 128 is effective for financial statements issued for periods ended after December 15, 1997 and requires restatement of all prior-period EPS data presented. The Company does not believe the adoption of SFAS No. 128 will have a material impact on the Company's financial statements when adopted.

3. COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock. The Company's Board of Directors has the power to issue any or all of the authorized but unissued common stock without stockholder approval. The Company currently has no commitments to issue any shares of common stock; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution of the interests of the Public Stockholders may occur.

4. RELATED PARTIES

     None of the Net Proceeds have been nor will be used to pay any compensation to the Company's officers or directors. In addition, no funds, including interest earned thereon, have been nor will be disbursed from the Escrow Fund for the reimbursement of expenses incurred on the Company's behalf by the Company's officers and directors.

     Currently, the officers and directors and the other non-public stockholders own 30.7% and 15.0%, respectively, of the issued and outstanding shares of the Company's common stock.

5. INCOME TAXES

     The Company is a C Corporation under the provisions of the Internal Revenue Code and related state income tax statutes.

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision for income taxes for the year ended December 31, 1996 are as follows:

Current provision:
  Federal...................................................  $64,507
  State.....................................................   11,969
                                                              -------
                                                               76,476
                                                              -------
Deferred provision:
  Federal...................................................   (7,616)
  State.....................................................     (856)
                                                              -------
                                                               (8,472)
                                                              -------
          Total.............................................  $68,004
                                                              =======

     The following reconciles the federal statutory rate with the effective rate for the year ended December 31, 1996:

Federal statutory rate......................................  34.0%
State taxes, net of federal effect..........................   3.7
Benefit of graduated tax rates..............................  (3.6)
                                                              ----
Effective tax rate..........................................  34.1%
                                                              ====

     At December 31, 1996, the Company had a deferred tax asset relating to amortization of organizational and start-up costs.

6. INTERIM FINANCIAL INFORMATION

     Interim Unaudited Financial Statements. The financial statements as of September 30, 1997 and for the three and nine months ended September 30, 1997 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of interim periods are not necessarily indicative of the results of operations to be obtained for the full year.

     On May 6, 1997, the Company entered into a letter of intent with Orthodontix, Inc., a Florida corporation ("Orthodontix"), regarding a business combination of the Company or a newly formed wholly-owned subsidiary and Orthodontix (the "Transaction"). The intended principal business activity of Orthodontix is providing practice management services to orthodontic practices. Orthodontix has conducted no operations to date other than in connection with its agreements to acquire certain assets, assume certain liabilities, and provide long-term management services to certain orthodontic practices (the "Practices") in exchange for cash and shares of common stock (the "Practice Acquisitions").

     On August 29, 1997, the Company and Orthodontix amended the terms of the Letter of Intent to provide that either party can terminate the Letter of Intent if a definitive agreement had not been executed by October 30, 1997. The Letter of Intent had previously provided that either party could terminate the Letter of Intent if a definitive agreement regarding the Transaction had not been executed by August 30, 1997. As of October 30, 1997, the Company and Orthodontix entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") regarding the Transaction. Pursuant to the Agreement, the parties shall engage in the Transaction, which at the closing of the Transaction (the "Closing") will result in Orthodontix becoming a wholly owned subsidiary corporation of the Company in exchange for that number of shares of Common Stock of the Company (the "Merger Stock") representing approximately 56% of the Company's outstanding shares of Common Stock after giving effect to the Transaction but without giving effect to any

                           EMBASSY ACQUISITION CORP.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

options or warrants to acquire shares of Common Stock which are contemplated to be outstanding at the Closing. The actual number of shares to be issued in connection with the Transaction is subject, in part, to the average of the closing bid and ask price, as reported on the OTC Electronic Bulletin Board or similar quotation board of the Company's shares of Common Stock for the 15 trading days immediately preceding the date of the Closing (the "Share Value").

     Pursuant to the terms of the Agreement, the recipients of 1,300,000 shares of the Merger Stock (approximately 23% of the Company's outstanding shares of Common Stock after giving effect to the Transaction, assuming an Embassy Share Value of $8.00 per share) and the shares of Merger Stock to be issued in connection with the Practice Acquisitions (approximately 33% of Embassy's outstanding shares of Common Stock after giving effect to the Transaction assuming an Embassy Share Value of $8.00 per share), respectively, have agreed, for a period of 15 months and six months, respectively, from the date of the Closing, not to make any offer, sale or disposition of any of the Merger Stock to be issued to them in connection with the Transaction. The Transaction is contemplated to be tax-free to the Company and its shareholders.

     Based on information received from Orthodontix, at the Closing, Orthodontix shall provide practice management services to approximately 24 orthodontic practices, which practices generate gross revenue of approximately $16 million annually.

     The Closing is subject to, among other conditions, the closing of the Transaction by April 1, 1998 (unless that date is extended by mutual agreement of the parties), approval of the Transaction by the shareholders of the Company and Orthodontix, certain regulatory and third party approvals and consents, and the closing of the Practice Acquisitions. There can be no assurance that the proposed Transaction will be consummated on these or any other terms.

     Based upon the price per share of the common stock of the Company as of October 30, 1997, at the closing of the Practice Acquisitions (assuming the Practice Acquisitions represent orthodontic practices totaling $16 million of revenue) and the Transaction, the Company would be obligated to issue approximately 3.3 million shares of Common Stock and expend up to approximately $3.0 million in consideration for the Transaction. The Company currently has outstanding 2,540,000 shares of Common Stock and warrants entitling the holder to purchase an additional 120,000 shares of Common Stock. Upon effectiveness of the Transaction, the Company will change its name to "Orthodontix, Inc.," Stephen J. Dresnick, M.D., a member of the Company's Board of Directors, President and Chief Executive Officer of Sterling Healthcare Group, Inc. and Vice Chairman of the Board of FPA Medical Management, Inc. and Glenn Halpryn, Chairman of the Company would continue to be members of the Board of Directors of the Company with Dr. Dresnick assuming the role of Chairman of the Company. There can be no assurance that the proposed Transaction will be consummated on these or any other terms.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Orthodontix, Inc.

     We have audited the accompanying balance sheet of Orthodontix, Inc. (a Florida corporation in the development stage) as of December 31, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from August 14, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orthodontix, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period from August 14, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Miami, Florida
December 19, 1997

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash......................................................    $  2,682       $   9,320
  Due from shareholder......................................         130             130
                                                                --------       ---------
          Total current assets..............................       2,812           9,450
Other assets................................................          --             932
                                                                --------       ---------
          Total assets......................................    $  2,812       $  10,382
                                                                ========       =========

                          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 28,259       $  26,628
  Accrued expenses and other payables.......................          --           5,073
  Bank line of credit.......................................          --         186,283
                                                                --------       ---------
          Total current liabilities.........................      28,259         217,984
                                                                --------       ---------
LONG-TERM LIABILITIES:
  Due to shareholder........................................      48,598         311,940
                                                                --------       ---------
     Total long-term liabilities............................      48,598         311,940
                                                                --------       ---------
     Total liabilities......................................      76,857         529,924
                                                                --------       ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock, $.0001 par value, 1,000,000 shares
     authorized, none issued and outstanding at December 31,
     1996 and at September 30, 1997.........................          --              --
  Common stock, $.0001 par value, 100,000,000 shares
     authorized, 1,300,000 issued and outstanding at
     December 31, 1996 and September 30, 1997...............         130             130
  Deficit accumulated during the development stage..........     (74,175)       (519,672)
                                                                --------       ---------
          Total stockholders' deficit.......................     (74,045)       (519,542)
                                                                --------       ---------
          Total liabilities and stockholders' deficit.......    $  2,812       $  10,382
                                                                ========       =========

   The accompanying notes are an integral part of these financial statements.

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                      FOR THE PERIOD                        FOR THE PERIOD
                                                           FROM                                  FROM
                                                      AUGUST 14, 1996     FOR THE NINE      AUGUST 14, 1996
                                                    (DATE OF INCEPTION)      MONTHS       (DATE OF INCEPTION)
                                                            TO                ENDED               TO
                                                       DECEMBER 31,       SEPTEMBER 30,      SEPTEMBER 30,
                                                           1996               1997               1997
                                                    -------------------   -------------   -------------------
                                                                           (UNAUDITED)        (UNAUDITED)
OPERATING REVENUES................................       $      --          $      --          $      --
                                                         ---------          ---------          ---------
OPERATING EXPENSES:
  General and administrative......................          74,175            441,525            515,700
                                                         ---------          ---------          ---------
          Total operating expenses................          74,175            441,525            515,700
                                                         ---------          ---------          ---------
          Loss from operations....................         (74,175)          (441,525)          (515,700)
                                                         ---------          ---------          ---------
Other income (expense):
  Interest income.................................              --                 29                 29
  Interest expense................................              --             (4,001)            (4,001)
                                                         ---------          ---------          ---------
          Other income............................              --             (3,972)            (3,972)
                                                         ---------          ---------          ---------
          Net loss................................       $ (74,175)         $(445,497)         $(519,672)
                                                         =========          =========          =========
          Net loss per share......................       $   (0.06)         $   (0.34)         $   (0.40)
                                                         =========          =========          =========
Common stock outstanding..........................       1,300,000          1,300,000          1,300,000
                                                         =========          =========          =========

   The accompanying notes are an integral part of these financial statements.

'
                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
  FOR THE PERIOD FROM AUGUST 14, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996
                AND FOR THE NINE MONTH ENDED SEPTEMBER 30, 1997

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                                                  COMMON STOCK      ADDITIONAL     DURING
                                               ------------------    PAID-IN     DEVELOPMENT
                                                SHARES     AMOUNT    CAPITAL        STAGE        TOTAL
                                               ---------   ------   ----------   -----------   ---------
Issuance of stock to original stockholders...  1,300,000    $130    $   --       $      --    $     130
Net loss for the period from August 14, 1996
  (date of inception) to December 31, 1996...         --      --        --          (74,175)     (74,175)
                                               ---------    ----        --        ---------    ---------
Balance, December 31, 1996...................  1,300,000     130        --          (74,175)     (74,045)
Net loss for the nine months ended September
  30, 1997 (unaudited).......................         --      --        --         (445,497)    (445,497)
                                               ---------    ----        --        ---------    ---------
Balance, September 30, 1997 (unaudited)......  1,300,000    $130        $0        $(519,672)   $(519,542)
                                               =========    ====        ==        =========    =========

   The accompanying notes are an integral part of these financial statements.

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                    FOR THE PERIOD                        FOR THE PERIOD
                                                         FROM                                  FROM
                                                    AUGUST 14, 1996     FOR THE NINE      AUGUST 14, 1996
                                                  (DATE OF INCEPTION)   MONTHS ENDED    (DATE OF INCEPTION)
                                                    TO DECEMBER 31,     SEPTEMBER 30,    TO SEPTEMBER 30,
                                                         1996               1997               1997
                                                  -------------------   -------------   -------------------
                                                                         (UNAUDITED)        (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................       $(74,175)          $(445,497)         $(519,672)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
  Changes in assets and liabilities
     Other assets...............................             --                (932)              (932)
     Accounts payable, accrued expenses and
       other payables...........................         28,259               3,442             31,701
                                                       --------           ---------          ---------
          Net cash used in operating
            activities..........................        (45,916)           (442,987)          (488,903)
                                                       --------           ---------          ---------
Cash flows from financing activities:
  Proceeds from bank line of credit.............             --             186,283            186,283
Advances from shareholder.......................         48,598             263,342            311,940
                                                       --------           ---------          ---------
          Net cash provided by financing
            activities..........................         48,598             449,625            498,223
                                                       --------           ---------          ---------
          Net increase in cash..................          2,682               6,638              9,320
Cash at beginning of period.....................             --               2,682                 --
                                                       --------           ---------          ---------
Cash at end of period...........................       $  2,682           $   9,320          $   9,320
                                                       ========           =========          =========

   The accompanying notes are an integral part of these financial statements.

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1. BUSINESS AND ORGANIZATION

     Orthodontix, Inc. (the "Company") was incorporated in the State of Florida on August 14, 1996 for the purpose of creating a practice management services company to manage orthodontic practices in the United States. The Company has had no operations to date except seeking affiliations with orthodontic practices, negotiating to acquire the tangible assets of those practices, and negotiating agreements to provide management services to those practices. (See Notes 3 and 6).

     The financial statements have been prepared on the basis that the proposed transactions will occur, although no assurance can be made that the proposed transactions described in Notes 3 and 6 will be completed or that the Company will be successful in completing future acquisitions. The Company intends to expand through the acquisition of management rights to practices throughout the United States. In order to expand, the Company will need further acquisition financing in the form of debt or equity financing. There can be no assurance that such financing will be available.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Income Taxes. The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.

     As reflected in the accompanying statement of operations, the Company incurred a net loss of $74,175 during the period from its inception, August 14, 1996 through December 31, 1996. The Company has recognized no tax benefit from this loss. Due to the limited operations of the Company since its inception, a valuation allowance has been established to offset the deferred tax asset related to these losses that have been capitalized for tax purposes. There is no other significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Advertising.  Costs incurred for advertising are expensed when incurred.

     Net Loss Per Share. Net loss per share is calculated by dividing net loss for the period by the weighted average number of common shares outstanding during the period.

     Recent Pronouncements. In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" was issued. SFAS No. 128 establishes new standards for the computation, presentation and disclosure requirements of earnings per share ("EPS") and replaces Accounting Principles Board Opinion No. 15, "Earnings per Share." This statement replaces the presentation of primary EPS and will require a dual presentation of basic and diluted EPS. Basic EPS excludes the impact of common stock equivalents. Diluted EPS utilizes the average market price per share as opposed to the greater of the average market price or ending market price per share when applying the treasury stock method in determining common stock equivalents. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997.

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Fair Value of Financial Instruments. The carrying value of cash, accounts payable, accrued expenses and amounts due to shareholder approximates fair values principally because of the short-term maturities of these instruments.

     Recent Pronouncements. In November 1997, the Emerging Issues Task Force of the FASB (the "EITF") reached a consensus relating to the conditions under which a physician practice management company would consolidate the accounts of an affiliated physician practice. The Company believes that its accounting policies conform to the EITF consensus.

     Interim Unaudited Financial Statements. The financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of interim periods are not necessarily indicative of the results of operations to be obtained for the full year.

3. PLANNED TRANSACTIONS

     The Company plans to complete, through a series of mergers and asset transfers, the acquisition of certain assets and assumption of certain liabilities of 27 orthodontic practices (the "Founding Practices") (collectively the "Affiliations Acquisitions"). Owners of the Founding Practices (the "Promoters") will receive shares of common stock and cash as consideration in the Affiliations Acquisitions. In connection with the Affiliations Acquisitions, the Promoters selling orthodontists and their professional corporations or other entities (collectively, the "PCs") will enter into long-term service agreements with the Company. Additionally, those Promoters orthodontists will enter into employment and noncompete agreements with the PCs.

     The Company will not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the PCs. The Company will be executing management service agreements and will not hold any equity ownership interest in the PCs, therefore, the Affiliations Acquisitions are deemed not to be business combinations. Because each of the owners of the Founding Practices is a Promoter of the transaction, Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders" each Founding Practice will be deemed a promoter of the Merger. Pursuant to SAB No. 48, requires the transferred nonmonetary assets and assumed liabilities will be accounted for at the historical cost basis of the Founding Practices and any monetary assets assumed and any monetary liabilities included in the Affiliations Acquisitions will be recorded at fair value, and cash consideration paid in excess of net assets transferred, to be reflected as a dividend paid by the Company.

     The information set forth below assumes all the Founding Practices will participate in the Affiliations Acquisitions. Although management expects that all the practices will participate, there is no assurance that will be the case.

     The net assets to be transferred and the liabilities to be assumed from the Founding Practices are summarized, on a combined basis, in the following table:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                              (UNAUDITED)     (UNAUDITED)
Patient receivables, net of allowance.......................   $  611,166     $  593,947
Property, equipment and improvements, net...................      753,653        764,185
Other assets................................................      123,355        162,230
                                                               ----------     ----------
Assets transferred..........................................   $1,488,174     $1,520,362
                                                               ==========     ==========

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Upon consummation of the Affiliations Acquisitions, the Company will enter into a service agreement with each Founding Practice under which the Company will provide management services which include consultation and other activities regarding the suitability of facilities and equipment, nonprofessional staffing, regulatory compliance, productivity improvements, inventory and supplies management, information systems management, marketing services, site selection and layout, billing and financial services, malpractice insurance, and, subject to applicable law, other services as the Company deems necessary to meet the day to day requirements of the Founding Practices.

     In general, the resulting fee will be based primarily on the practice's accrued revenue (the "Standard Contract"). In those instances where the Standard Contract may not be permitted by applicable law, an alternative form of agreement (the "Alternative Contract") will be used.

     Founding Practices are summarized, on a combined basis, in the following tables for the year ended December 31, 1996 and the nine months ended September 30, 1997:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1996
                                                              -------------------------
                                                                PATIENT      OPERATING
                                                                REVENUE      EXPENSES
                                                              -----------   -----------
                                                                     (UNAUDITED)
Practices participating under the Standard Contract.........  $14,267,596   $ 9,467,699
Practices participating under the Alternative Contract......      877,375       626,794
                                                              -----------   -----------
          Totals for Founding Practices.....................  $15,144,971   $10,094,493
                                                              ===========   ===========

                                                                 NINE MONTHS ENDED
                                                                 SEPTEMBER 30, 1997
                                                              ------------------------
                                                                PATIENT     OPERATING
                                                                REVENUE      EXPENSES
                                                              -----------   ----------
                                                                    (UNAUDITED)
Practices participating under the Standard Contract.........  $11,304,128   $7,144,675
Practices participating under the Alternative Contract......      749,816      456,076
                                                              -----------   ----------
          Totals for Founding Practices.....................  $12,053,944   $7,600,751
                                                              ===========   ==========

     Subsequent to the Affiliations Acquisitions, the operating expenses of the Founding Practices will be the responsibility of the Company. The Company will have the discretion to control the level of those expenses in conjunction with providing the related expenses to the PCs. The historical operating expenses of the Founding Practices for the year ended December 31, 1996 and the nine months ended September 30, 1997 that will assumed by the Company in the future are summarized, on a combined basis, excluding those employment

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

expenses for the orthodontist or other employee that the Company is prohibited from employing by law, in the following table:

                                                           YEAR ENDED    NINE MONTHS ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1996             1997
                                                          ------------   -----------------
                                                          (UNAUDITED)       (UNAUDITED)
Salaries, wages and benefits of non-orthodontic
  personnel.............................................  $ 3,455,894       $2,608,538
Orthodontic supplies....................................    1,353,786          860,973
Rent....................................................    1,006,589          786,797
Advertising and marketing expenses......................      203,502          171,588
General and administrative expenses.....................    3,731,018        2,940,004
                                                          -----------       ----------
          Total operating expenses......................    9,750,789        7,367,900
Depreciation and amortization...........................      343,704          232,851
                                                          -----------       ----------
          Total expenses................................  $10,094,493       $7,600,751
                                                          ===========       ==========

     The combined historical financial information of the Founding Practices presented herein is not related to the financial position or results of operations of the Company. This information is presented solely for the purpose of providing disclosures regarding the group of entities with which the Company will be contracting to provide future services. The Founding Practices were not operated under common control or management during the fiscal year ended December 31, 1996 or the nine months ended September 30, 1997.

UNAUDITED PRO FORMA MANAGEMENT SERVICES FEES

     The unaudited pro forma management service fee pursuant to the service agreements for the Founding Practices, based on the historical patient revenues set forth above is summarized in the following table for the year ended December 31, 1996 and the nine months ended September 30, 1997:

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                              (UNAUDITED)     (UNAUDITED)
Practices participating under the Standard Contract.........   $2,140,139     $1,695,619
Practices participating under the Alternative Contract......      155,500        116,625
                                                               ----------     ----------
          Total pro forma service agreement revenues........   $2,295,639     $1,812,244
                                                               ==========     ==========

     Management has concluded that the changes in the orthodontists' incentive structure are unlikely to affect the conduct of the orthodontists' practices.

4. RELATED PARTY TRANSACTIONS

     The Company currently shares office space and several support employees with one of its shareholders. The shareholder has advanced the pro rata share of these costs to the Company. Such amounts which are $8,598 and $48,642 for the period August 14, 1996, date of inception, to December 31, 1996 and for the nine month period ending September 30, 1997, respectively, have been reflected in general and administrative expenses in the accompanying statement of operations. The Company believes that the consideration being paid to this related party reflects the fair market value of the services being provided to the Company.

     One of the Company's shareholders has funded expenses of the Company from the date of inception to date. Such amounts are classified as a long-term liability in the accompanying balance sheets as the

                               ORTHODONTIX, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

shareholder has agreed not to demand repayment of such amounts until the Company completes the Transaction as described in Note 6.

5. CONTINGENCIES

     The Company will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of orthodontics. Long-term service agreements may be challenged by certain states as to their legality. There can also be no assurance that the laws and regulations of the states in which the Company will maintain operations will not change or be interpreted in the future to restrict the Company's relationships with orthodontists.

     Although the Company will not employ orthodontists or control the practice of orthodontists, the Company intends to acquire certain liability insurance for itself since the orthodontists may be subject to legal liability suits while under service agreement with the Company.

6. SUBSEQUENT EVENT

     On May 6, 1997, the Company entered into a letter of intent with Embassy Acquisition Corp., a Florida corporation ("Embassy"), regarding a business combination of the Company and Embassy (the "Transaction").

     Embassy was formed in November 1995 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination with an operating company. In April 1996, Embassy consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $7.1 million of which $6.8 million was held in escrow at September 30, 1997 pending the consummation of a business combination. Embassy has conducted no operations to date other than in connection with its efforts to effect a business combination.

     As of October 30, 1997, the Company and Embassy entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") regarding the Transaction. Pursuant to the Agreement, the parties shall engage in the Transaction, which at closing will result in the Company becoming a wholly owned subsidiary corporation of Embassy. The Transaction will be treated as a capital transaction equivalent to the issuance of stock by the Company for the net monetary assets of Embassy accompanied by a recapitalization.

     Concurrently with the consummation of the Merger, the Company will exchange cash and shares of Embassy common stock for certain assets and liabilities of the Founding Practices as discussed in Note 3.

     In July 1997, the Company entered into a loan agreement with a bank for a $500,000 line of credit to fund the Company's permanent working capital. The Company may borrow, repay and reborrow from time to time as long as the total indebtedness does not exceed the principal amount. All amounts outstanding are due and payable on demand. The line of credit will accrue interest, payable monthly, on the unpaid balance at the LIBOR market index rate plus 2% (7.6250% at September 30, 1997). As of September 30, 1997, the Company had approximately $314,000 available under the line of credit. A limited partnership, the sole limited partner of which is Stephen J. Dresnick, M.D., who, upon consummation of the Merger is contemplated to be the Chairman of the Company, collateralized the Company's repayment obligation under the line of credit.

                                                                      APPENDIX A

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of October 30, 1997 (the "Agreement") by and among Embassy Acquisition Corp., a Florida corporation ("Embassy") and Orthodontix, Inc., a Florida corporation ("Orthodontix").

                                R E C I T A L S

     The respective Boards of Directors of Embassy and Orthodontix deem it desirable and in the best interests of their respective corporations, and of their respective shareholders, that prior to the Closing (as defined in Section 6.1), Embassy form a wholly owned subsidiary corporation, namely, Orthodontix Acquisition Corp., a Florida corporation ("Acquisition") and that at the Closing, subject to, among other things, the approval of the shareholders of Embassy and Orthodontix, Acquisition merge with and into Orthodontix; as a result of which Orthodontix will become a wholly owned subsidiary corporation of Embassy, and the holders of shares of capital stock of Orthodontix will, in the aggregate, receive the consideration hereinafter set forth (collectively, the "Merger"). Upon the terms and subject to the conditions of this Agreement, at the Effective Date (as defined in Section 2.3 of this Agreement) in accordance with the Florida Business Corporation Act ("BCA"), Acquisition shall be merged with and into Orthodontix and the separate existence of Acquisition shall thereupon cease. Orthodontix shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." As a result of the Merger, among other things, Orthodontix will become a wholly owned subsidiary corporation of Embassy.

     NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

                         I.  RECITALS; TRUE AND CORRECT

     The above stated recitals are true and correct and are incorporated into this Agreement.

                                  II.  MERGER

     2.1 Merger. In the manner and subject to the terms and conditions set forth herein, Embassy shall cause Acquisition to merge with and into Orthodontix, and Orthodontix shall be the surviving corporation after the Merger and shall continue to exist as a corporation created and governed by the laws of Florida.

     2.2 Name Change. Upon the Closing of the Merger, Embassy shall change its name to Orthodontix, Inc. and Orthodontix, Inc. shall change its name to Orthodontix Subsidiary, Inc. (the "Name Change").

     2.3 Effective Date. If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the Merger shall become effective on the date (the "Effective Date") the Articles of Merger, together with Plans of Merger reflecting the Merger, shall be accepted for filing by the Secretary of State of Florida.

     2.4 Securities of the Corporations. The authorized capital stock of Orthodontix is comprised of 100,000,000 shares of Common Stock, par value $.0001 per share (the "Orthodontix Stock"), of which 1,300,000 shares are issued and outstanding, excluding the approximately 2,000,000 shares of Orthodontix Stock, assuming an Embassy share value of $8.00 per share, issuable in connection with the Practice Acquisitions (as defined in Section 2.7 of this Agreement). The authorized capital stock of Embassy is comprised of 100,000,000 shares of Common Stock, par value $.0001 per share (the "Embassy Stock"), of which 2,540,000 shares are issued and outstanding. In addition, Embassy has issued and outstanding, warrants to purchase 120,000 shares of Embassy Stock for a period of five years at any time and from time to time commencing April 2, 1996 at a purchase price of $7.80 per share (the "Embassy Warrants").

     2.5 Shares of the Constituent and Surviving Corporations. The manner and basis of converting the shares of Orthodontix Stock into shares of Embassy Stock shall be as follows:

          Consideration. At the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of either Embassy or Orthodontix, each share of Orthodontix Stock issued and outstanding shall be converted into the right to receive one share of Embassy Stock (the "Exchange Ratio"). In connection with the consummation of the Practice Acquisitions, Embassy shall issue shares of Embassy Stock as required under the agreements regarding the Practice Acquisitions.

     2.6 Effect of the Merger. As of the Effective Date, all of the following shall occur:

          (a) The separate existence and corporate organization of Acquisition shall cease (except insofar as it may be continued by statute), and Orthodontix shall continue to exist as the surviving corporation, a wholly owned subsidiary corporation of Embassy, which shall also continue to exist as a surviving corporation.

          (b) Except as otherwise specifically set forth herein, the corporate identity, existence, purposes, powers, franchises, rights and immunities of Orthodontix shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, franchises and immunities of Acquisition shall be merged with and into Orthodontix as the surviving corporation, shall be fully vested therewith.

          (c) Neither the rights of creditors nor any liens upon or security interests in the property of any of Acquisition or Orthodontix shall be impaired by the Merger.

          (d) All corporate acts, plans, policies, agreements approvals and authorizations of the shareholders and Board of Directors of Acquisition and of its respective officers, directors and agents, which were valid and effective immediately prior to the Effective Date, shall be the acts, plans, policies, agreements, approvals and authorizations of Orthodontix and shall be as effective and binding on Orthodontix as the same were on Acquisition.

          (e) Orthodontix shall be liable for all of the obligations and liabilities of Acquisition.

          (f) The rights, privileges, goodwill, inchoate rights, franchises and property, real, personal and mixed, and debts due on whatever account and all other things in action belonging to Acquisition, shall be, and they hereby are, bargained, conveyed, granted, confirmed, transferred, assigned and set over to and vested in Orthodontix, without further act or deed.

          (g) No claim pending at the Effective Date by or against any of Acquisition or Orthodontix, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred.

          (h) All rights of employees and creditors and all liens upon the property of each of Acquisition and Orthodontix shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all the debts, liabilities and duties of each of Acquisition shall attach to Orthodontix and shall be enforceable against Orthodontix, respectively, to the same extent as if all such debts, liabilities and duties had been incurred or contracted by Orthodontix.

          (i) The Articles of Incorporation of Embassy, as in effect on the Effective Date, shall continue to be the Articles of Incorporation of Embassy without change or amendment, except (i) to change the name of Embassy to "Orthodontix, Inc."; and (ii) to authorize the issuance of 100,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"), with rights, preferences and designations to be determined by the Board of Directors of Embassy until such time, if ever, as it is amended thereafter in accordance with the provisions thereof and applicable laws. The Articles of Incorporation of Orthodontix, as in effect on the Effective Date, shall continue to be the Articles of Incorporation of Orthodontix without change or amendment, except to change the name of Orthodontix to "Orthodontix Subsidiary, Inc."

          (j) The Bylaws of Embassy, as in effect on the Effective Date, shall continue to be the Bylaws of Embassy without change or amendment until such time, if ever, as it is amended thereafter in accordance with the provisions thereof and applicable laws.

          (k) Upon the Effective Date, the Board of Directors of Embassy shall consist of four designees of Orthodontix, Stephen J. Dresnick ("Dresnick"), Glenn L. Halpryn ("Halpryn"), and one designee of Embassy to be specified in the Proxy Statement hereinafter referred to, and the officers of Embassy shall be the officers specified by Orthodontix to hold such offices, as set forth in the Proxy Statement hereinafter defined. Subsequent to the Effective Date, the management of Embassy shall be conducted in accordance with that certain Agreement attached hereto as Schedule 2.6(k).

     2.7 Disclosure Schedules. Prior to the execution of this Agreement, (a) Orthodontix delivered to Embassy a schedule relating to Orthodontix and the several pending acquisitions of orthodontic practices (the "Practices") contemplated to be consummated on or prior to the Effective Date (the "Practice Acquisitions") as well as other due diligence information (collectively, the "Orthodontix Disclosure Schedule") incorporated by reference hereby; and (b) Embassy delivered to Orthodontix, Embassy's (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; (ii) Quarterly Report on Form 10-QSB for the quarters ended June 30, 1997, March 31, 1997, June 30, 1996 and September 30, 1996; and (iii) Prospectus dated April 2, 1996 (collectively, the "Embassy Disclosure Schedule" and together with the Orthodontix Disclosure Schedule (the "Disclosure Schedules", referred to as Exhibit "A") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be a part of this Agreement.

     2.8 Practice Acquisitions. On the Effective Date, the Practice Acquisitions shall be consummated, which practices had generated, gross cash collections, in the aggregate, no less than $15 million for the twelve month period ended December 31, 1996 (unaudited). Pursuant to the terms of the various agreements regarding the Practice Acquisitions, in connection with the Practice Acquisitions, at the Closing, Embassy shall (i) provide to Orthodontix sufficient cash (the "Cash Consideration") for the purpose of consummating the Practice Acquisitions; and (ii) issue that aggregate number of shares of Embassy Stock equal to the quotient of (x) the difference between the aggregate purchase price of the Practices less the Cash Consideration divided by (y) the Share Value. The term Share Value shall mean the average of the closing bid and ask price, as reported on the OTC Electronic Bulletin Board or similar quotation board of Embassy Stock for the 15 trading days immediately preceding the date of the Closing.

        III.  CONDUCT OF BUSINESS PENDING CLOSING; STOCKHOLDER APPROVAL

     Orthodontix and Embassy covenant that between the date hereof and the date of the Closing:

     3.1 Access to Orthodontix. Orthodontix shall (a) give to Embassy and to Embassy's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date (as defined in Section 6.1), to all of the books, contracts, commitments and other records of Orthodontix and shall furnish Embassy during such period with all information concerning Orthodontix that Embassy may reasonably request; and
(b) afford to Embassy and to Embassy's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Orthodontix, in order to conduct inspections at Embassy's expense to determine that Orthodontix is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Orthodontix, including any assets to be acquired in connection with the Practice Acquisitions, are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Embassy shall make arrangements with Orthodontix reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Orthodontix. Any such investigation or inspection by Embassy shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Orthodontix contained herein.

     3.2 Conduct of Business. During the period from the date hereof to the Closing Date, Orthodontix shall and shall use reasonable efforts, to the extent such efforts are within Orthodontix's control, to cause the practices to be acquired in connection with the Practice Acquisitions (the "Practices") to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          (a) Orthodontix shall and shall use reasonable efforts, to the extent such efforts are within Orthodontix's control, to cause the Practices to use reasonable efforts consistent with past practices to preserve the respective businesses and organizations of Orthodontix and the Practices, respectively, including using reasonable efforts to cause the Practice Acquisitions to close, so as to (i) keep available the services of their present employees and agents; (ii) complete or maintain all of the Orthodontix Contracts (as hereinafter defined) in full force and effect in accordance with their existing terms, materially unimpaired by litigation;
     (iii) maintain the integrity of all confidential information; (iv) maintain in full force and effect the existing insurance policies (or policies providing substantially the same coverage, copies of which shall be made available to Embassy) insuring the business and properties of Orthodontix and the Practices, respectively; and (v) preserve the goodwill of, and business and contractual relationships with, suppliers, customers and others having business relationships with Orthodontix and the Practices respectively; except for such changes which, in the aggregate, would not have a material adverse effect on the business, prospects or financial condition of Orthodontix and the Practices, respectively, taken as a whole; and

          (b) Orthodontix shall not and shall use reasonable efforts, to the extent such efforts are within Orthodontix's control, to cause the Practices not to (i) sell or transfer any of their material assets or property except (A) as set forth in the Orthodontix Disclosure Schedule, or
     (B) in the usual and ordinary course of business; or, (ii) except for cash applied in payment of liabilities or credits given in the usual and ordinary course of business, make any distribution, whether by dividend or otherwise, to any of its shareholders or employees except for (A) compensation to employees in the usual and ordinary course of business; (B) payments on the Orthodontix Indebtedness (as hereinafter defined). Without limiting the generality of the foregoing, Orthodontix shall: (i) comply in all material respects with all laws applicable to it; and (ii) except as provided above or otherwise in this Agreement, not declare any dividend or other distribution, redeem or otherwise acquire any shares of its capital stock or other securities, sell or issue any shares of its capital stock or other securities or agree to do any of the foregoing.

     3.3 Exclusivity to Embassy. Neither Orthodontix nor its respective officers, directors, representatives or agents, as appropriate, from the date hereof until the Closing or the earlier termination of this Agreement, shall solicit any inquiries, proposals or offers to purchase the business of Orthodontix or the shares of capital stock of Orthodontix, from any person other than Embassy. Any person inquiring as to the availability of the business or shares of capital stock of Orthodontix or making an offer therefor shall be told that Orthodontix is bound by the provisions of this Agreement. Orthodontix as well as its officers, directors, representatives or agents further agree to advise Embassy promptly of any such inquiry or offer.

     3.4 Access to Embassy. Embassy shall (a) give to Orthodontix and to Orthodontix's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of Embassy and shall furnish Orthodontix during such period with all information concerning Embassy that Orthodontix may reasonably request; and (b) afford to Orthodontix and to Orthodontix's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Embassy in order to conduct inspections at Orthodontix's expense to determine that Embassy is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Embassy are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Orthodontix shall make arrangements with Embassy reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Embassy. Any such investigation or inspection by Orthodontix shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Embassy contained herein.

     3.5 Conduct of Business. During the period from the date hereof to the Closing Date, the business of Embassy shall be operated by Embassy in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          (a) Embassy shall (i) comply in all material respects with all laws applicable to it; (ii) not declare any dividend or other distribution, redeem or otherwise acquire any shares of its capital stock or other securities, sell or issue any shares of its capital stock or other securities other than with respect to the Embassy Warrants, or agree to do any of the foregoing; (iii) not make any payments to any of its employees other than reimbursement of accountable expenses in the ordinary course of business in accordance with past practices; (iv) not make any payments, loans or other distribution to any officer, director, employee or agent or prepay any obligations due to any of the foregoing; and (v) not expend nor incur any liabilities or indebtedness, direct or indirect, or enter into any agreements or commitments with respect to same, aggregating more than $30,000 during the period between the date hereof and the Closing Date exclusive of (i) costs and expenses relating to the consummation of the transactions contemplated by this Agreement; (ii) any understandings relating to funding the purchase of shares of Embassy Stock offered for redemption to Embassy by its non-affiliated shareholders in the manner contemplated by the Proxy Statement; and (iii) liabilities based on applications for directors' and officers' liability insurance; and

          (b) Embassy shall timely file all reports required to be filed by it with the Securities and Exchange Commission (the "SEC").

     3.6 Exclusivity to Orthodontix. Embassy and its officers, directors, representatives or agents, as appropriate, shall not, from the date hereof until the Closing or the earlier termination of this Agreement, solicit any inquiries, proposals or offers to purchase the business of Embassy or the shares of capital stock of Embassy from any person other than Orthodontix. Any person inquiring as to the availability of the business or shares of capital stock of Embassy or making an offer therefor shall be told that Embassy is bound by the provisions of this Agreement. Each of Embassy and its officers, directors, representatives or agents further agree to advise Orthodontix promptly of any such inquiry or offer.

     3.7 Stockholder Approval. (a) As promptly as reasonably practicable following the date of this Agreement, Embassy shall take all action reasonably necessary in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the laws of the State of Florida and its Articles of Incorporation and Bylaws to call, give notice of and convene a meeting (the "Meeting") of its shareholders to consider and vote upon the approval and adoption of (i) the Merger; (ii) the amendment to Embassy's Articles of Incorporation effectuating the Name Change and the authorization to issue the Preferred Stock; (iii) the 1997 Embassy Acquisition Corp. Stock Option Plan (the "Stock Option Plan"); and (iv) such other matters as shall properly come before the Meeting in connection with this Agreement. The approval and adoption of this Agreement and the Merger by the Board of Directors and the shareholders of Orthodontix in accordance with the laws of the State of Florida, Articles of Incorporation and Bylaws and the receipt of the approvals and consents referred to in Section 7.9 is a condition precedent to the undertaking and obligation of Embassy to mail its definitive Proxy Statement (as hereinafter defined) subject to, among other things, approval by the shareholders of Embassy to its shareholders and to hold the Meeting. The Board of Directors of Embassy shall unanimously recommend that Embassy's shareholders vote to approve and adopt the Merger, this Agreement and any other matters to be submitted to Embassy's shareholders in connection therewith. Embassy shall, subject as aforesaid, use its best efforts to solicit and secure from shareholders of Embassy such approval and adoption.

     (b) Certain shareholders of Embassy, as evidenced by their signature on the signature page of this Agreement, agree that if a majority of the non-affiliated shareholders of Embassy approve and adopt the Merger and this Agreement, they will each vote all of their respective shares of Embassy Stock for the approval and adoption of the Merger and this Agreement.

     (c) As promptly as reasonably practicable following the date of this Agreement, Embassy shall prepare and file with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated by the SEC thereunder: a registration statement on Form S-4 (or other form of registration statement as agreed by the parties) covering (i) all shares of Embassy Stock issuable as a consequence of the Merger, including the shares issuable in connection with the Practice Acquisitions (the "Initial Registration Statement"). Prior to such filing, Orthodontix shall supply to Embassy, for inclusion in the Initial Registration Statement, the Financial Statements (as hereinafter defined). Concurrent with the filing of the Initial Registration Statement, Embassy shall also prepare and file with the SEC under the Securities Act and the rules and regulations promulgated by the SEC thereunder, a preliminary proxy statement (the "Proxy Statement"; the Proxy Statement and the Initial Registration Statement are collectively referred to as the "Registration Statement") pertaining to the Merger. Orthodontix shall cooperate fully with Embassy in the preparation and filing of the Registration Statement and any amendments and supplements thereto, including, without limitation, the furnishing to Embassy of such information regarding Orthodontix as shall be required by each of the Securities Act and the Exchange Act and the respective rules and regulations promulgated by the SEC thereunder. The Registration Statement shall not be filed, and no amendment or supplement thereto shall be made by Embassy, without prior consultation with and the consent of Orthodontix, which consent shall not be unreasonably withheld or delayed. As promptly as reasonably practicable following the date of this Agreement, Embassy shall cause to be mailed a definitive Proxy Statement to its shareholders entitled to vote at the Meeting promptly following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC and the SEC's declaration of effectiveness of the Registration Statement under the Securities Act.

     (d) As promptly as practicable but in no event later than the Effective Date, Embassy shall prepare and file with the NASDAQ Small Cap Market ("Nasdaq"), an application to have the Embassy Stock listed for trading on Nasdaq.

     (e) As promptly as practicable, Embassy shall prepare and file with the SEC under the Securities Act and the rules and regulations promulgated by the SEC thereunder, a Registration Statement on Form S-8 covering the Embassy Stock issuable upon the exercise of certain stock options to be granted under the Stock Option Plan (the "S-8 Registration Statement").

     3.8 Formation and Acts of Acquisition. No later than the date of the Meeting, Embassy shall cause Acquisition to be incorporated under the laws of Florida. Prior to the Closing Date, Embassy shall cause Acquisition to engage in no activity other than activity in anticipation of the Merger. At the Closing, following satisfaction of the conditions precedent set forth in this Agreement, Embassy shall cause Acquisition to execute Articles of Merger referred to in
Section 2.1.

               IV.  REPRESENTATIONS AND WARRANTIES OF ORTHODONTIX

     Orthodontix represents and warrants to Embassy as follows, with the knowledge and understanding that Embassy is relying materially upon such representations and warranties:

     4.1 Organization and Standing. Orthodontix is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Orthodontix has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of Orthodontix, and all states in which each is qualified to do business as of the date hereof, are listed in the Orthodontix Disclosure Schedule. The copies of the Articles of Incorporation and Bylaws of Orthodontix, as amended to date, delivered to Embassy, are true and complete copies of these documents as now in effect. Except as otherwise set forth in the Orthodontix Disclosure Schedule, Orthodontix does not own any interest in any other corporation, business trust or similar entity. The minute book of Orthodontix contains accurate records of all meetings of its respective Board of Directors and shareholders since its incorporation.

     4.2 Capitalization. The authorized capital stock of Orthodontix, the number of shares of capital stock which are issued and outstanding and par value thereof are as set forth in the Orthodontix Disclosure Schedule. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Orthodontix is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of Orthodontix. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of Orthodontix. Orthodontix has no subsidiaries.

     4.3 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Orthodontix in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of Orthodontix, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

     4.4 Properties. Except as set forth on the Orthodontix Disclosure Schedule, Orthodontix has good title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the Financial Statements (as hereinafter defined), or thereafter acquired. Orthodontix has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against Orthodontix, as the case may be, and, to the knowledge of Orthodontix, the other parties thereto in accordance with its terms. Neither Orthodontix nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the assets of Orthodontix is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Orthodontix, any such condemnation, expropriation or taking been proposed. None of the assets of Orthodontix is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

     4.5 Contracts Listed; No Default. All contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to present or proposed future operations of Orthodontix (except employment or other agreements terminable at will and other agreements which, in the aggregate, are not material to the business, properties or prospects of Orthodontix and except governmental licenses, permits, authorizations, approvals and other matters referred to in Section 4.17), which would be required to be listed as exhibits to a Registration Statement on Form S-4 or an Annual Report on Form 10-K if Orthodontix were subject to the reporting requirements of the Exchange Act (individually, the "Orthodontix Contract" and collectively, the "Orthodontix Contracts"), are listed and described in the Orthodontix Disclosure Schedule. Orthodontix is the holder of, or party to, all of the Orthodontix Contracts. To the knowledge of Orthodontix, the Orthodontix Contracts are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Neither Orthodontix nor any signatory thereto is in default or breach of any material provision of the Orthodontix Contracts. Orthodontix's operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of the Orthodontix Contracts. Attached hereto as Schedule 4.5 is a list of those Orthodontix Contracts regarding the Practice Acquisitions which contain termination dates earlier than the Termination Date (as defined in Section 10.1 of this Agreement).

     4.6 Litigation. Except as disclosed in the Orthodontix Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the knowledge of Orthodontix, threatened against or affecting Orthodontix before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Orthodontix, could have any materially adverse effect on Orthodontix. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Orthodontix.

     4.7 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans.

     Orthodontix has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the knowledge of Orthodontix are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. Orthodontix has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

     Orthodontix is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Orthodontix that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of Orthodontix. There is no valid basis, to the knowledge of Orthodontix, except as set forth in the Orthodontix Disclosure Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Orthodontix by any governmental authority.

     4.8 Compliance with Laws and Regulations. To its knowledge, Orthodontix is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions where the business of Orthodontix is currently conducted or to which Orthodontix is currently subject which has a material impact on Orthodontix, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, and all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. Orthodontix knows of no assertion by any party that Orthodontix is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Orthodontix. To the knowledge of Orthodontix, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Orthodontix.

     4.9 Compliance with Laws. (a) To its knowledge, the business, operations, property and assets of Orthodontix and the Practices (and, to the knowledge of Orthodontix, the business of any sub-tenant or licensee which is occupying or has occupied any space on any premises of Orthodontix and the activities of which could result in any material adverse liability to Orthodontix) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (including the 1986 Amendments thereto and the Superfund Amendments and Reauthorization Act) ("CERCLA"), and the Resource Conservation and Recovery Act ("RCRA"), as well as any other laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to Orthodontix's knowledge, Orthodontix has foreseeable potential liabilities for environmental clean-up under CERCLA, RCRA or under any other law, rule, regulation or common or civil law doctrine.

     (b) To its knowledge, no predecessor-in-title to any real property now or previously owned or operated by Orthodontix, nor any predecessor operator thereof conducted its business or operated such property in violation of CERCLA and RCRA or any other applicable federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as disclosed in the Orthodontix Disclosure Schedule, no suit, action, claim, proceeding, nor investigation, review or inquiry by any court or federal, state, county, municipal or local governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any state or local health department (all of the foregoing collectively referred to as "Governmental Entity") concerning any such possible violations by Orthodontix is pending or, to the knowledge of Orthodontix, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. Orthodontix does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding. For purposes of this
Section 4.9, the term "inquiry" includes, without limitation, all pending regulatory issues (whether before federal, state, local or inter-governmental regulatory authorities) concerning any regulated product, including, without limitation, any diagnostic drugs and products.

     4.10 Reserved.

     4.11 Condition of Assets. The equipment, fixtures and other personal property of Orthodontix, including the assets to be acquired in connection with the Practice Acquisitions, taken as a whole, is in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the business of Orthodontix as is contemplated to be conducted.

     4.12 No Breaches. To its knowledge, the making and performance of this Agreement and the other agreements contemplated hereby by Orthodontix will not
(i) conflict with or violate the Articles of Incorporation or the Bylaws of Orthodontix; (ii) violate any material laws, ordinances, rules or regulations, or any order, writ, injunction or decree to which Orthodontix is a party or by which Orthodontix or any of its respective assets, businesses, or operations may be bound or affected; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Orthodontix under, or create any rights of termination, cancellation or acceleration in any person under, any Orthodontix Contract.

     4.13 Employees. Except as set forth in the Orthodontix Disclosure Schedule, none of the employees of Orthodontix is represented by any labor union or collective bargaining unit and, to the knowledge of Orthodontix, no discussions are taking place with respect to such representation.

     4.14 Financial Statements. To its knowledge, the Orthodontix Disclosure Schedule contains, as to Orthodontix, an unaudited balance sheet as of December 31, 1996 and related statements of operations, statements of cash flows and statements of shareholders' equity of Orthodontix for the one-year period ended December 31, 1996 and an unaudited balance sheet as of September 30, 1997 and related statements of operations, statements of cash flows and statement of shareholders' equity for the nine-month period ended September 30, 1997 (collectively, the "Financial Statements"). The Financial Statements present fairly, in all respects, the consolidated financial position and results of operations of Orthodontix as of the dates and periods indicated, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The Financial Statements, when submitted to Embassy for inclusion in the Registration Statement, will have been prepared in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 promulgated thereunder. Without limiting the generality of the foregoing, (i) there is no basis for any assertion against Orthodontix as of the date of the Financial Statements of any debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements; and (ii) there are no assets of Orthodontix as of the date of the Financial Statements, the value of which is overstated in the Financial Statements. Except as disclosed in the Financial Statements, Orthodontix has no known contingent liabilities (including liabilities for Taxes), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments other than in the ordinary course of business. Orthodontix is not a party to any contract or agreement for the forward purchase or sale of any foreign currency that is material to Orthodontix taken as a whole.

     4.15 Absence of Certain Changes or Events. Except as set forth in the Orthodontix Disclosure Schedule, since December 31, 1996, there has not been:

          (a) any material adverse change in the financial condition, properties, assets, liabilities or business of Orthodontix;

          (b) any material damage, destruction or loss of any material properties of Orthodontix, whether or not covered by insurance;

          (c) any material change in the manner in which the business of Orthodontix has been conducted;

          (d) any material change in the treatment and protection of trade secrets or other confidential information of Orthodontix;

          (e) any material change in the business or contractual relationship of Orthodontix with any customer or supplier which might reasonably be expected to materially and adversely affect the business or prospects of Orthodontix;

          (f) any agreement by Orthodontix, whether written or oral, to do any of the foregoing; and

          (g) any occurrence not included in paragraphs (a) through (f) of this
     Section 4.16 which has resulted, or which Orthodontix has reason to believe, in its reasonable judgment, might be expected to result, in a material adverse change in the business or prospects of Orthodontix.

     4.16 Governmental Licenses, Permits, Etc. To its knowledge, Orthodontix and the Practices each have all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). The Orthodontix Disclosure Schedule includes a list of all Licenses and Permits. All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

     4.17 Employee Agreements. (a) For purposes of this Agreement, the following definitions apply:

          (1) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

          (2) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Orthodontix contributes or is required to contribute.

          (3) "Employee Plan" means any pension, retirement, profit sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
     Section 3(3) of ERISA other than a Multi-employer Plan to which Orthodontix contributes, sponsors, maintains or otherwise is bound to with regard to any benefits on behalf of the employees of Orthodontix.

          (4) "Employee Pension Plan" means any Employee Plan for the provision of retirement income to employees or which results in the deferral of income by employees extending to the termination of covered employment or beyond as defined in Section 3(2) of ERISA.

          (5) "Employee Welfare Plan" means any Employee Plan other than an Employee Pension Plan.

          (6) "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees of Orthodontix, former employees, officers, directors or shareholders of Orthodontix any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

     (b) The Orthodontix Disclosure Schedule hereto lists, all (1) employment agreements and collective bargaining agreements to which Orthodontix is a party;
(2) Compensation Arrangements of Orthodontix; (3) Employee Welfare Plans; (4) Employee Pension Plans; and (5) consulting agreements under which Orthodontix has or may have any monetary obligations to employees or consultants of Orthodontix or their beneficiaries or legal representatives or under which any such persons may have any rights. Orthodontix has previously made available to Embassy true and complete copies of all of the foregoing employment contracts, collective bargaining agreements, Employee Plans and Compensation Arrangements, including descriptions of any unwritten contracts, agreements, Compensation Arrangements or Employee Plans, as amended to date. In addition, with respect to any Employee Plan which continues after the Closing Date, Orthodontix has previously delivered or made available to Embassy (1) any related trust agreements, master trust agreements, annuity contracts or insurance contracts;
(2) certified copies of all Board of Directors' resolutions adopting such plans and trust documents and amendments thereto; (3) current investment management agreements; (4) custodial agreements; (5) fiduciary liability insurance policies; (6) indemnification agreements; (7) the most recent determination letter (and underlying application thereof and correspondence and supplemental material related thereto) issued by the Internal Revenue Service with respect to the qualification of each Employee Plan under the provisions of Section 401(a) of the Code; (8) copies of all "advisory opinion letters," "private letter rulings," "no action letters," and any similar correspondence (and the underlying applications therefor and correspondence and supplemental material related thereto) that was issued by any governmental or quasigovernmental agency with respect to the last plan year; (9) Annual Reports (Form 5500 Series) and Schedules A and B thereto for the last plan year; (10) all actuarial reports prepared for the last plan year; (11) all certified Financial Statements for the last plan year; and (12) all current Summary Plan Descriptions, Summaries of Material Modifications and Summary Annual Reports. All documents delivered by Orthodontix to Embassy as photocopies faithfully reproduce the originals thereof, such originals are authentic and were, to the extent execution was required, duly executed.

     (c) Except as otherwise disclosed in the Orthodontix Disclosure Schedule:

          (1) It is not a party to and has, in effect or to become effective after the date of this Agreement, any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit sharing or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, incentive, vacation, sick leave, cafeteria, so-called "golden parachute" payment, disability or trust agreement or arrangement.

     4.18 Brokers. Orthodontix has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     4.19 Business Locations. Orthodontix does not nor shall it in connection with the Practice Acquisitions own or lease any real or personal property in any state except as set forth on the Orthodontix Disclosure Schedule. Orthodontix does not have a place of business (including, without limitation, Orthodontic's executive offices or place where Orthodontic's books and records are kept) except as otherwise set forth on the Orthodontix Disclosure Schedule.

     4.20 Intellectual Property. The Orthodontix Disclosure Schedule lists all of the Intellectual Property (as hereinafter defined) used by Orthodontix which constitutes a material patent, trade name, trademark, service mark or application for any of the foregoing. "Intellectual Property" means all of Orthodontix's right, title and interest in and to all patents, trade names, assumed names, trademarks, service marks, and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them), together with all the goodwill relating thereto and all other intellectual property of Orthodontix. Other than as disclosed in the Orthodontix Disclosure Schedule, Orthodontix does not have any licenses granted by or to it or other agreements to which it is a party, relating in whole or in part to any Intellectual Property, whether owned by Orthodontix or otherwise. All of the patents, trademark registrations and copyrights listed in the Orthodontix Disclosure Schedule that are owned by Orthodontix are valid and in full force and effect. To the knowledge of Orthodontix, it is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property. No proceedings have been instituted against or claims received by Orthodontix, nor to its knowledge are any proceedings threatened alleging any such violation, nor does Orthodontix know of any valid basis for any such proceeding or claim. To the knowledge of Orthodontix, there is no infringement or other adverse claims against any of the Intellectual Property owned or used by Orthodontix. To the knowledge of Orthodontix, its use of software does not violate or otherwise infringe the rights of any third party.

     4.21 Warranties. The Orthodontix Disclosure Schedule sets forth a true and complete list of the forms of all express warranties and guaranties made by Orthodontix to third parties with respect to any services rendered by Orthodontix.

     4.22 Suppliers. Except as set forth in the Orthodontix Disclosure Schedule, Orthodontix knows and has no reason to believe that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any present material supplier of Orthodontix or the Practices will not continue to conduct business with Orthodontix or the Practices, as the case may be as applicable, after the Closing Date in substantially the same manner as it has conducted business prior thereto.

     4.23 Accounts Receivable. The accounts receivable reflected on the balance sheets included in the Financial Statements, or thereafter acquired by Orthodontix, consists, in the aggregate in all material respects, of items which are collectible in the ordinary and usual course of business.

     4.24 Governmental Approvals. To its knowledge, other than as set forth herein, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Orthodontix with, any governmental authority, federal, state or local, is required in connection with Orthodontix's execution, delivery and performance of this Agreement.

     4.25 No Omissions or Untrue Statements. None of the information relating to Orthodontix supplied or to be supplied in writing by it specifically for inclusion in the Registration Statement, at the respective times that the Registration Statement becomes effective (or any registration statement included therein), the Proxy Statement is first mailed to Embassy's shareholders and the meeting of Embassy's shareholders takes place, as the case may be, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Embassy shall give notice to Orthodontix in advance of the dates of such effectiveness, mailing and meeting sufficient to permit Orthodontix to fulfill its obligations under the second sentence of this Section.

     4.26 Orthodontix Disclosure Schedule Complete. Orthodontix shall promptly supplement the Orthodontix Disclosure Schedule if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement. The Orthodontix Disclosure Schedule, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The Orthodontix Disclosure Schedule, as supplemented prior to the Closing Date, is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the Orthodontix Disclosure Schedule following the date hereof shall not in any way affect Embassy's right not to consummate the transactions contemplated hereby as set forth in Section 8.2 hereof.

                 V.  REPRESENTATIONS AND WARRANTIES OF EMBASSY

     Embassy represents and warrants to Orthodontix as follows, with the knowledge and understanding that Orthodontix is relying materially on such representations and warranties:

     5.1 Organization and Standing of Embassy. Embassy is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the corporate power to carry on its business as now conducted and to own its assets and it not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the Articles of Incorporation and Bylaws of Embassy, delivered to Orthodontix, are true and complete copies of those documents as now in effect. Embassy does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books of Embassy contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

     5.2 Acquisition. Acquisition when formed by Embassy for the purposes hereinabove set forth, will be a corporation duly organized, validly existing and in good standing under the laws of Florida, respectively, and will have the corporate power to carry on its business as herein contemplated and to own its assets. True and correct copies of the Articles of Incorporation and Bylaws of Acquisition will be delivered to Orthodontix prior to the Closing. The authorized capital stock of Acquisition will consist of 1,000 shares of Common Stock, par value $.0001 per share of which 100 shares of Acquisition will be issued and outstanding on the Closing Date and owned of record and beneficially by Embassy. Other than as stated in this section, on the Closing Date there will be no outstanding securities convertible or exchangeable, actually or contingently, into shares of Common Stock or other stock of Acquisition. Prior to the Merger Acquisition will not engage in any business other than to serve as a vehicle to implement the Merger, and will have no assets, operations or liabilities of any kind.

     5.3 Embassy's Authority. Embassy's Board of Directors has approved and adopted this Agreement and the Merger and has resolved to recommend approval and adoption of this Agreement and the Merger by Embassy's shareholders. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Embassy in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations of Embassy, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

     5.4 No Breaches. To its knowledge, the making and performance of this Agreement (including, without limitation, the issuance of the Embassy Stock) by Embassy will not (i) conflict with the Articles of Incorporation or the Bylaws of Embassy; (ii) violate any order, writ, injunction, or decree applicable to Embassy; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Embassy under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which Embassy is a party or by which Embassy or any of its assets may be bound.

     5.5 Capitalization. The Embassy Stock consists of 100,000,000 shares of common stock, par value $.0001 per share, of which 2,540,000 shares are issued and outstanding; and Embassy Warrants to purchase 120,000 shares of Embassy Stock for a period of five years at any time and from time to time commencing April 2, 1996 at a purchase price of $7.80 per share. All of the outstanding Embassy Stock is duly authorized, validly issued, fully paid and nonassessable, and was not issued in violation of the preemptive rights of any person. The Embassy Stock to be issued upon effectiveness of the Merger, when issued in accordance with the terms of this Agreement, as well as the Embassy Stock to be issued upon the exercise of Embassy's outstanding Embassy Warrants, when issued in accordance with the terms of the agreements governing each issuance, shall be duly authorized, validly issued, fully paid and nonassessable. Other than as stated in this Section 5.5, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon, Embassy, to purchase or otherwise acquire any shares of capital stock of Embassy, or other equity securities or equity interests of Embassy or any debt securities of Embassy. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of Embassy Stock or other stock of Embassy, and as to the Embassy Warrants, there are no additional shares of Embassy Stock issuable upon exercise thereof as a result of Embassy's issuance of its shares delivered in connection with the Merger. Notwithstanding the foregoing, the parties acknowledge that the Options granted hereunder contain certain anti-dilution provisions.

     5.6 Business. Embassy, since its formation, has engaged in no business other than to seek to serve as a vehicle for the acquisition of an operating business, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.

     5.7 Governmental Approval; Consents. To its knowledge, except for the reports required to be filed in the future by Embassy, as a reporting company, under the Exchange Act, and under the Securities Act with respect to the shares of Embassy Stock issuable upon exercise of the Embassy Warrants, the filing of the Registration Statement under the Securities Act, the Proxy Statement under the Exchange Act for the purpose of seeking stockholder approval of the Merger referred to in Section 2.1 and the issuance of the Embassy Stock pursuant to the Merger and the filing of the S-4 Registration Statement (or other form of registration statement as agreed by the parties), no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Embassy with, any governmental authority, federal, state or local, is required in connection with Embassy's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of Embassy to enable Embassy to enter into and carry out this Agreement.

     5.8 Financial Statements. To its knowledge, the financial statements of Embassy included in Embassy's SEC Reports, as hereinafter defined (collectively, the "Embassy Financial Statements") present fairly, in all material respects, the financial position of Embassy as of the respective dates and the results of its operations for the periods covered in accordance with GAAP. Without limiting the generality of the foregoing, (i) except as set forth in the Embassy Disclosure Schedule, there is no basis for any assertion against Embassy as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets of Embassy, the value of which (in the reasonable judgment of Embassy) is materially overstated in said balance sheets. Except as disclosed therein, Embassy has no known material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. Embassy is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

     5.9 Adverse Developments. Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in the Embassy Financial Statements, since December 31, 1995, there have been no materially adverse changes in the assets, liabilities, properties, operations or financial condition of Embassy, and no event has occurred other than in the ordinary and usual course of business or as set forth in Embassy's SEC Reports or in the Embassy Financial Statements which could be reasonably expected to have a materially adverse effect upon Embassy, and Embassy does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon Embassy's operations or future prospects.

     5.10 Embassy's U.S. Securities and Exchange Commission Reports. The Embassy Stock was registered under Section 12 of the Exchange Act on Form 8-A. Since its inception, Embassy and each of its officers and directors has filed all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-KSB, Form 10-QSB and Form 8-K, and Embassy and each of its officers and directors will file all such reports, registrations and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registrations and documents, including registrations and documents voluntarily filed or to be filed with the SEC, with the exception of the Registration Statement and the Proxy Statement, are collectively referred to as "Embassy's SEC Reports"). As of their respective dates, Embassy's SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As part of the Embassy Disclosure Schedule, Embassy has provided to Orthodontix a true and complete copy of all of Embassy's SEC Reports filed on or prior to the date hereof, and will promptly provide to Orthodontix a true and complete copy of any such reports filed after the date hereof and on or prior to the Closing Date.

     5.11 Contracts Listed; No Default. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of Embassy are, with the exception of this Agreement, described in Embassy's SEC Reports. All of such contracts, agreements, leases, commitments and understandings, written or oral, and any other contract, agreement, lease, commitment or understanding, written or oral, binding upon Embassy, are listed in the Embassy Disclosure Schedule (the "Embassy Contracts"). To the knowledge of Embassy, the Embassy Contracts are valid, binding and enforceable by Embassy against the other parties thereto in accordance with their terms. Neither Embassy nor, to the knowledge of Embassy, any of the other parties thereto is in default or breach of any material provision of the Embassy Contracts. Embassy has furnished Orthodontix with a true and complete copy of each Embassy Contract, as amended.

     5.12 Taxes. Embassy has duly filed all Returns required by any law or regulation to be filed by it except for extensions duly obtained. All such Returns were, when filed, and to the best of Embassy's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Embassy has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

     Embassy is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Embassy that has not been paid. There are no Tax liens upon the assets of Embassy (other than the lien of personal property taxes not yet due and payable). There is no valid basis, to the best of Embassy's knowledge, except as set forth in the Embassy Disclosure Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Embassy by any governmental authority.

     5.13 Litigation. Except as disclosed in the Embassy Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to Embassy's knowledge, threatened against or affecting Embassy before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Embassy, could have a materially adverse effect on Embassy. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Embassy.

     5.14 Compliance with Laws and Regulations. To its knowledge, Embassy is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions in which the business of Embassy is currently conducted or to which Embassy is currently subject, which may have a material impact on Embassy, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. Embassy does not know of any assertion by any party that Embassy is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Embassy. To Embassy's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications of existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Embassy.

     5.15 Compliance with Laws. (a) To its knowledge, the business operations, property and assets of Embassy (and to the knowledge of Embassy, the business of any sub-tenant or license which is occupying or has occupied any space on any premises of Embassy and the activities of which could result in any material adverse liability to Embassy) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including, but not limited to, CERCLA and RCRA, as well as any other laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to Embassy's knowledge, Embassy has no foreseeable potential liabilities for environmental clean-up under CERCLA, RCRA or under any law, rule, regulation or common or civil law doctrine.

     (b) To its knowledge, no predecessor-in-title to any real property now or previously owned or operated by Embassy, nor any predecessor operator thereof conducted its business or operated such property in violation of CERCLA and RCRA or any other applicable, federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as disclosed in the Embassy Disclosure Schedule, no suit, action, claim, proceeding nor investigation review or inquiry by any Government Entity (as defined in Section 4.9) concerning any such possible violations by Embassy is pending or, to Embassy's knowledge, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. Embassy does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding.

     5.16 Governmental Licenses, Permits, Etc. To its knowledge, Embassy has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

     5.17 Brokers. Embassy has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     5.18 Employee Plans. Except as listed in Embassy's SEC Reports, Embassy has no employees, consultants or agents, and Embassy has no Employee Plans or Compensation Arrangements.

     5.19 Registration Statement and Proxy Statement. To its knowledge, the Registration Statement and the Proxy Statement will comply with, and will be distributed in accordance with, as applicable, the BCA, the Securities Act and the Exchange Act and all rules and regulations of the SEC promulgated under such acts, and state securities or blue sky laws. At the time that the Registration Statement (or any registration statement included therein) becomes effective, the Proxy Statement is first mailed to Embassy's shareholders and the meeting of Embassy's shareholders takes place, as the case may be, neither the Registration Statement nor the Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation shall not be deemed to apply to information included in the Registration Statement or the Proxy Statement relating to Orthodontix which was furnished by Orthodontix to Embassy for use in the Registration Statement and the Proxy Statement and which was made in conformity with the information so furnished.

     5.20 Accounts. Embassy has previously disclosed to Orthodontix a list of all banks and other institutions in which Embassy maintains an account (including checking, savings, cash management, brokerage, money market or any other type of account) or safe deposit box, the address and telephone of such bank or other institution, the name of Embassy's contact person with respect to such account or safe deposit box, the account number of each such account, and the names of all person authorized to make draws on such accounts or who have access to such safe deposit boxes.

     5.21 OTC Bulletin Board. The Embassy Stock is quoted on the OTC Bulletin Board (the "Bulletin Board") under the symbol "MBCA," and Embassy is in compliance in all material respects with all rules and regulations of the Bulletin Board applicable to Embassy and the inclusion for quotation of such securities on the Bulletin Board.

     5.22 Nasdaq SmallCap Market. Embassy shall prepare and file with the Nasdaq Small Cap Market no later than the Effective Date, an application to have the Embassy Stock listed for trading on Nasdaq SmallCap.

     5.23 No Omissions or Untrue Statements. No representations or warranties made by Embassy to Orthodontix in this Agreement or in any certificate of a Embassy officer required to be delivered to Orthodontix pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading as of the date hereof and as of the Closing Date.

     5.24 Embassy Disclosure Schedule Complete. Embassy shall promptly supplement the Embassy Disclosure Schedule if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement. The Embassy Disclosure Schedule, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The Embassy Disclosure Schedule, as supplemented prior to the Closing Date, is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the Embassy Disclosure Schedule following the date hereof shall not in any way affect Orthodontix's right not to consummate the transactions contemplated hereby as set forth in Section 6.2 hereof.

                 VI.  STOCKHOLDER APPROVAL; CLOSING DELIVERIES

     6.1 Stockholder Approval. Embassy shall submit the Merger and this Agreement to its shareholders for approval and adoption at the Meeting to be held as soon as practicable following the date or this Agreement in accordance with Section 3.7 hereof. Subject to the Merger and this Agreement receiving all approvals of

Embassy and Orthodontix shareholders and regulatory approvals and the absence of 30% or more of the non-affiliated shareholders of Embassy (i) voting against the Merger; and (ii) requesting redemption of their shares of Embassy Stock in the manner to be set forth in the Proxy Statement, and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") no later than the fifth business day (or such later date as the parties hereto may agree) following the later of (a) the date of the Meeting of Shareholders of Embassy to consider and vote upon the Merger and this Agreement and the Name Change or (b) the business day on which the last of the conditions set forth in Articles VII and VIII hereof is fulfilled or waived (such later date, the "Closing Date"), at 10:00 A.M. at the offices of Berman Wolfe & Rennert, P.A., or at such other time and place as the parties may agree upon.

     6.2 Closing Deliveries of Orthodontix. At the Closing, Orthodontix shall deliver, or cause to be delivered, to Embassy:

          (a) a certificate dated as of the Closing Date, to the effect that the representations and warranties of Orthodontix contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Orthodontix has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Orthodontix on or prior to the Closing Date;

          (b) an opinion of Orthodontix's counsel, Atlas, Pearlman, Trop & Borkson, P.A., in form and substance reasonably satisfactory to Embassy, in a form to be mutually agreed to prior to the Closing;

          (c) a certificate, dated as of the Closing Date, certifying as to the Articles of Incorporation and Bylaws of Orthodontix, the incumbency and signatures of the officers of each of Orthodontix and copies of the directors' and shareholders' resolutions of Orthodontix approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

          (d) the First Union Consent (as defined in Section 7.9) as well as any other applicable consents contemplated by the Orthodontix Disclosure Schedule;

          (e) an agreement, in a form reasonably satisfactory to Orthodontix and to Embassy and in substantially the form as Exhibit "B" (the "Orthodontix Lock-Up Agreement"), prohibiting, for a period of fifteen months from the Effective Date, all holders of the outstanding shares of Orthodontix Stock, exclusive of the shares issuable in connection with the Practice Acquisitions, from selling, transferring or otherwise disposing of the Embassy Stock received by each of them pursuant to the Merger (the "Embassy Acquired Stock");

          (f) a letter executed by an authorized representative of Orthodontix listing those persons who may be deemed "affiliates" of Orthodontix within the meaning of Rule 145 under the Securities Act of 1933; and

          (g) such other documents, at the Closing or subsequently, as may be reasonably requested by Embassy as necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

     6.3 Closing Deliveries of Embassy. At the Closing, Embassy shall deliver to Orthodontix:

          (a) a certificate of Embassy, dated as of the Closing Date, to the effect that the representations and warranties of Embassy contained in this Agreement are true and correct in all material respects and that Embassy has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Embassy on or prior to the Closing Date;

          (b) a certificate, dated as of the Closing Date, executed by the Secretary of Embassy, certifying the Articles of Incorporation, Bylaws, incumbency and signatures of officers of Embassy and copies of Embassy's directors' and shareholders' resolutions approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (c) an opinion of Embassy's counsel, Berman Wolfe & Rennert, P.A., in form and substance reasonably satisfactory to Orthodontix, in a form to be mutually agreed to prior to the Closing;

          (d) the written resignations of all officers, and all directors of Embassy other than Halpryn and Dresnick.

          (e) certificates representing the Embassy Stock issuable upon consummation of the Merger;

          (f) agreements, in form reasonably satisfactory to Orthodontix and to Embassy and in substantially the form of Exhibits "C" and "D" attached hereto (the "Embassy Lock-Up Agreements") prohibiting, for a period of six months from the Effective Date (the "Six Month Period"), Dresnick, Halpryn, Ronald M. Stein, Craig A. Brumfield and Andrew H. Marshak from selling, transferring or otherwise disposing their shares of Embassy Common Stock, and limiting the transfer or other disposition of the Embassy Common Stock by Dresnick and Halpryn for a period of nine months following the Six Month Period;

          (g) the books and records of Embassy; and

          (h) documentation satisfactory to Orthodontix evidencing the fact that the signatories on all relevant bank accounts of Embassy have been changed to signatories designated by Orthodontix.

                 VII.  CONDITIONS TO OBLIGATIONS OF ORTHODONTIX

     The obligation of Orthodontix to consummate the Closing is subject to the following conditions, any of which may be waived by Orthodontix in its sole discretion:

     7.1 Compliance by Embassy. Embassy shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Embassy prior to or on the Closing Date.

     7.2 Accuracy of Embassy's Representations. Embassy's representations and warranties contained in this Agreement (including the Embassy Disclosure Schedule) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     7.3 Material Adverse Change. No material adverse change shall have occurred subsequent to December 31, 1996 in the financial position, results of operations, assets, liabilities or prospects of Embassy, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities or prospects of Embassy within the reasonable discretion of Orthodontix.

     7.4 Documents. All documents and instruments delivered by Embassy to Orthodontix at the Closing shall be in form and substance reasonably satisfactory to Orthodontix and its counsel.

     7.5 Capitalization. At the Closing Date, Embassy shall have, other than with respect to the issuance of shares underlying the Embassy Warrants, not more than 2,540,000 shares of Embassy Stock issued and outstanding.

     7.6 Effectiveness of Registration Statement; No Stop Order. The Registration Statement shall be effective under the Securities Act and shall not be subject to a stop order or any threatened stop order.

     7.7 Reorganization. The Merger shall qualify as a tax-free reorganization under Section 368 of the Code.

     7.8 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Orthodontix's knowledge, be threatened.

     7.9 Certain Consents. Orthodontix shall have received from First Union Bank (the "First Union Consent") (and any other applicable consents contemplated by the Embassy Disclosure Schedule) a consent in writing, in form and substance reasonably satisfactory to Embassy and its counsel, to Orthodontix's entry into this Agreement and consummation of the Merger.

     7.10 Nasdaq SmallCap Market. An application to have the shares of Embassy Stock quoted for trading on the Nasdaq SmallCap Stock Market shall have been filed by Embassy.

     7.11 Cash Assets. Embassy shall have cash assets of no less than $7.2 million at the Closing, exclusive of any amounts payable in connection with the Practice Acquisitions and inclusive of any redemption amounts payable to Embassy shareholders.

                   VIII.  CONDITIONS TO EMBASSY'S OBLIGATIONS

     Embassy's obligation to consummate the closing is subject to the following conditions, any of which may be waived by Embassy in its sole discretion:

     8.1 Compliance by Orthodontix. Orthodontix shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date.

     8.2 Accuracy of Orthodontix's Representations. Orthodontix's representations and warranties contained in this Agreement (including the exhibits hereto and the Embassy Disclosure Schedule) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     8.3 Material Adverse Change. No material adverse change shall have occurred subsequent to December 31, 1996 in the financial position, results of operations, assets, liabilities or prospects of Orthodontix taken as a whole, nor shall any event or circumstance have occurred which would result in a material adverse change in the business, assets or condition, financial or otherwise, of Orthodontix taken as a whole, within reasonable discretion of Embassy.

     8.4 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Embassy's knowledge, be threatened.

     8.5 Reorganization. The Merger shall qualify as a tax-free reorganization under Section 368 of the Code and there are no material adverse tax consequences to the Merger.

     8.6 Documents. All documents and instruments delivered by Orthodontix to Embassy at the Closing shall be in form and substance reasonably satisfactory to Embassy and its counsel.

     8.7 Practice Acquisitions. Immediately after the Merger has been effected, on the Effective Date, Orthodontix shall have consummated the acquisition of certain tangible and intangible assets of certain orthodontic practices, which, in the aggregate, generated no less than $15.0 million in gross revenues for the twelve month period ended December 31, 1996 (the "Practice Gross Revenue Amount") in consideration for the delivery of cash (the "Practice Acquisition Cash Amount"); and (ii) that number of shares of Orthodontix Stock equal to the quotient obtained by (x) the difference between 1.2 times the Practice Gross Revenue Amount and the Practice Cash Amount divided by (y) the Embassy Share Value. For purposes of this calculation, the Embassy Share Value shall mean the average over a period of 15 trading days of the closing prices of Embassy Stock as reflected on the OTC Bulletin Board.

     8.8 Liabilities. At the Closing Date, Orthodontix shall have no more than $500,000 in total liabilities, exclusive of the Practice Acquisition Cash Amount.

                              IX.  INDEMNIFICATION

     9.1 By Orthodontix. Subject to Section 9.4, Orthodontix shall indemnify, defend and hold Embassy, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, including any undisclosed liabilities (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Orthodontix set forth in this Agreement or in any certificate delivered to Embassy pursuant hereto; or
(ii) the breach of any of the covenants of Orthodontix contained in or arising out of this Agreement or the transactions contemplated hereby.

     9.2 By Embassy. Subject to Section 9.4, Embassy shall indemnify, defend, and hold Orthodontix its directors, officers, shareholders, attorneys, agents and affiliates harmless from and against any and all Losses that arise out of
(i) the breach of any representation or warranty of Embassy set forth in this Agreement or in any certificate delivered to Orthodontix pursuant hereto; or
(ii) the breach of any of the covenants of Embassy contained in or arising out of this Agreement or the transactions contemplated hereby.

     9.3 Claims Procedure. Should any claim covered by Sections 9.1 or 9.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"); provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

     9.4 Limitations on Liability. Neither Orthodontix nor Embassy shall be liable hereunder as a result of any misrepresentation or breach of such party's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by each, as the case may be, as a result of such misrepresentations or breaches under this Agreement shall exceed, in the aggregate, $200,000 (in which case the party liable therefor shall be liable for the entire amount of such claims, including the first $200,000).

                                X.  TERMINATION

     10.1 Termination Prior to Closing. (a) If the Closing has not occurred by March 1, 1998, subject to a 30 day extension by Orthodontix, or any other extension as agreed by the parties (the "Termination Date"), any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof.

     (b) Prior to the Termination Date either party to this Agreement may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Article VI, Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then either party may terminate this Agreement.

     (c) Notwithstanding anything contained herein to the contrary, Embassy acknowledges that certain of the Practice Acquisitions which in the aggregate had generated approximately no less than $5.2 million in gross revenues for the twelve-month period ended December 31, 1996 are required to close on or prior to March 1, 1998.

     10.2 Consequences of Termination. Upon termination of this Agreement pursuant to this Article X or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the others except as specified in Section 12.3. No termination of this Agreement, however, whether pursuant to this Article X hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

                           XI.  ADDITIONAL COVENANTS

     11.1 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Orthodontix shall obtain, prior to the Closing, the consent of all of the recipients of Orthodontix Stock in connection with the Practice Acquisitions as a condition to closing the Practice Acquisitions.

     11.2 Changes in Representations and Warranties of Orthodontix. Between the date of this Agreement and the Closing Date, Orthodontix shall not, directly or indirectly, except as contemplated in the Orthodontix Disclosure Schedule, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Orthodontix herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. Orthodontix shall promptly give written notice to Embassy upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of Orthodontix contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

     11.3 Changes in Representations and Warranties of Embassy. Between the date of this Agreement and the Closing Date, Embassy shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Embassy herein contained not being true and correct at and as of
(a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. Embassy shall promptly give written notice to Orthodontix upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of Embassy contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

                              XII.  MISCELLANEOUS

     12.1 Expenses. Orthodontix and Embassy shall each pay its own expenses incident to the negotiation, preparation and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

     12.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of Orthodontix or Embassy pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Orthodontix or Embassy, as the case may be, hereunder. All representations, warranties and covenants made by Orthodontix and by Embassy in this Agreement, or pursuant hereto, shall survive through the Closing Date.

     12.3 Nondisclosure. Embassy will not at any time after the date of this Agreement, without Orthodontix' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of Orthodontix.

     Orthodontix will not at any time after the date of this Agreement, without Embassy's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to Embassy.

     The undertakings set forth in the preceding two paragraphs of this Section
12.3 shall lapse if the Closing takes place as to Embassy and Orthodontix, but shall not lapse as to the officers and directors of Embassy, individually.

     Any information, which (i) at or prior to the time of disclosure by either of Orthodontix or Embassy was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by either of Orthodontix or Embassy or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to Orthodontix or Embassy, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

     12.4 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

     12.5 Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

     (a) To Embassy:

         Embassy Acquisition Corp.
         1428 Brickell Avenue, Suite 105
         Miami, Florida 33131
         Attn: Glenn Halpryn, President

     With a copy to:

         Charles J. Rennert, Esq.
         Berman Wolfe & Rennert, P.A.
         NationsBank Tower At International Place
         100 Southeast 2nd Street, 35th Floor
         Miami, Florida 33131

     (b) To Orthodontix:

         Orthodontix, Inc.
         2222 Ponce de Leon Blvd., PH
         Coral Gables, Florida 33134
         Attn: F.W. "Mort" Guilford

     With a copy to:

         Charles Pearlman
         Atlas, Pearlman, Trop & Borkson, P.A.
         New River Center, Suite 1900
         200 East Las Olas Boulevard
         Fort Lauderdale, Florida 33301

     Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth
(5th) business day following the date deposited with the United States Postal Service, or (iii) twenty-four (24) hours after shipment by such courier service.

     12.6 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof, except to the extent that the Securities Act or the Exchange Act applies to the Registration Statements and the Proxy Statement.

     12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     12.8 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     12.9 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

     12.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     12.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     12.12 Public Disclosure. From and after the date hereof through the Closing Date, Embassy shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior consent of Orthodontix, which consent shall not be unreasonably withheld or delayed. It is understood by Orthodontix that Embassy is required under the Exchange Act to make prompt disclosure of any material transaction.

     THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                          EMBASSY ACQUISITION CORP.

                                          By:     /s/ GLENN L. HALPRYN
                                            ------------------------------------
                                                      Glenn L. Halpryn
                                                         President

                                          ORTHODONTIX, INC.

                                          By:    /s/ F.W. MORT GUILFORD
                                            ------------------------------------
                                                     F.W. Mort Guilford
                                                         President

The undersigned agree to the
provisions of
Section 3.7(b) and Section 12.3
hereof:

       /s/ GLENN L. HALPRYN
--------------------------------------
           Glenn L. Halpryn

        /s/ RONALD M. STEIN
--------------------------------------
           Ronald M. Stein

      /s/ CRAIG A. BRUMFIELD
--------------------------------------
          Craig A. Brumfield

   /s/ STEPHEN J. DRESNICK, M.D.
--------------------------------------
      Stephen J. Dresnick, M.D.

       /s/ ANDREW H. MARSHAK
--------------------------------------
          Andrew H. Marshak

                                                                      APPENDIX B

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           EMBASSY ACQUISITION CORP.

     Pursuant to Section 607.1007 of the Florida Business Corporation Act, the undersigned corporation on this date hereby restates its Articles of Incorporation by deleting therefrom in their entirety Article I through Article XII and by substituting in their place Article I through Article XI below.

                                   ARTICLE I

                                      NAME

     The name of the corporation is Orthodontix, Inc. (the "Corporation").

                                   ARTICLE II

                                    PURPOSE

     The Corporation is organized for the purposes of transacting any or all lawful business for which corporations may be organized under the laws of the United States and the laws of the State of Florida.

                                  ARTICLE III

                                 CAPITAL STOCK

     The Corporation is authorized to issue the following shares of capital stock: (a) 100,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"); and (b) 100,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"). The voting rights, the rights of redemption and other relative rights and preferences of the Preferred Stock shall be established by the Board of Directors.

     The Board of Directors may authorize the issuance of such stock to such persons upon such terms and for such consideration in cash, property or services as the Board of Directors may determine and as may be allowed by law. The just valuation of such property or services shall be fixed by the Board of Directors. All such stock when issued shall be fully paid and exempt from assessment.

                                   ARTICLE IV

                          REGISTERED OFFICE AND AGENT

     The name of the registered agent of the Corporation and the street address of the registered office of this Corporation is:

                         Berman, Wolfe & Rennert, P.A.
                       100 S.E. Second Street, 35th Floor
                                Miami, FL 33131
                      Attention: Charles J. Rennert, Esq.

                                   ARTICLE V

                           CORPORATE MAILING ADDRESS

     The principal office and mailing address of the Corporation is:

                         2222 Ponce de Leon, 3rd Floor
                             Coral Gables, FL 33134

                                   ARTICLE VI

                                     POWERS

     The Corporation shall have all of the corporate powers enumerated under Florida law.

                                  ARTICLE VII

                         DIRECTOR-CONFLICTS OF INTEREST

     No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

          (a) The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

          (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

          (c) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, committee or the shareholders.

     A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the full extent and subject only to the limitations and provisions of the laws of the State of Florida and the laws of the United States.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

                                  ARTICLE VIII

                        NO ANTI-TAKEOVER LAW GOVERNANCE

     The Corporation shall not be governed by Sections 607.0901 or 607.0902 of the Florida Business Corporation Act or any laws related thereto.

                                   ARTICLE IX

                                INDEMNIFICATION

     The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                                   ARTICLE X

                                  FISCAL YEAR

     The fiscal year of this Corporation shall be the calendar year, unless otherwise established by the Board of Directors.

                                   ARTICLE XI

                                    DURATION

     The duration of the Corporation is perpetual, unless sooner liquidated or dissolved in accordance with law.

     The foregoing Restated Articles of Incorporation were approved by unanimous written consent of the Board of Directors and by a majority of the stockholders at a special meeting of stockholders. The number of stockholder votes cast were sufficient for approval of the Restated Articles of Incorporation.

     The undersigned has executed these Restated Articles of Incorporation this
  th day of             , 199 .

                                          EMBASSY ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                                     Glenn L. Halpryn,
                                                         President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Embassy Acquisition Corp. (the "Registrant") has authority under Section
607.0850 of the Florida Business Corporation Act (the "MBCA") to indemnify its directors and officers to the extent permitted in such statute. With respect to the indemnification of the Registrant's directors and officers, the Registrant's Restated Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in existence now or hereafter. In addition, the Registrant carries insurance permitted by the laws of the State of Florida on behalf of its directors and officers which may cover liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The provisions of the MBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. These provisions do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of Exhibits filed herewith as part of the Registration Statement:

EXHIBIT     DESCRIPTION
-------     -----------
2.1    --   Agreement and Plan of Merger and Reorganization, dated
            October 30, 1997, between Registrant and Orthodontix, Inc.
            ("Orthodontix") (included as Appendix A to the Proxy
            Statement-Prospectus which forms a part of this Registration
            Statement).
3.1*   --   Articles of Incorporation of Registrant.
3.2    --   Form of Restated Articles of Incorporation of Registrant
            (included as Appendix B to the Proxy Statement/Prospectus
            which forms a part of this Registration Statement).
3.3*   --   Bylaws of Registrant as amended.
3.4    --   Articles of Incorporation of Orthodontix.
3.5    --   Bylaws of Orthodontix.
4.1*   --   Form of certificate representing shares of Common Stock of
            Registrant.
5.1    --   Opinion of Berman Wolfe & Rennert, P.A. as to the legality of the securities being issued.
10.1   --   1997 Embassy Acquisition Corp. Stock Option Plan
10.2   --   Form of Administrative Services Agreement for Orthodontix.
10.3   --   Forms of Services Agreement for Orthodontix.
10.4   --   Form of Agreement and Plan of Reorganization for
            Orthodontix.
10.5   --   Forms of Lock-Up Agreement.
23.1   --   Consent of Coopers & Lybrand L.L.P.
23.2   --   Consent of Berman Wolfe & Rennert, P.A. (included in Exhibit
            5.1).

EXHIBIT     DESCRIPTION
-------     -----------
24.1   --   Power of Attorney (included on the signature page of Part II of this Registration Statement).
99.1   --   Form of Proxy of Registrant.
99.2   --   Consent of Stephen Grussmark, D.D.S., M.S.D.
99.3   --   Consent of F.W. Mort Guilford.
99.4   --   Consent of William Thompson, D.D.S.
99.5   --   Consent of Mel Gottlieb.
99.6   --   Consent of Gary Gerson.

---------------

* Incorporated by reference from the Registrant's Registration Statement on Form SB-2 declared effective by the Securities and Exchange Commission on April 2, 1996.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any additional or changed material information with respect to the plan of distribution;

          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public raftering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such raftering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                     [This Space Intentionally Left Blank]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 25, 1998.

                                          EMBASSY ACQUISITION CORP.

                                          By:     /s/ GLENN L. HALPRYN
                                            ------------------------------------
                                                     Glenn L. Halpryn,
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn L. Halpryn acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 25, 1998.

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

                /s/ GLENN L. HALPRYN                     President, Director               March 25, 1998
-----------------------------------------------------
                  Glenn L. Halpryn

               /s/ CRAIG A. BRUMFIELD                    Vice President, Treasurer,        March 25, 1998
-----------------------------------------------------      Principal Financial Officer
                 Craig A. Brumfield                        and Director

                 /s/ RONALD M. STEIN                     Vice President, Secretary and     March 25, 1998
-----------------------------------------------------      Director
                   Ronald M. Stein

                /s/ ANDREW H. MARSHAK                    Director                          March 25, 1998
-----------------------------------------------------
                  Andrew H. Marshak

            /s/ STEPHEN J. DRESNICK, M.D.                Director                          March 25, 1998
-----------------------------------------------------
              Stephen J. Dresnick, M.D.

                                LIST OF EXHIBITS

EXHIBIT                                DESCRIPTION
-------                                -----------
  2.1      --  Agreement and Plan of Merger and Reorganization, dated
               October 30, 1997, between Registrant and Orthodontix, Inc.
               ("Orthodontix") (included as Appendix A to the Proxy
               Statement-Prospectus which forms a part of this Registration
               Statement).
  3.2      --  Form of Restated Articles of Incorporation of Registrant
               (included as Appendix B to the Proxy Statement/Prospectus
               which forms a part of this Registration Statement).
  3.4      --  Articles of Incorporation of Orthodontix.
  3.5      --  Bylaws of Orthodontix.
  5.1      --  Opinion of Berman Wolfe & Rennert, P.A. as to the legality of the securities being issued.
 10.1      --  1997 Embassy Acquisition Corp. Stock Option Plan.
 10.2      --  Form of Administrative Services Agreement for Orthodontix.
 10.3      --  Forms of Services Agreement for Orthodontix.
 10.4      --  Form of Agreement and Plan of Reorganization for
               Orthodontix.
 10.5      --  Forms of Lock-Up Agreement.
 23.1      --  Consent of Coopers & Lybrand L.L.P.
 23.2      --  Consent of Berman Wolfe & Rennert, P.A. (included in Exhibit
               5.1).
 24.1      --  Power of Attorney (included on the signature page of Part II of this Registration Statement).
 99.1      --  Form of Proxy of Registrant.
 99.2      --  Consent of Stephen Grussmark, D.D.S., M.S.D.
 99.3      --  Consent of F.W. Mort Guilford.
 99.4      --  Consent of William Thompson, D.D.S.
 99.5      --  Consent of Mel Gottlieb.
 99.6      --  Consent of Gary Gerson.